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As filed with the Securities and Exchange Commission on July 24, 2002.

Registration No. 333-

Registration No. 333-      -01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.	MB FINANCIAL CAPITAL TRUST I
(Exact name of registrant and co-registrant as specified in their charters)
Maryland	36-4460265	Delaware	Applied for
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
801 West Madison Street Chicago, Illinois 60607 (773) 278-4040		801 West Madison Street Chicago, Illinois 60607 (773) 278-4040

(Addresses, including zip codes, and telephone numbers of registrant's and co-registrant's principal executive offices)

Jill E. York
Vice President and Chief Financial Officer
MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
(773) 278-4040
(Name, address and telephone number of agent for service)

Copies to:

Dave M. Muchnikoff, P.C. Craig M. Scheer, Esq. Michael R. Gartman, Esq. Silver, Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, N.W. Washington, DC 20007 (202) 295-4500	Edwin S. del Hierro, Esq. Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 (312) 984-3100

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(2)

% Cumulative Trust Preferred Securities of MB Financial Capital Trust I	2,392,000	$25.00	$59,800,000	$5,502

% Subordinated Debentures due 2032 of MB Financial, Inc.(3)

Guarantee of Preferred Securities(4)

(1)
Includes 312,000 Preferred Securities which may be sold by MB Financial Capital Trust I to cover over-allotments.

(2)
The registration fee is calculated in accordance with Rule 457(a), (i) and (n) of the Securities Act of 1933.
(3)
The Debentures will be purchased by MB Financial Capital Trust I with the proceeds from the sale of Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of MB Financial Capital Trust I upon its dissolution.
(4)
This Registration Statement is deemed to cover the    % Subordinated Debentures due 2032 of MB Financial, Inc., the rights of holders of    % Subordinated Debentures of MB Financial, Inc. under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by MB Financial, Inc. No separate consideration will be received for the Guarantee.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JULY            , 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

2,080,000 Preferred Securities

MB FINANCIAL CAPITAL TRUST I

% Cumulative Trust Preferred Securities
(Liquidation Amount $25 Per Preferred Security)

Fully, irrevocably and unconditionally guaranteed
on a subordinated basis, as described in this prospectus, by

        MB Financial Capital Trust I is offering 2,080,000 preferred securities at $25 per preferred security. The preferred securities represent an indirect interest in our            % junior subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by the trust using the proceeds from its offering of the preferred securities.

        The preferred securities are expected to be approved for inclusion in the Nasdaq National Market under the symbol "MBFIP." Trading is expected to commence on or around delivery of the preferred securities.

        Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 14.

        The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund or Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Preferred Security	Total
Public offering price	$25.00	$52,000,000
Proceeds to the trust	$25.00	$52,000,000

        This is a firm commitment underwriting. We will pay underwriting commissions of $                              per preferred security, or a total of $                                           , to the underwriters for arranging the investment in our debentures. The underwriters have been granted a 30-day option to purchase up to an additional 312,000 preferred securities to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Stifel, Nicolaus & Company
Incorporated
Legg Mason Wood Walker
Incorporated
Howe Barnes Investments, Inc.
Sandler O'Neill & Partners, L.P.

                                        , 2002

MB FINANCIAL, INC.

[Map depicting locations of MB's banking facilities and main bank office.]

PROSPECTUS SUMMARY	1
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA	12
RISK FACTORS	14
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	26
RECENT DEVELOPMENTS	28
USE OF PROCEEDS	32
CAPITALIZATION	33
ACCOUNTING AND REGULATORY TREATMENT	34
MARKET FOR THE PREFERRED SECURITIES	34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	66
BUSINESS	68
MANAGEMENT	85
PRINCIPAL STOCKHOLDERS	98
DESCRIPTION OF THE TRUST	100
DESCRIPTION OF THE PREFERRED SECURITIES	101
DESCRIPTION OF THE DEBENTURES	115
BOOK-ENTRY ISSUANCE	125
DESCRIPTION OF THE GUARANTEE	127
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE	130
FEDERAL INCOME TAX CONSEQUENCES	132
ERISA CONSIDERATIONS	135
UNDERWRITING	136
LEGAL MATTERS	138
EXPERTS	139
WHERE YOU CAN GET MORE INFORMATION	139
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MB FINANCIAL, INC.	F-1

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should read the entire prospectus, as well as our financial statements and related notes, before making a decision to invest in the preferred securities. The words "we," "our" and "us" refer to MB Financial, Inc. and its wholly owned subsidiaries, unless we indicate otherwise. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

MB Financial, Inc.

        MB Financial, Inc., headquartered in Chicago, Illinois, is a multi-bank financial holding company with 41 banking offices in the Chicago, Oklahoma City and Dallas metropolitan areas. Our primary market is the Chicago metropolitan area, in which we operate 34 banking offices. We also operate five banking offices in the Oklahoma City metropolitan area and two banking offices in the Dallas metropolitan area. Through our three bank subsidiaries, we offer a broad range of financial services primarily to small and middle market businesses and individuals in the markets that we serve. Our primary lines of business include commercial banking, lease banking, retail banking and wealth management. As of March 31, 2002, we had total assets of $3.4 billion, deposits of $2.9 billion, stockholders' equity of $299.5 million and a trust department with approximately $677.0 million in assets under management. Based on the latest reported available industry data, we had the 11th largest deposit market share among banks and thrifts in the Chicago metropolitan area.

        We were incorporated as a Maryland corporation in 2001 as part of the merger of MB Financial, Inc. (which we sometimes refer to in this prospectus as Old MB Financial) and MidCity Financial Corporation. This all-stock, merger-of-equals transaction, which we accounted for as a pooling-of-interests, was completed on November 6, 2001 through the merger of Old MB Financial and MidCity Financial to create the presently existing MB Financial. After completion of the merger, Old MB Financial's subsidiary bank, Manufacturers Bank, and MidCity Financial's subsidiary banks based in Illinois, The Mid-City National Bank of Chicago, First National Bank of Elmhurst and First National Bank of Morton Grove, were merged. The Mid-City National Bank of Chicago was the surviving institution and was renamed and now operates as MB Financial Bank, N.A. We continue to own and operate MidCity Financial's other subsidiary banks, Abrams Centre National Bank, based in Dallas, and Union Bank, N.A., based in Oklahoma City, as separate bank subsidiaries.

Primary Lines of Business

        Our primary lines of business are presented below:

        Commercial Banking.    Our commercial banking group focuses on serving small and middle market businesses, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors, home developers and selected types of service companies. We provide a full set of credit, deposit, cash management and investment products to these companies. In general, our products are specifically designed for companies with annual revenues between $5 million and $50 million and credit needs of up to $10 million. We have developed a broad range of credit and deposit and cash management products for our target market, including the following credit products: working capital loans and lines of credit, including accounts receivable and inventory financing; equipment loans; business acquisition loans; bridge loans; owner occupied real estate loans; and financial, performance and commercial letters of credit. Deposit and cash management products include: internet cash management products for businesses; zero balance accounts; automated tax payments; ATM access; a merchant credit card program; telephone banking; lockbox; automated clearing house transactions; account reconciliation; controlled disbursement; detail and general information reporting; wire transfers; a variety of international banking services; and checking accounts. In addition, for real estate operators and investors, our products include: commercial mortgages; residential, commercial, retail and industrial construction loans; land acquisition and development loans; and industrial revenue bond financing. Commercial loans, commercial real estate loans and construction loans comprised approximately $492.1 million, or 21.3%, $856.1 million, or 37.1%, and $153.9 million, or 6.7%, respectively, of our total loan portfolio at March 31, 2002.

        Lease Banking.    The target market for our lease banking group consists of small and medium size equipment leasing companies located throughout the United States. We have provided lease banking services to these companies for more than 25 years. Competition in serving this equipment leasing market generally comes from large banks, finance companies, large industrial companies and some community banks in certain segments of the business. We compete based upon our rapid service and decision making and by providing flexible financial solutions to meet our customers' needs in this market. We provide full banking services to leasing companies by financing the debt portion of leveraged leases (which we refer to as lease loans), providing short-term and long-term equity financing and making working capital and bridge loans. Lease loans comprised approximately $290.5 million, or 12.6%, of our total loan portfolio at March 31, 2002. We also invest directly in equipment that we lease to other companies located throughout the United States. A lessee generally must have an investment grade rating for its public debt from Moody's or Standard & Poors or the equivalent. If a lessee does not have a public debt rating, our internal credit analysis generally must indicate that if the lessee did have a public debt rating, it would be investment grade. Our operating lease portfolio is made up of various types of equipment, generally technology related, such as computer systems, satellite equipment, and general manufacturing equipment. We seek leasing transactions where we believe the equipment leased is integral to the lessee's business, thereby increasing the likelihood of renewal at the end of the lease term. We closely manage our volume of lease loans and leases in order to control our liquidity and the level of our total risk weighted assets. At March 31, 2002, we had $46.6 million invested directly in leased equipment with a residual lease value of $12.4 million. On July 22, 2002, we entered into an agreement to acquire LaSalle Systems Leasing, Inc. and its affiliated company, LaSalle Equipment Limited Partnership, which, at December 31, 2001, had operating leases with a net book value of $27.5 million and direct finance leases with a net book value of $54.1 million.

        Retail Banking.    The target market for our retail banking group consists of consumers who live or work near our banking offices. We offer a full set of consumer products to these individuals, including checking accounts, savings accounts, money market accounts, time deposit accounts, secured and unsecured consumer loans, residential mortgage loans, and a variety of fee for service products, such as money orders and travelers checks. Residential mortgages and consumer loans comprised approximately $347.7 million, or 15.1%, and $165.5 million, or 7.2%, respectively, of our total loan portfolio at March 31, 2002.

        Wealth Management.    Recognizing customer demand for one-stop financial management services, we have focused our efforts to provide trust, investment, insurance and executive banking services to our customers. Our trust services department offers a wide range of financial instruments and services, including personal trusts, investment management, custody, estates, guardianships, land trusts, tax-deferred exchanges and retirement plan services. As of March 31, 2002, our trust department had total assets under management of $677.0 million. We also provide customers with non-FDIC insured investment alternatives through MB Financial Bank's partnership with Raymond James Financial Services, Inc., a national independent brokerage firm. MB Financial Insurance, Inc., a wholly owned subsidiary of MB Financial Bank, offers a full line of both personal and commercial insurance products through partnerships with highly-rated insurance companies. Our executive banking department provides customers meeting certain qualifications with personalized banking products and services, including a private banker as a single point of contact for all their financial needs.

Our Business Strategy

        The primary components of our business strategy are as follows:

  •
  Focus on small and middle market businesses.  We concentrate our business efforts on serving small and middle market businesses with annual revenues between $5 million and $50 million, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors, home developers and selected types of service companies primarily located in the Chicago metropolitan area. As the rapid pace of consolidation in the financial services industry continues, we believe that our ability to attract and retain commercial banking relationships and grow our market share is enhanced as small and middle market businesses become disenchanted with the perceived lower level of service offered by the larger regional or super-regional banks in our markets.

  •
  Expanding our lease banking business.  We will continue to expand our leasing activities by building on our established national network of equipment leasing companies to which we provide financing and which originate and service our direct equipment leases. We will selectively pursue strategic acquisition opportunities of both businesses, such as LaSalle, and portfolios of lease banking assets that we believe will enhance our diversification and profitability. We believe the expansion of our lease banking business will further diversify our revenue stream by increasing non-interest income through our lease investments and lease loans as a component of our loan portfolio.

  •
  Careful selection of experienced and highly qualified employees.  We focus on employing experienced individuals committed to serving the needs of our customers. Key to maintaining our existing customer base and growing through the addition of new customers is our high level of quality personal service and our ability to respond quickly to customer needs. We believe our customer service focus allows us to build and maintain long-term relationships with local small and middle market businesses. Our commercial banking officers average more than 20 years of banking experience.

  •
  Increasing core deposit balances.  Our primary source of funds is deposits. We plan to continue to emphasize deposit growth and to increase our emphasis on transaction and savings accounts by emphasizing relationship banking at each of our 41 banking offices and capitalizing on cross selling opportunities with our customers. We consider our core deposits to consist of all deposits other than public fund deposits and brokered certificates of deposit. Between December 31, 1997 and March 31, 2002, our core deposits increased by $577.3 million. Over the past five fiscal years, we have maintained a level of core deposits in excess of 90% of total deposits. At March 31, 2002, the percentage of our core deposits to total deposits was 90.3%.

  •
  Growth of our wealth management business.  A key component of our business strategy is to continue to expand the wealth management area of our business, primarily through the cross selling of our trust and investment products and services to our customers. We believe our experienced trust personnel, who provide a high level of personalized customer service, are well positioned to take advantage of this opportunity. We offer a wide range of financial instruments and services, including personal trusts, investment management, custody, estates, guardianships, land trusts, tax-deferred exchanges and retirement plan services. In addition, we offer our customers a variety of mutual fund investments, tax-advantaged annuities and fixed income investments, as well as equity brokerage services through MB Financial Bank's partnership with Raymond James Financial Services, Inc. By offering a wide array of products and services, we strive to expand our customer relationships, diversify our revenue base and increase our noninterest income.

  •
  Strategic expansion.  Acquisitions have played an integral role in our growth. We are committed to continuing the controlled expansion of our franchise through strategic mergers and acquisitions designed to increase our market share and the number of our banking offices.

    The following table provides information regarding each of our bank and thrift merger and acquisition transactions since 1999.

Institution	Consummation Date	Total Assets at Consummation		Total Deal Value at Consummation
Avondale Financial Corp.	February 1999		$484 million	$42 million
Damen Financial Corporation	July 1999		$207 million	$50 million
FSL Holdings, Inc.	May 2001		$222 million	$41 million
Merger of Equals between Old MB Financial and MidCity Financial	November 2001	$ $	1.8 billion (MidCity) 1.7 billion (Old MB)	$455 million
First Lincolnwood Corporation	April 2002		$228 million	$35 million

    In the future, we intend to consider acquisitions of community banks, thrifts and other financial service businesses, such as LaSalle, as well as de novo branching opportunities. We expect to continue to emphasize acquisitions which are accretive to our earnings per share and which provide significant operational benefits, cost savings opportunities and revenue enhancement opportunities. We are focusing on institutions located in and around the Chicago metropolitan area with strong core deposit franchises that could benefit from our managerial resources and the redeployment of excess liquidity into loans. We believe that we have an experienced acquisition management team which focuses on disciplined acquisition pricing, realistic financial modeling and cost savings assumptions and successful integration.

Market Area

        Our most significant market is the Chicago metropolitan area, which accounts for approximately 90% of our total lending and deposit base. We provide a full array of commercial banking services to small and middle market businesses in Chicago and the surrounding area through 34 banking offices. The Chicago market has a large number of small and middle market businesses. This large base of potential customers and the expected continued consolidation in the Chicago market provides us with opportunities for continued growth. The Chicago metropolitan area has approximately 8.3 million people, 3.0 million households and a median household income that is estimated by Claritas Inc., a leading provider of demographic information, to have grown approximately 67% from 1990 to 2001. Within this market, we have experienced and continue to experience strong loan demand from increasing market share as customers move their relationships from other regional or super-regional banks to us, and from the growth in the market. According to the latest reported available industry data, as of June 30, 2001, total deposits in the Chicago metropolitan area, including those of banks and thrifts, were approximately $190.9 billion. With a 1.4% share, we have the 11th largest deposit market share among banks and thrifts in the Chicago metropolitan area.

        Our bank in Oklahoma City serves small and middle market businesses through five offices located throughout the metropolitan area. The Oklahoma City metropolitan area has approximately 1.1 million people, 425,000 households and a median household income that is estimated by Claritas Inc. to have grown approximately 44% from 1990 to 2001. According to the latest reported available industry data, as of June 30, 2001, total deposits in the Oklahoma City metropolitan area, including those of banks and thrifts, were approximately $11.4 billion. We believe we are well positioned for growth in the Oklahoma City metropolitan area, as we have less than a 2.3% share of the bank and thrift deposit market.

        Our bank in Dallas serves small and middle market businesses through its two offices. The Dallas metropolitan area has approximately 3.6 million people, 1.4 million households and a median household income that is estimated by Claritas Inc. to have grown approximately 65% from 1990 to 2001. According to available industry data, as of June 30, 2001, total deposits in the Dallas metropolitan area, including those of banks and thrifts, were approximately $46.4 billion. We have less than a 0.2% share of the bank and thrift deposit market in the Dallas metropolitan area.

Recent Developments

Recent Financial Data

        On July 22, 2002, we announced our financial results for the second quarter of 2002. Our net income for the second quarter of 2002 was $11.5 million compared to $7.5 million for the second quarter of 2001, an increase of $4.0 million or 53.1%. Fully diluted earnings per share for the second quarter of 2002 increased 52.4% to $0.64 compared to $0.42 for the second quarter of 2001. We had net income of $21.9 million for the six months ended June 30, 2002 compared to $14.9 million for the six months ended June 30, 2001, an increase of $7.0 million or 47.3%. Fully diluted earnings per share for the six months ended June 30, 2002 increased 45.2% to $1.22 compared to $0.84 for the same period in 2001.

        Total assets increased $190.0 million, or 5.5%, to $3.7 billion at June 30, 2002 compared to $3.5 billion at December 31, 2001. Net loans increased by $137.0 million, or 6.0%. These increases were primarily due to the Lincolnwood acquisition, which had approximately $227.5 million in assets at the time of the acquisition.

        Total stockholders' equity increased $19.9 million, or 6.8%, to $313.5 million at June 30, 2002 compared to $293.6 million at December 31, 2001. The growth was primarily due to continued strong earnings and a $2.3 million increase in accumulated other comprehensive income, which were partially offset by cash dividends of $5.3 million, or $0.30 per share.

        The following table highlights selected consolidated financial information and other data as of and for the three and six months ended June 30, 2002 and 2001 (dollars in thousands except per share data):

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30, 2002	June 30, 2001(1)	June 30, 2002	June 30, 2001(1)
	(Unaudited)		(Unaudited)
Net income	$11,543	$7,538	$21,892	$14,862
Diluted earnings per common share	0.64	0.42	1.22	0.84
Loans, gross	2,452,695	2,249,529	2,452,695	2,249,529
Total assets	3,655,852	3,504,234	3,655,852	3,504,234
Deposits	3,085,596	2,853,149	3,085,596	2,853,149
Total stockholders' equity	313,480	298,540	313,480	298,540
Return on average assets(2)	1.26%	0.88%	1.24%	0.89%
Return on average equity(2)	15.32	10.52	14.68	10.53

(1)
The information as of and for the three and six months ended June 30, 2001 has been restated to reflect the Old MB Financial-MidCity Financial merger, which we accounted for as a pooling-of-interests.

(2)
Annualized.

Agreement to Acquire LaSalle

        On July 22, 2002, we entered into an agreement to acquire LaSalle Systems Leasing, Inc. and its affiliated company, LaSalle Equipment Limited Partnership (LaSalle), based in the Chicago metropolitan area, for $39.7 million. Of this amount, $5.0 million will be paid in the form of our common stock, with the balance to be paid in cash. The purchase price, which includes a $4.0 million deferred payment tied to LaSalle's future results, is expected to initially generate approximately $3.0 million in goodwill. LaSalle focuses on leasing technology-related equipment to middle market businesses throughout the United States, which complements our existing lease banking business that focuses predominantly on larger companies. LaSalle is a 22-year old organization and has been a customer of ours since its inception. During 2001, LaSalle originated $37.0 million in leases and had pre-tax net income of $6.2 million. At December 31, 2001, LaSalle's assets totaled approximately $94.6 million and stockholders' equity totaled approximately $29.5 million. At that date, LaSalle had operating leases with a net book value of $27.5 million and direct finance leases with a net book value of $51.4 million. Leases retained by LaSalle for its portfolio typically are made to customers similar to our own commercial banking customers. LaSalle currently manages leased assets with an original cost exceeding $180 million (with a residual value of approximately $13.9 million). This transaction is expected to yield an internal rate of return of approximately 21.5% and first year fully diluted earnings per share accretion to our stockholders is expected to range from $0.08 to $0.10 per share. We expect that the addition of LaSalle's experienced leasing personnel will enhance our ability to originate operating leases as well as to expand the products that we offer our commercial banking customers. As a result of this transaction, we expect the level of our investments in leased equipment and our lease loan volume to increase. The acquisition is expected to close in the third quarter of 2002.

Lincolnwood Acquisition

        On April 8, 2002, we completed our acquisition of First National Bank of Lincolnwood, based in Lincolnwood, Illinois, and its parent, First Lincolnwood Corporation. We paid an aggregate acquisition price of approximately $35.0 million and as part of the acquisition, we merged the three-office, First National Bank of Lincolnwood into MB Financial Bank. At March 31, 2002, First Lincolnwood Corporation had total assets of $227.5 million, deposits of $182.7 million and shareholders' equity of $18.6 million.

MB Financial Capital Trust I

        MB Financial Capital Trust I is a newly created Delaware business trust. We created MB Financial Capital Trust I to offer the preferred securities and to purchase the debentures. The trust has a term of 31 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

        We have previously issued $25.0 million of trust preferred securities through Coal City Capital Trust I, which used the proceeds of the sale of its preferred securities to purchase subordinated debentures from us. The debentures we sell to MB Financial Capital Trust I will rank equally with the debentures sold to Coal City Capital Trust I.

        Our principal executive offices, as well as those of the trust, are located at 801 West Madison Street, Chicago, Illinois 60607. The main telephone number for us and the trust is (773) 278-4040.

The Offering

The issuer	MB Financial Capital Trust I.
Securities being offered
2,080,000 preferred securities, which represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures. The trust will sell the preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.
Offering price	$25 per preferred security.
When distributions will be paid to you
If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at a % annual rate. Distributions will accumulate from the date the trust issues the preferred securities and will be paid quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2002. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below.
When the preferred securities must be redeemed
The debentures will mature and the preferred securities must be redeemed on September 30, 2032. We have the option, however, to shorten the maturity date to a date not earlier than September 30, 2007. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System, if approval is then required by law or regulation.
Redemption of the preferred securities before September 30, 2032 is possible
The trust must redeem the preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures at any time on or after September 30, 2007. In addition, we may redeem, at any time, all of the debentures if:
•
there is a change in existing laws or regulations, or new official administrative or judicial interpretation or application of these laws or regulations, that causes the interest we pay on the debentures to no longer be deductible by us for federal income tax purposes; or the trust becomes subject to federal income tax; or the trust becomes or will become subject to other taxes or governmental charges;
	•	there is a change in existing laws or regulations that requires the trust to register as an investment company; or
	•	there is a change in the capital adequacy guidelines of the Federal Reserve resulting in the preferred securities not being counted as Tier 1 capital.

We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities that we then own.

Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required by law or regulation. If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.
We have the option to extend the interest payment period
The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond September 30, 2032. If we defer interest payments on the debentures:
	•	the trust will also defer distributions on the preferred securities;
	•	the distributions you are entitled to will accumulate; and
	•	these accumulated distributions will earn interest at an annual rate of %, compounded quarterly, until paid.

At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you. During an extension period, we are restricted from making payments on debt that ranks equally with or junior to the debentures in right of payment, including our debentures held by Coal City Capital Trust I, and from paying dividends or distributions on our capital stock or redeeming, purchasing or acquiring or making liquidation payments with respect to our capital stock, except for some exceptions.
You will still be taxed if distributions on the preferred securities are deferred
If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving the actual cash distributions, even if you are a cash-basis taxpayer.
Our full and unconditional guarantee of payment
Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee by us on a subordinated basis, of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.
We may distribute the debentures directly to you
We may, at any time, dissolve the trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if approval is then required by law or regulation. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or include them in a comparable automated quotation system.
How the securities will rank in right of payment	Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:
•
the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;

•
our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness and equally with the debentures we sold and guarantee we made relating to Coal City Capital Trust I; and
• because we are a holding company, the debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.
Voting rights of the preferred securities	Except in limited circumstances, holders of the preferred securities will have no voting rights.
Nasdaq National Market symbol	MBFIP.
You will not receive certificates
The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, or its nominee. This means that you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.
How the proceeds of this offering will be used
The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We estimate that the net proceeds to us from the sale of the debentures to the trust, after deducting offering expenses and underwriting commissions, will be approximately $ million. We expect to use the net proceeds from the sale of the debentures for general corporate purposes, including, but not limited to, investments in and extensions of credit to our subsidiaries and financing potential acquisitions. Pending our usage of the net proceeds for these purposes, we may temporarily invest the net proceeds in highly liquid, short-term instruments.

        Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page      .

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        Set forth below is our summary consolidated financial information and other financial data. The summary balance sheet and statement of income data, insofar as they relate to the five year period ended December 31, 2001, are derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three months ended March 31, 2002 and 2001 are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results as of and for the three months ended March 31, 2002 and 2001 have been included. The results of operations and other data for the three months ended March 31, 2002 are not necessarily indicative of the results of operations and other data that may be expected for the year ended December 31, 2002 or for any other future period. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus beginning on page F-1.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2002	2001(1)	2001(3)	2000(1)	1999(1)	1998(1)	1997(1)
	(unaudited)		(dollars in thousands, except per share data)
Results of Operations:
Interest income	$50,140	$58,288	$227,256	$227,988	$196,951	$164,784	$153,589
Interest expense	18,939	32,088	111,882	121,227	94,130	79,314	73,755

Net interest income	31,201	26,200	115,374	106,761	102,821	85,470	79,834
Provision for loan losses	3,400	760	6,901	8,163	2,665	1,520	1,616

Net interest income after provision for loan losses	27,801	25,440	108,473	98,598	100,156	83,950	78,218
Other income(2)	8,335	6,393	26,196	20,448	19,649	19,893	12,809
Goodwill amortization expense	—	567	2,549	2,229	1,777	1,617	1,198
Other expense(3)	21,100	20,254	106,540	81,670	76,379	68,658	60,802

Income before income taxes	15,036	11,012	25,580	35,147	41,649	33,568	29,027
Income taxes	4,687	3,688	13,217	8,186	13,275	10,842	9,324

Net income before preferred stock dividend	10,349	7,324	12,363	26,961	28,374	22,726	19,703
Preferred stock dividend	—	—	—	—	—	1,085	276

Net income	$10,349	$7,324	$12,363	$26,961	$28,374	$21,641	$19,427

Common Share Data:
Basic earnings per common share(3)	$0.59	$0.42	$0.70	$1.53	$1.65	$1.44	$1.29
Diluted earnings per common share(3)	0.58	0.41	0.69	1.53	1.65	1.44	1.29
Cash dividends per common share(4)	0.15	0.15	0.45	0.48	0.30	0.26	0.24
Book value per common share	17.05	16.52	16.79	15.75	14.42	14.14	13.06
Weighted average common shares outstanding:
Basic	17,531,402	17,607,365	17,561,808	17,607,365	17,195,053	15,000,280	15,068,656
Diluted	17,884,036	17,695,425	17,847,485	17,614,984	17,206,515	15,038,022	15,068,656
Balance Sheet Data:
Investment securities	$798,003	$930,791	$843,286	$950,446	$989,260	$973,475	$901,071
Loans, gross	2,305,898	2,070,531	2,304,091	2,017,350	1,863,005	1,328,507	1,214,506
Total assets	3,428,944	3,331,999	3,465,853	3,287,351	3,107,307	2,515,269	2,363,073
Deposits	2,856,381	2,636,221	2,821,726	2,639,395	2,480,991	2,093,057	2,064,151
Short-term and long-term borrowings	236,932	374,571	302,262	338,397	339,421	183,413	62,006
Total stockholders' equity	299,479	290,833	293,588	277,306	254,639	212,101	206,855

Selected Performance Ratios:
Return on average assets(3)(5)	1.21%		0.90%		0.36%		0.85%		0.97%		0.89%		0.88%
Return on average equity(3)(5)	14.03		10.54		4.27		10.24		11.76		10.00		9.86
Net interest margin(5)(6)	4.07		3.58		3.73		3.75		3.87		3.89		3.91
Dividend payout ratio(4)	25.42		35.71		63.34		31.19		18.42		18.06		18.86
Efficiency ratio(3)(7)	53.46		64.47		76.63		64.59		62.46		65.45		65.20
Asset Quality Ratios:
Non-performing loans to total loans(8)	0.83%		0.80%		0.78%		0.81%		0.91%		0.52%		0.91%
Non-performing assets to total assets(9)	0.57		0.52		0.55		0.52		0.58		0.31		0.64
Allowance for loan losses to total loans	1.19		1.40		1.19		1.33		1.16		1.20		1.42
Allowance for loan losses to non-performing loans(8)	144.34		174.48		152.79		163.88		127.09		229.55		156.74
Net loan charge-offs to average loans(5)	0.60		0.12		0.42		0.15		0.42		0.20		0.05
Liquidity and Capital Ratios:(10)
Average equity to average assets	8.64%		8.53%		8.45%		8.26%		8.23%		8.91%		8.89%
Loans to deposits	80.73		78.54		81.66		76.43		75.09		63.47		58.84
Leverage ratio(11)	8.25		8.56		7.96		8.46		8.47		8.28		8.24
Tier 1 risk-based capital ratio	11.08		11.54		10.73		11.60		11.70		12.89		12.93
Total risk-based capital ratio	12.94		12.74		12.43		12.74		12.76		13.90		14.13
Ratio of Earnings to Fixed Charges:(12)
Including deposit interest	1.79	x	1.34	x	1.23	x	1.29	x	1.44	x	1.42	x	1.39	x
Excluding deposit interest	8.36	x	2.95	x	2.50	x	2.44	x	3.84	x	4.76	x	7.48	x

(1)
The information as of or for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999, 1998 and 1997 has been restated to reflect the Old MB Financial-MidCity Financial merger, which we accounted for as a pooling-of-interests.

(2)
For the year ended December 31, 1998, other income includes a pre-tax $4.1 million gain on the sale of Coal City National Bank.

(3)
For the year ended December 31, 2001, includes expenses totaling $22.7 million ($19.2 million net of the related tax benefit) incurred in connection with the Old MB Financial-MidCity Financial merger. Excluding such merger related charges, basic earnings per common share and diluted earnings per common share would have been $1.80 and $1.77, respectively, and return on average assets, return on average equity and our efficiency ratio would have been 0.92%, 10.90% and 63.16%, respectively.

(4)
Prior to the Old MB Financial-MidCity Financial merger, which was completed on November 6, 2001, Old MB Financial did not pay any cash dividends, and we paid our first cash dividend after the Old MB Financial-MidCity Financial merger in February 2002. Accordingly, cash dividends per common share data and dividend payout ratio information during and prior to the year ended December 31, 2001 reflects dividends paid prior to the Old MB Financial-MidCity Financial merger to holders of shares of MidCity Financial common stock, which was converted to our common stock at an exchange ratio of 230.32955 to 1.

(5)
Ratios presented for the three months ended March 31, 2002 and 2001 are annualized.

(6)
Net interest margin is shown on a tax-equivalent basis and represents net interest income as a percentage of average interest earning assets.

(7)
The efficiency ratio was computed by dividing total other expense by the sum of net interest income on a fully tax-equivalent basis and total other income.

(8)
Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest and principal and loans the terms of which have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

(9)
Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.

(10)
Ratios presented are for us on a consolidated basis.

(11)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(12)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges consist of interest expense and the interest component of rental expense.

RISK FACTORS

        Investing in preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry, generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities.

        Because the trust will rely on the payments it receives on the debentures to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by MB Financial, Inc. as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

Risks Related to an Investment in MB Financial, Inc.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

        Lending money is a substantial part of our business. However, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

  •
  cash flow of the borrower and/or the project being financed;

  •
  in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

  •
  the credit history of a particular borrower;

  •
  changes in economic and industry conditions; and

  •
  the duration of the loan.

        We maintain an allowance for loan losses which we believe is appropriate to provide for any probable losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

  •
  an ongoing review of the quality, size and diversity of our loan portfolio;

  •
  evaluation of non-performing loans;

  •
  historical loan loss experience; and

  •
  the amount and quality of collateral, including guarantees, securing the loans.

        At March 31, 2002, our allowance for probable loan losses as a percentage of total loans was 1.19%, and as a percentage of total non-performing loans was 144.34%. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

        At March 31, 2002, commercial real estate loans totaled $856.1 million, or 37.1%, of our total loan portfolio. Commercial real estate lending typically involves higher loan principal amounts and the repayment of the loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may therefore be more adversely affected by conditions in the real estate markets or in the economy generally. For example, if the cash flow from the borrower's project is reduced due to leases not being obtained or renewed, the borrower's ability to repay the loan may be impaired. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or completing a timely sale of the underlying property.

Repayment of our commercial loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

        At March 31, 2002, commercial loans totaled $492.1 million, or 21.3%, of our total loan portfolio. We make our commercial loans primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, equipment or real estate. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing commercial loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Our lease loans entail some of the same risks as our commercial loans, and we may not be able to realize our entire investment in the equipment we lease.

        At March 31, 2002, lease loans totaled $290.5 million, or 12.6%, of our total loan portfolio. These loans are generally non-recourse to the leasing company, and, consequently, our recourse is limited to the lessee and the leased equipment. Our lease loans are generally secured not only by the assignment of the lease payments, but also by the equipment being leased. As with commercial loans secured by equipment, the equipment securing our lease loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We rely on the lessee's continuing financial stability, rather than the value of the leased equipment, for the repayment of all required amounts under lease loans. In the event of default, it is unlikely that the proceeds from the sale of the leased equipment will be sufficient to satisfy the outstanding unpaid amounts under the terms of the lease loan.

        As part of our lease banking operations, we also invest directly in equipment that we lease to other companies. At March 31, 2002, we had $46.6 million invested directly in leased equipment. We retain a residual interest in these operating leased assets. At March 31, 2002, the aggregate residual value of the equipment leased under our operating leases totaled $12.4 million. Our profitability depends, to some degree, upon our ability to realize these residual values. Realization of residual values depends on many factors, several of which are outside our control, including general market conditions at the time of expiration of the lease, whether there has been technological or economic obsolescence or unusual wear and tear on, or use of, the equipment and the cost of comparable equipment. If, upon the expiration of a lease, we sell the equipment and the amount realized is less than the recorded value of the residual interest in the equipment, we will recognize a loss reflecting the difference. If we fail to realize our aggregate recorded residual values, our financial condition and profitability could be adversely affected.

        As of March 31, 2002, we had approximately $9.9 million in performing lease loans under which K-Mart Corporation was the lessee. Approximately $5.8 million of these loans were direct financing leases included in our lease loan portfolio pursuant to which we invested in the equipment leased. K-Mart filed for bankruptcy protection on January 22, 2002. The K-Mart lease loans are secured by revenue producing equipment with an original cost of $10.2 million that was purchased and installed during the second half of 2001. Subsequent to filing for bankruptcy protection, K-Mart closed a number of its retail stores, including some in which this equipment was located. K-Mart informed us that all of our equipment located in closed stores has been moved to stores that will remain open.

        While the K-Mart lease loans are currently performing in accordance with their terms, no assurance can be given that this will continue to be the case and such performance may depend on the terms of the reorganization plan for K-Mart. No assurances can be made that a loss related to these loans will not be incurred.

Our concentration of residential real estate loans may result in lower yields and profitability.

        At March 31, 2002, residential real estate loans comprised $347.7 million, or 15.1%, of our total loan portfolio. Relative to our other categories of loans, residential real estate loans result in lower yields and lower profitability for us.

Our installment and other consumer loans generally have a higher risk of default than our other loans.

        At March 31, 2002, installment and other consumer loans totaled $165.5 million, or 7.2%, of our total loan portfolio. Consumer loans typically have shorter terms and lower balances with higher yields as compared to one- to four-family residential mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on these loans.

Our construction loans are based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate.

        At March 31, 2002, construction loans totaled $153.9 million, or 6.7%, of our total loan portfolio. Construction lending involves additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Changes in interest rates may reduce our net interest income.

        Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.

        Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates.

Changes in market rates of interest are beyond our control.

        We cannot control or accurately predict changes in market rates of interest. The following factors may affect market interest rates:

  •
  inflation;

  •
  slow or stagnant economic growth or recession;

  •
  unemployment;

  •
  money supply and the monetary policies of the Federal Reserve Board;

  •
  international disorders;

  •
  instability in domestic and foreign financial markets; and

  •
  other factors beyond our control.

        Market rates of interest will impact the amounts earned on our assets such as loans and securities and the amounts paid on our liabilities such as deposits and borrowings.

We pursue acquisitions to supplement internal growth.

        We pursue a strategy of supplementing internal growth by acquiring other financial institutions and related entities in order to achieve certain size objectives that we believe are necessary to compete effectively with our larger competitors. There are risks associated with this strategy, however, including the following:

  •
  With the overall strength of the banking industry, numerous potential acquirors exist for most acquisition candidates, creating intense competition, particularly with respect to price. In many cases, this competition involves organizations with significantly greater resources than we have available;

  •
  We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks or businesses we acquire. If these issues or liabilities exceed our estimates, our earnings and financial condition may be adversely affected;

  •
  Prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices our management considered acceptable and expect that we will experience this condition in the future in one or more markets;

  •
  The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity in order to make the transaction economically feasible. This integration process is complicated and time consuming to us, and it can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business;

  •
  We may borrow additional funds to finance an acquisition, thereby increasing our leverage and diminishing our liquidity; and

  •
  We have completed various acquisitions and opened additional banking offices in the past few years that enhanced our rate of growth. We may not be able to continue to sustain our past rate of growth or to grow at all in the future.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

        We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In addition, our bylaws currently require us to maintain capital ratios in excess of those mandated by the regulatory authorities. We anticipate that our existing capital resources will satisfy our capital requirements for the foreseeable future. We may at some point need to raise additional capital to support continued growth, both internally and through acquisitions.

        Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Since our business is concentrated in the Chicago, Oklahoma City and Dallas metropolitan areas, a downturn in the economy of any of these areas may adversely affect our business.

        Except for our lease banking activities, which are nationwide, our lending and deposit gathering activities are concentrated primarily in the Chicago metropolitan area, and, to a lesser extent, the Oklahoma City and Dallas metropolitan areas. Our success depends on the general economic conditions of these metropolitan areas and their surrounding areas.

        A majority of the loans in our portfolio are secured by real estate. Most of these loans are secured by properties located in the Chicago metropolitan area, with the remainder located in Texas and Oklahoma. Negative conditions in the real estate markets where collateral for a mortgage loan is located could adversely affect the borrower's ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various other factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as tornados.

        Adverse changes in the regional and general economy could reduce our growth rate, impair our ability to collect loans and generally have a negative effect on our financial condition and results of operations.

The loss of certain key personnel could adversely affect our operations.

        Our success depends in large part on the retention of a limited number of key management, lending and other banking personnel. We could undergo a difficult transition period if we lose the services of any of these individuals. Our success also depends on the experience of our banking facilities' managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key persons could negatively impact the affected banking operations. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

        We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services which we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in terms of pricing loan and deposit products than us in order to obtain a share of the market. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Our business may be adversely affected by the highly regulated environment in which we operate.

        We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these laws and regulations, including those pertaining to the Community Reinvestment Act. In addition, many banking regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our other creditors or shareholders. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us by future legislation. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes or interpretations could be materially adverse to us.

Recent events may adversely affect financial markets and us.

        On September 11, 2001, the United States was subjected to multiple terrorist attacks, resulting in the loss of many lives and massive property damage and destruction in New York City, Washington, D.C. and Pennsylvania. Since that date, various persons have received letters infected with anthrax bacteria and other terrorist threats have been made. Such terrorist activities have resulted in military responses by the United States and other countries, as well as disruptions in air travel, substantial losses by various companies including airlines, insurance providers and aircraft makers, the need for heightened security across the country and decreases in consumer confidence that could cause a general slowdown in economic growth. These disruptions and uncertainties could adversely affect U.S. and world financial markets, as well as our financial condition and results of operations.

Risks Related to an Investment in the Preferred Securities

If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. The guarantee will not apply because the guarantee covers payments only if the trust has funds available.

        The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures to the trust, our available cash flow may be restricted and distributions may be deferred.

        We are a holding company and substantially all of our assets are held by our direct and indirect subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our direct and indirect subsidiaries. Dividend payments or extensions of credit from our bank subsidiaries are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiaries. The ability of our banks to pay dividends also is subject to their profitability, financial condition, capital expenditures and other cash flow requirements and the ability of certain of their subsidiaries to pay dividends to them. In addition, our bylaws effectively limit the amount of dividends our banks may pay to us by currently requiring each bank to maintain regulatory capital ratios in excess of those required for "well capitalized" status. As of March 31, 2002, our banks had the ability to pay, in the aggregate, $43.8 million in dividends to us and still maintain the minimum capital ratios currently required by our bylaws. We cannot assure you that our banks will be able to pay dividends to us in the future.

The debentures and the guarantee rank lower than most of our other indebtedness and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

        Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness, which totaled $24.0 million in outstanding principal amount at March 31, 2002. The securities that we are offering do not impose limits on our ability or the ability of our subsidiaries to incur additional indebtedness, except that in connection with any future issuance of trust preferred or similar securities, the related indebtedness and guarantee must rank equally with or junior in priority of right of payment to the debentures and to our guarantee of the preferred securities.

        Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you.

        We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters ending no later than September 30, 2032. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

        You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

        We do not currently intend to exercise our right to defer interest payments on the debentures. In the event of a deferral period, however, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

Regulators may preclude us from making distributions on the debentures in the event our regulatory capital, liquidity or financial performance deteriorates.

        We and our bank subsidiaries are subject to extensive federal and state law, regulation and supervision. Our regulators monitor our financial condition on a periodic basis and may impose limitations on our operations and business activities under various circumstances. In response to any perceived deficiencies in liquidity or regulatory capital levels, our regulators may require us to obtain their consent prior to paying dividends on our capital stock or interest on the debentures. In the event our regulators withheld their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during the deferral period. This action by our regulators may or may not be taken in conjunction with similar restrictions on the ability of our subsidiaries to pay dividends to us. The commencement of a deferral period with respect to interest on the debentures and, accordingly, distributions on the preferred securities, would likely cause the market price of the preferred securities to decline.

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any credit rating on the securities offered or any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. In addition, they do not protect holders of the debentures or the preferred securities if we are involved in a highly leveraged transaction and therefore do not protect holders of the debentures or the preferred securities in the event we experience adverse changes in our financial condition or results of operations. The indenture prevents us and any of our subsidiaries from incurring, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is senior in right of payment to the debentures or our guarantee with respect to the preferred securities, but not indebtedness that is equal in priority or junior in priority in right of payment. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

In the event we redeem the debentures before September 30, 2032, you may not be able to reinvest your principal at the same or a higher rate of return.

        Under the following circumstances, we may redeem the debentures before their stated maturity:

  •
  We may redeem the debentures, in whole or in part, at any time on or after September 30, 2007.

  •
  We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences include adverse tax, investment company or bank regulatory developments.

        You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the preferred securities prior to such distribution.

        The trust may be dissolved at any time before maturity of the debentures on September 30, 2032. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

        We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

        If the debentures are distributed by the trust, we will use our best efforts to list the debentures for trading on a national securities exchange or in a comparable automated quotation system. However, we may not be able to achieve that listing and a market for the debentures may not develop.

        Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

Trading characteristics of the preferred securities may create adverse tax consequences for you.

        The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying debentures. If you dispose of your preferred securities between record dates for payments on the trust preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

        If interest on the debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes.

There is no current public market for the preferred securities and their market price may decline after you invest.

        There is currently no public market for the preferred securities. Although the trust has applied to list the preferred securities on the Nasdaq National Market there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the Nasdaq National Market will approve the listing of the preferred securities. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

        Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and regional and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

        The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

        You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the trust without your consent.

        Holders of preferred securities have limited voting rights. We can, without your consent, make certain amendments to the trust agreement. Your voting rights pertain primarily to certain amendments to the trust agreement and not to the administration, operation or management of the trust. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee. In certain circumstances, with the consent of the holders of a majority in the aggregate liquidation amount of the preferred securities, we may amend the trust agreement to ensure that the trust remains classified for federal income tax purposes as a grantor trust and to ensure that the trust retains its exemption from status as an "investment company" under the Investment Company Act, even if such amendment adversely affects your rights as a holder of preferred securities.

You are subject to repayment risk because possible tax law changes could result in a redemption of the trust preferred securities.

        Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the debentures for federal income tax purposes, making redemption of the debentures likely and resulting in a redemption of the preferred securities.

        From time to time, Congress has proposed federal income tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict whether future proposals of this nature will be introduced and enacted with application to already issued and outstanding securities, in the future we could be precluded from deducting interest on the debentures in this event. Enactment of this type of proposal might in turn give rise to a tax event enabling us to redeem the debentures prior to September 30, 2032.

        In addition, the IRS could challenge the deductibility of interest paid on the debentures. If such a challenge were litigated to a conclusion in which the IRS's position on this matter were sustained, this judicial determination could constitute a tax event that could result in an early redemption of the preferred securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

        Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:

  •
  expected cost savings and synergies from our merger and acquisition activities (including our proposed acquisition of LaSalle) might not be realized by us within the expected time frame;

  •
  the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

  •
  changes in management's estimate of the adequacy of the allowance for loan losses;

  •
  changes in management's valuation of our interest only receivables;

  •
  competitive pressures among depository institutions;

  •
  interest rate movements and their impact on customer behavior and our net interest margin;

  •
  the impact of repricing and competitors' pricing initiatives on loan and deposit products;

  •
  our ability to adapt successfully to technological changes to meet customers' needs and developments in the market place;

  •
  our ability to access cost-effective funding;

  •
  our ability to realize the residual values of our operating leases;

  •
  changes in financial markets;

  •
  changes in economic conditions in general and in the Chicago metropolitan area in particular;

  •
  new legislation or regulatory changes; and

  •
  changes in accounting principles, policies or guidelines.

        We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

        Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page            .

RECENT DEVELOPMENTS

        The following tables present our selected consolidated financial information and other data as of and for the three and six months ended June 30, 2002 and 2001. This information is unaudited and should be read together with our audited consolidated financial statements and the related notes for the year ended December 31, 2001 contained in this prospectus. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results as of and for the three and six months ended June 30, 2002 and 2001 have been included. The results of operations and other data for the three and six months ended June 30, 2002 are not necessarily indicative of the results of operations and other data that may be expected for the year ended December 31, 2002 or for any other future period (dollars in thousands, except per share data).

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30, 2002	June 30, 2001(1)	June 30, 2002	June 30, 2001(1)
	(Unaudited)		(Unaudited)
Results of Operations:
Interest income	$53,065	$58,027	$103,205	$116,315
Interest expense	19,159	30,626	38,098	62,714

Net interest income	33,906	27,401	65,107	53,601
Provision for loan losses	3,800	1,260	7,200	2,020

Net interest income after provision for loan losses	30,106	26,141	57,907	51,581
Other income	9,349	7,061	17,684	13,454
Goodwill amortization expense	—	644	—	1,211
Other expense	22,696	21,024	43,796	41,278

Income before income taxes	16,759	11,534	31,795	22,546
Income taxes	5,216	3,996	9,903	7,684

Net income	$11,543	$7,538	$21,892	$14,862

Common Share Data:
Basic earnings per common share	$0.66	$0.43	$1.25	$0.84
Diluted earnings per common share	0.64	0.42	1.22	0.84
Cash dividends per common share(2)	$0.15	$—	$0.30	$0.15
Book value per common share	17.85	16.96	17.85	16.96
Weighted average common shares outstanding:
Basic	17,563,806	17,606,797	17,547,693	17,607,079
Diluted	17,926,360	17,883,646	17,901,767	17,790,056
Balance Sheet Data:
Investment securities	$891,807	$936,361	$891,807	$936,361
Loans, gross	2,452,695	2,249,529	2,452,695	2,249,529
Allowance for loan losses	31,290	29,552	31,290	29,552
Total assets	3,655,852	3,504,234	3,655,852	3,504,234
Deposits	3,085,596	2,853,149	3,085,596	2,853,149
Short-term and long-term borrowings	220,494	322,457	220,494	322,457
Total stockholders' equity	313,480	298,540	313,480	298,540

	As of and for the Three Months Ended				As of and for the Six Months Ended
	June 30, 2002		June 30, 2001(1)		June 30, 2002		June 30, 2001(1)
Selected Performance Ratios:
Return on average assets(3)	1.26%		0.88%		1.24%		0.89%
Return on average equity(3)	15.32		10.52		14.68		10.53
Net interest margin(3)(4)	4.12		3.53		4.10		3.55
Dividend payout ratio(2)	22.73		—		24.00		17.86
Efficiency ratio(5)	52.64		63.04		53.02		63.68
Asset Quality Ratios:
Non-performing loans to total loans(6)	0.82%		0.68%		0.82%		0.68%
Non-performing assets to total assets(7)	0.56		0.46		0.56		0.46
Allowance for loan losses to total loans	1.28		1.31		1.28		1.31
Allowance for loan losses to non-performing loans(6)	154.79		193.48		154.79		193.48
Net loan charge-offs to average loans(3)	0.12		0.20		0.26		0.14
Liquidity and Capital Ratios:(8)
Average equity to average assets	8.25%		8.33%		8.44%		8.43%
Loans to deposits	79.49		78.84		79.49		78.84
Leverage ratio(9)	7.71		8.21		7.71		8.21
Tier 1 risk-based capital ratio	10.34		11.05		10.34		11.05
Total risk-based capital ratio	12.24		12.22		12.24		12.22
Ratio of Earnings to Fixed Charges:(10)
Including deposit interest	1.87	x	1.37	x	1.83	x	1.36	x
Excluding deposit interest	9.90	x	3.55	x	9.10	x	3.21	x

(1)
The information as of and for the three and six months ended June 30, 2001 has been restated to reflect the Old MB Financial-MidCity Financial merger, which we accounted for as a pooling of interests.

(2)
Prior to the Old MB Financial-MidCity Financial merger, which was completed on November 6, 2001, Old MB Financial did not pay any cash dividends, and we paid our first cash dividend after the Old MB Financial-MidCity Financial merger in February 2002. Accordingly, cash dividends per common share data and dividend payout ratio information for the three and six months ended June 30, 2001 reflects dividends paid prior to the Old MB Financial-MidCity Financial merger to holders of shares of MidCity Financial common stock, which was converted to our common stock at an exchange ratio of 230.32955 to 1.

(3)
Annualized.

(4)
Net interest margin is shown on a tax-equivalent basis and represents net interest income as a percentage of average interest earning assets.

(5)
The efficiency ratio was computed by dividing total other expense by the sum of net interest income on a fully tax equivalent basis and total other income.

(6)
Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest and principal and loans the terms of which have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

(7)
Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.

(8)
Ratios presented are for us on a consolidated basis.

(9)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(10)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges consist of interest expense and the interest component of rental expense.

        On July 22, 2002, we announced our financial results for the second quarter of 2002. Our net income for the second quarter of 2002 was $11.5 million compared to $7.5 million for the second quarter of 2001, an increase of $4.0 million or 53.1%. Fully diluted earnings per share for the second quarter of 2002 increased 52.4% to $0.64 compared to $0.42 for the second quarter of 2001. Of this increase, approximately $644 thousand, or $0.04 fully diluted earnings per share, resulted from the adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, which eliminated the requirement to amortize goodwill.

        We had net income of $21.9 million for the six months ended June 30, 2002 compared to $14.9 million for the six months ended June 30, 2001, an increase of $7.0 million or 47.3%. Fully diluted earnings per share for the six months ended June 30, 2002 increased 45.2% to $1.22 compared to $0.84 for the same period in 2001. Of this increase, approximately $1.2 million, or $0.06 fully diluted earnings per share, resulted from the adoption of Statement of Financial Accounting Standard No. 142.

        Net interest income increased $6.5 million, or 23.7%, to $33.9 million for the quarter ended June 30, 2002 from $27.4 million in the second quarter of 2001. Interest income decreased by $5.0 million due to a 96 basis point decline in yield on average interest earning assets to 6.41%. The decrease in yield was partially offset by a $165.5 million, or 5.2%, increase in average interest earning assets. Interest expense declined by $11.5 million due to a 182 basis point decrease in the cost of funds to 2.70%, which was partially offset by a $135.1 million, or 5.0%, increase in average interest bearing liabilities. The net interest margin expressed on a fully taxable equivalent basis rose fifty-nine basis points to 4.12% in the second quarter of 2002 from 3.53% in the comparable 2001 period due to the reversal of interest rate compression experienced in 2001, at which time earning assets were repricing more quickly than interest bearing liabilities in a declining rate environment.

        Net interest income increased $11.5 million, or 21.5%, to $65.1 million for the six months ended June 30, 2002 from $53.6 million in the six months ended June 30, 2001. Interest income decreased by $13.1 million due to a 116 basis point decline in yield on average interest earning assets to 6.45%. The decrease in yield was partially offset by a $142.0 million, or 4.6%, increase in average interest earning assets. Interest expense declined by $24.6 million due to a 199 basis point decrease in the cost of funds to 2.79%, which was partially offset by a $108.9 million, or 4.1%, increase in average interest bearing liabilities. The net interest margin expressed on a fully taxable equivalent basis rose fifty-five basis points to 4.10% in the first six months of 2002 from 3.55% in the comparable 2001 period due to the reversal of interest rate compression experienced in 2001.

        The provision for loan losses increased by $2.5 million to $3.8 million in the quarter ended June 30, 2002 from $1.3 million in the quarter ended June 30, 2001, and by $5.2 million to $7.2 million in the six months ended June 30, 2002 from $2.0 million in the six-month 2001 period. The increases were primarily due a larger number of non-performing loans and charge-offs in 2002, an increase of 9.1% in the loan portfolio over the past twelve months, as well as continued weakness in the overall economic environment. Net charge-offs increased by $2.3 million to $4.6 million for the six months ended June 30, 2002 compared to $2.3 million for the six months ended June 30, 2001, and decreased by $570 thousand to $1.2 million for the quarter ended June 30, 2002 compared to $1.8 million for the quarter ended June 30, 2001. The increase for the six month period was primarily due to the charge-off of $2.8 million in loans to one commercial and one lease banking customer during the first quarter of 2002.

        Other income increased $2.2 million, or 32.4%, to $9.3 million for the quarter ended June 30, 2002 from $7.1 million for the second quarter of 2001. Loan service fees, deposit service fees, increase in cash surrender value of life insurance and other operating income increased by $833 thousand, $758 thousand, $500 thousand and $329 thousand, respectively.

        Other income increased $4.2 million, or 31.4%, to $17.7 million for the six-month period ended June 30, 2002 from $13.5 million for the first six months of 2001. Loan service fees, deposit service fees, increase in cash surrender value of life insurance, trust and brokerage fees and other operating income increased by $1.2 million, $1.0 million, $1.0 million, $726 thousand and $440 thousand, respectively.

        Other expense increased by $1.0 million, or 4.7%, to $22.7 million for the three months ended June 30, 2002 from $21.7 million for the three months ended June 30, 2001. (Other expense for the 2001 period included $644 thousand of goodwill amortization expense.) Within the category, other operating expenses increased by $1.1 million, primarily due to a $665 thousand increase in computer services related to the outsourcing of data processing activities during December 2001 and the acquisition of First Lincolnwood Corporation (Lincolnwood) in April 2002. Salaries and employee benefits increased by $804 thousand due to the Lincolnwood acquisition and our continued growth and investment in personnel. Goodwill amortization expense declined by $644 thousand due to our adoption of Statement of Financial Accounting Standards No. 142. Occupancy and equipment expense declined by $267 thousand due to a $409 thousand decrease in depreciation expense resulting from the outsourcing of the data processing function (as MidCity Financial utilized an in-house data processing system prior to the Old MB Financial-MidCity Financial merger).

        Other expense increased by $1.3 million, or 3.1%, to $43.8 million for the six months ended June 30, 2002 compared to $42.5 million for the six months ended June 30, 2001. (Other expense for the 2001 period included $1.2 million of goodwill amortization expense.) Within the category, other operating expenses increased by $2.1 million primarily due to a $1.1 million accrual for an unfavorable appellate court ruling related to rent payments claimed to be owed by us pursuant to a land lease agreement under which we are the lessee. The accrual reflects the amount pertaining to rent expense incurred through the first six months of 2002. A $995 thousand increase in computer services related to the outsourcing of data processing services and the Lincolnwood acquisition also contributed to the rise in other operating expenses. Salaries and employee benefits increased by $1.3 million due to the Lincolnwood acquisition and our continued growth and investment in personnel. Goodwill amortization expense declined by $1.2 million due to our adoption of Statement of Financial Accounting Standards No. 142. Occupancy and equipment expenses declined by $844 thousand due to a decrease in depreciation expense resulting from the outsourcing of the data processing function (as MidCity Financial utilized an in-house data processing system prior to the Old MB Financial-MidCity Financial merger).

        Total assets increased $190.0 million, or 5.5%, to $3.7 billion at June 30, 2002 compared to $3.5 billion at December 31, 2001. Net loans increased by $137.0 million, or 6.0%, and investment securities available for sale increased by $48.5 million, or 5.8%. These increases were primarily due to the April 2002 acquisition of Lincolnwood, which had approximately $227.5 million in assets at the time of the acquisition. Cash surrender value of life insurance increased by $37.1 million, or 109.4%, primarily due to an additional investment of $35.0 million made in January 2002, while goodwill increased by $11.9 million due to goodwill generated in the Lincolnwood acquisition.

        Total liabilities increased by $170.1 million, or 5.4%, to $3.3 billion at June 30, 2002 from $3.2 billion at December 31, 2001. Interest-bearing deposits grew by $256.6 million, largely due to deposits acquired in the Lincolnwood acquisition. Short-term borrowings declined by $85.7 million primarily due to net repayments of Federal Home Loan Bank advances and notes payable of $80.0 million and $11.6 million, respectively. Accrued expenses and other liabilities declined by $12.0 million, primarily due to accrued expenses paid during the first six months of 2002 pertaining to the Old MB Financial-MidCity Financial merger.

        Total stockholders' equity increased $19.9 million, or 6.8%, to $313.5 million at June 30, 2002 compared to $293.6 million at December 31, 2001. The growth was primarily due to continued strong earnings and a $2.3 million increase in accumulated other comprehensive income, which were partially offset by $5.3 million, or $0.30 per share, cash dividends paid.

        At June 30, 2002, our total risk-based capital ratio was 12.24%, our Tier 1 risk-based capital ratio was 10.34% and our leverage ratio was 7.71%. Our banks were each categorized as "well-capitalized" under applicable regulations at June 30, 2002.

        The following table illustrates how, based on simulation modeling at June 30, 2002, our net interest income would change over a one-year time period due to changes in interest rates. Our simulations assume that changes in interest rates are immediate (dollars in thousands).

	Change in Net Interest Income
Changes in Levels of Interest Rates	Dollar Change	Percentage Change
2.00%	$1,357	1.01%
1.00	1,549	1.15
(1.00)	(1,678)	(1.25)
(2.00)	(4,351)	(3.24)

USE OF PROCEEDS

        The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $    million after deduction of offering expenses estimated to be $            and underwriting commissions.

        We expect to use the net proceeds from the sale of the debentures for general corporate purposes, including, but not limited to, investments in and extensions of credit to our subsidiaries and financing potential acquisitions. Pending our usage of the net proceeds for these purposes, we may temporarily invest the net proceeds in highly liquid, short-term instruments.

CAPITALIZATION

        The following table sets forth our indebtedness and capitalization at March 31, 2002, on a historical basis and as adjusted for the offering, assuming no exercise of the underwriters' over-allotment option, and the application of the estimated proceeds from the corresponding sale of the debentures as if such sale had been consummated on March 31, 2002. This data should be read in conjunction with our consolidated financial statements and the related notes beginning on page F-1.

	At March 31, 2002
	Actual	As Adjusted
	(dollars in thousands) (unaudited)
Indebtedness:(1)
Subordinated notes due 2009	$20,000	$20,000
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding subordinated debentures(2)	25,000	77,000

Total indebtedness(1)	$45,000	$97,000

Stockholders' Equity:
Preferred stock ($0.01 par value; 1,000,000 shares authorized; no shares issued and outstanding)	$—	$—
Common stock ($0.01 par value; 40,000,000 shares authorized; 17,564,170 shares issued and 17,562,170 outstanding)	176	176
Additional paid-in capital	64,192	64,192
Retained earnings	227,150	227,150
Accumulated other comprehensive income	8,020	8,020
Less: 2,000 shares of treasury stock, at cost	(59)	(59)

Total stockholders' equity	$299,479	$299,479

Total capitalization(3)	$344,479	$396,479

Capital Ratios:(4)
Average equity to average assets	8.64%	8.64%
Leverage ratio(5)(6)	8.25	9.77
Tier 1 risk-based capital ratio(6)	11.08	13.12
Total risk-based capital ratio(6)	12.94	14.98

(1)
Does not include short-term borrowings of $169.3 million, notes payable under our revolving credit line with a commercial bank of $4.0 million and advances from the Federal Home Loan Bank of Chicago of $10.1 million.

(2)
Reflects the preferred securities issued by Coal City Capital Trust I and MB Financial Capital Trust I at their respective issue prices. These trusts are subsidiaries of ours. The only assets of these trusts are, in the case of Coal City Capital Trust I, and will be, in the case of MB Financial Capital Trust I, approximately $25.8 million and $53.6 million in aggregate principal amount of subordinated debentures, including the amounts attributable to the issuance of the common securities of the trusts, which will mature on September 1, 2028 and September 30, 2032, respectively. We own all of the common securities issued by Coal City Capital Trust I and will own all of the common securities issued by MB Financial Capital Trust I.

(3)
Includes total stockholders' equity and total indebtedness.

(4)
The capital ratios, as adjusted, are computed including the estimated proceeds from the sale of the preferred securities offered by this prospectus, in a manner consistent with Federal Reserve regulations.

(5)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(6)
The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with our currently outstanding trust preferred securities and any other trust preferred securities or cumulative preferred stock of ours that may be outstanding in the future, can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including the preferred securities). As adjusted for this offering, our Tier 1 capital for regulatory capital purposes as of March 31, 2002 would have been approximately $334.8 million, of which $52.0 million would have been attributable to the preferred securities offered by this prospectus.

ACCOUNTING AND REGULATORY TREATMENT

        The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in the liabilities section of our consolidated balance sheet under the caption "Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding subordinated debentures," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income as interest expense.

        Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

  •
  the trust is wholly owned;

  •
  the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

  •
  our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

        Under accounting rules of the SEC, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

MARKET FOR THE PREFERRED SECURITIES

        The preferred securities are expected to be approved for inclusion in the Nasdaq National Market under the symbol "MBFIP." Trading is expected to commence on or around delivery of the preferred securities. We are not sure, however, whether an active and liquid trading market will develop, or if developed, will continue. The public offering price and distribution rate have been determined by negotiations among our representatives and the underwriters, and the public offering price of the preferred securities may not be indicative of the market price following the offering. See "Underwriting."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial position and results of operations and should be read in conjunction with our consolidated financial statements and related notes appearing in this prospectus beginning on page F-1. As described in note 2 to our audited consolidated financial statements, the merger of Old MB Financial and MidCity Financial, which was completed on November 6, 2001, has been accounted for using the pooling-of-interests method of accounting and our historical financial statements reflect the merged companies combined.

General

        We had net income of $10.3 million for the first quarter of 2002, compared to $7.3 million for the first quarter of 2001, an increase of $3.0 million, or 41.3%. Basic earnings per share increased by $0.17 to $0.59 for the first quarter of 2002 from $0.42 for the first quarter of 2001. Fully diluted earnings per share also increased by $0.17, to $0.58 for the first quarter of 2002 from $0.41 for the first quarter of 2001. Of these increases, approximately $567 thousand, or $0.03 basic and fully diluted earnings per share, resulted from the adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, which eliminated the requirement to amortize goodwill.

        We had net income of $12.4 million for the year ended December 31, 2001, compared to $27.0 million for 2000, a decrease of $14.6 million, or 54.1%. Basic earnings per share declined by $0.83 to $0.70 for the year ended December 31, 2001 from $1.53 in 2000. Fully diluted earnings per share declined by $0.84 to $0.69 in 2001 compared to $1.53 in 2000. Excluding expenses related to the Old MB Financial-MidCity Financial merger, net income for the year ended December 31, 2001 increased by $4.6 million (17.0%) to $31.5 million from 2000, and basic and diluted earnings per share for 2001 increased from 2000 by $0.30 and $0.24 to $1.80 and $1.77, respectively.

        The profitability of our operations depends primarily on our net interest income, which is the difference between total interest earned on interest earning assets and total interest paid on interest bearing liabilities. Our net income is affected by our provision for loan losses as well as other income and other expenses. The provision for loan losses reflects the amount that we believe is adequate to cover probable credit losses in the loan portfolio. Non-interest income or other income consists of loan service fees, deposit service fees, net lease financing income, trust and brokerage fees, net gains (losses) on the sale of securities available for sale, increase in cash surrender value of life insurance and other operating income. Other expenses include salaries and employee benefits along with occupancy and equipment expense, advertising and marketing expense, intangibles amortization expense and other operating expenses including merger expenses.

        The amount of net interest income is affected by changes in the volume and mix of interest earning assets, the level of interest rates earned on those assets, the volume and mix of interest bearing liabilities and the level of interest rates paid on those interest bearing liabilities. The provision for loan losses is dependent on changes in the loan portfolio and management's assessment of the collectibility of the loan portfolio, as well as economic and market conditions. Other income and other expenses are impacted by growth of operations and growth in the number of accounts through both acquisitions and core banking business growth. Growth in operations affects other expenses as a result of additional employees, branch facilities and promotional marketing expense. Growth in the number of accounts affects other income, including service fees as well as other expenses such as computer services, supplies, postage, telecommunications and other miscellaneous expenses.

Net Interest Income

        The following tables present, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the related yields, as well as the interest expense on average interest bearing liabilities, and the related costs, expressed both in dollars and rates (dollars in thousands):

	For the Three Months Ended March 31,
	2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans(1)(2)	$2,298,001	$38,481	6.79%	$2,020,892	$42,515	8.53%
Loans exempt from federal income taxes(3)	10,057	162	6.51	10,566	208	7.97
Taxable investment securities	746,822	10,606	5.76	850,416	13,712	6.54
Investment securities exempt from federal income taxes(3)	77,905	1,297	6.75	93,813	1,615	6.98
Federal funds sold	21,591	88	1.65	51,922	700	5.47
Other interest bearing deposits	4,715	18	1.55	12,398	176	5.76

Total interest earning assets	3,159,091	50,652	6.50	3,040,007	58,926	7.86

Non-interest earning assets	301,306			263,355

Total assets	$3,460,397			$3,303,362

Interest Bearing Liabilities:
Deposits:
NOW and money market deposits	$571,194	$1,819	1.29%	$545,721	$4,511	3.35%
Savings deposits	337,889	824	0.99	322,508	1,572	1.98
Time deposits	1,496,442	14,428	3.91	1,353,275	20,554	6.16
Short-term borrowings	196,880	1,128	2.32	306,579	4,640	6.14
Long-term borrowings	62,399	740	4.81	52,818	811	6.23

Total interest bearing liabilities	2,664,804	18,939	2.88	2,580,901	32,088	5.04

Demand deposits—non-interest bearing	452,760			401,659
Other non-interest bearing liabilities	43,750			38,889
Stockholders' equity	299,083			281,813

Total liabilities and stockholders' equity	$3,460,397			$3,303,262

Net interest income/interest rate spread(4)		$31,713	3.62		$26,838	2.82

Net interest margin on a fully tax equivalent basis(5)			4.07%			3.58%

Net interest margin(5)			4.01%			3.50%

(1)
Non-accrual loans are included in average loans.

(2)
Interest income includes loan origination fees of $727 thousand and $749 thousand for the three months ended March 31, 2002 and 2001, respectively.

(3)
Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.

(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)
Net interest margin represents net interest income as a percentage of average interest earning assets.

	For the Year Ended December 31,
	2001			2000			1999
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans(1)(2)	$2,198,700	$170,655	7.76%	$1,909,365	$164,684	8.63%	$1,644,650	$133,274	8.10%
Loans exempt from federal income taxes(3)	10,305	826	8.02	10,469	840	8.02	10,063	898	8.92
Taxable investment securities	817,255	50,118	6.13	874,403	56,529	6.46	939,272	57,128	6.08
Investment securities exempt from federal income taxes(3)	91,794	6,306	6.87	97,561	6,774	6.94	96,605	6,694	6.93
Federal funds sold	39,025	1,515	3.88	25,169	1,591	6.32	30,342	1,490	4.91
Other interest bearing deposits	7,194	332	4.61	3,618	235	6.50	2,911	124	4.26

Total interest earning assets	3,164,273	229,752	7.26	2,920,585	230,653	7.90	2,723,843	199,608	7.33

Non-interest earning assets	258,187			266,455			205,511

Total assets	$3,422,460			$3,187,040			$2,929,354

Interest Bearing Liabilities:
Deposits:
NOW and money market deposits	$582,927	13,360	2.29	$541,634	19,151	3.54	$539,742	16,555	3.07
Savings deposit	334,322	7,038	2.11	355,076	8,489	2.39	386,752	10,227	2.64
Time deposits	1,438,512	75,193	5.23	1,210,247	70,431	5.82	1,062,773	53,841	5.07
Short-term borrowings	286,914	13,148	4.58	307,968	19,444	6.31	141,601	7,160	5.06
Long-term borrowings	61,106	3,143	5.14	49,764	3,712	7.46	111,847	6,347	5.67

Total interest bearing liabilities	2,703,781	111,882	4.14	2,464,689	121,227	4.92	2,242,715	94,130	4.20

Demand deposits—non-interest bearing	402,349			421,924			411,352
Other non-interest bearing liabilities	27,039			37,116			34,080
Stockholders' equity	289,291			263,311			241,207

Total liabilities and stockholders' equity	$3,422,460			$3,187,040			$2,929,354

Net interest income/interest rate spread(4)		$117,870	3.12		$109,426	2.98		$105,478	3.13

Net interest margin on a fully tax equivalent basis(5)			3.73%			3.75%			3.87%

Net interest margin(5)			3.65%			3.66%			3.77%

(1)
Non-accrual loans are included in average loans.

(2)
Interest income includes loan origination fees of $2.7 million, $2.4 million and $2.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

(3)
Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.

(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)
Net interest margin represents net interest income as a percentage of average interest earning assets.

        Net interest income on a fully tax equivalent basis increased $4.9 million, or 18.2%, to $31.7 million for the quarter ended March 31, 2002 from $26.8 million in the first quarter of 2001. Interest income decreased due to a 136 basis point decline in yield on average interest earning assets to 6.50%. The decrease in yield was partially offset by a $119.1 million, or 3.9%, increase in average earning assets, comprised of a $276.6 million increase in average loans offset by a $119.5 million decline in average total investment securities and a $30.3 million decline in federal funds sold. Interest expense declined due to a 216 basis point decrease in the average cost of funds to 2.88%, which was partially offset by a $83.9 million, or 3.3%, increase in average interest bearing liabilities. The net interest margin expressed on a fully taxable equivalent basis rose forty-nine basis points to 4.07% in the first quarter of 2002 from 3.58% in the comparable 2001 period due to the reversal of interest rate compression experienced in 2001, at which time interest earning assets were repricing more quickly than interest bearing liabilities due to the declining rate environment.

        For the year ended December 31, 2001, net interest income on a fully taxable equivalent basis increased $8.5 million to $117.9 million from $109.4 million for the year ended December 31, 2000. The increase in net interest income resulted from a decrease in interest expense of $9.3 million, or 7.7%, which exceeded the $901 thousand, or 0.4%, decline in interest income on a fully taxable equivalent basis. Interest income decreased due to a 64 basis point decline in fully taxable equivalent yield on average earning assets in the current declining rate environment to 7.26%. The decrease in yield was partially offset by a $243.7 million, or 8.3%, increase in average interest earning assets, comprised of a $289.2 million, or 15.1%, increase in average loans offset by a $62.9 million, or 6.5%, decline in average total investment securities. Interest expense declined due to a 78 basis point decline in the cost of funds to 4.14%, which was partially offset by a $239.1 million, or 9.7%, increase in average interest bearing liabilities. The net interest margin expressed on a fully taxable equivalent basis declined by two basis points to 3.73% for the year ended December 31, 2001 from 3.75% for the year ended December 31, 2000.

        For the year ended December 31, 2000, net interest income on a fully taxable equivalent basis increased $3.9 million to $109.4 million from $105.5 million for the year ended December 31, 1999. The increase in net interest income resulted from an increase in interest income on a fully taxable equivalent basis of $31.0 million, or 15.6%, partially offset by an increase in interest expense of $27.1 million, or 28.8%. Interest income increased due to a $196.7 million, or 7.2%, increase in average earning assets and a 57 basis point increase in their fully taxable equivalent yield to 7.90%. Interest expense increased due to a $222.0 million, or 9.9%, increase in average interest bearing liabilities and a 72 basis point increase in their cost to 4.92%. The net interest margin expressed on a fully taxable equivalent basis declined by 12 basis points to 3.75% for the year ended December 31, 2000 from 3.87% for the year ended December 31, 1999.

Volume, Mix and Rate Analysis of Net Interest Income

        The following tables present the extent to which changes in volume and interest rates of interest earning assets and interest bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to (1) changes attributable to changes in volume (changes in volume multiplied by prior period rate), (2) changes attributable to changes in rates (changes in rates multiplied by prior period volume) and (3) changes attributable to a combination of changes in rate and volume (change in rates multiplied by the changes in volume) (in thousands). Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001
	Changes Due to Volume	Changes Due to Rate	Total Change
Interest Earning Assets:
Loans	$5,350	$(9,384)	$(4,034)
Loans exempt from federal income taxes(1)	(10)	(36)	(46)
Taxable investment securities	(1,569)	(1,537)	(3,106)
Investment securities exempt from federal income taxes(1)	(266)	(52)	(318)
Federal funds sold	(279)	(333)	(612)
Other interest bearing deposits	(72)	(86)	(158)

Total increase (decrease) in interest income	3,154	(11,428)	(8,274)

Interest Bearing Liabilities:
NOW and money market deposit accounts	202	(2,894)	(2,692)
Savings deposits	72	(820)	(748)
Time deposits	1,996	(8,122)	(6,126)
Short-term borrowings	(1,283)	(2,229)	(3,512)
Long-term borrowings	132	(203)	(71)

Total increase in interest expense	1,119	(14,268)	(13,149)

Increase (decrease) in net interest income	$2,035	$2,840	$4,875

(1)
Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.

	Year Ended December 31,
	2001 Compared to 2000			2000 Compared to 1999
	Changes Due to Volume	Changes Due to Rate	Total Change	Changes Due to Volume	Changes Due to Rate	Total Change
Interest Earning Assets:
Loans	$23,450	$(17,479)	$5,971	$22,436	$8,974	$31,410
Loans exempt from federal income taxes(1)	(13)	(1)	(14)	35	(93)	(58)
Taxable investment securities	(3,589)	(2,822)	(6,411)	(4,076)	3,477	(599)
Investment securities exempt from federal income taxes(1)	(397)	(71)	(468)	66	14	80
Federal funds sold	677	(753)	(76)	(281)	382	101
Other interest bearing deposits	180	(83)	97	35	76	111

Total increase (decrease) in interest income	20,308	(21,209)	(901)	18,215	12,830	31,045

Interest Bearing Liabilities:
NOW and money market deposit accounts	1,368	(7,159)	(5,791)	58	2,538	2,596
Savings deposits	(477)	(974)	(1,451)	(800)	(938)	(1,738)
Time deposits	12,406	(7,644)	4,762	8,007	8,583	16,590
Short-term borrowings	(1,256)	(5,040)	(6,296)	10,139	2,145	12,284
Long-term borrowings	735	(1,304)	(569)	(4,230)	1,595	(2,635)

Total increase (decrease) in interest expense	12,776	(22,121)	(9,345)	13,174	13,923	27,097

Increase (decrease) in net interest income	$7,532	$912	$8,444	$5,041	$(1,093)	$3,948

(1)
Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.

Other Income

        Other income increased $1.9 million, or 30.4%, to $8.3 million for the quarter ended March 31, 2002 from $6.4 million for the first quarter of 2001. Trust and brokerage fees increased by $695 thousand, or 106.1%, primarily due to increases in investment services income and income from trust services of $355 thousand and $316 thousand respectively. Increase in cash surrender value of life insurance grew by $504 thousand, or 96.4%, as the insurance investment more than doubled due to an additional $35.0 million invested on January 2, 2002. Loan service fees increased by $408 thousand due to a greater volume of prepayment fees within the commercial and lease loan portfolios. Deposit service fees grew by $282 thousand due to increased monthly service charges, while net gains on sale of available for sale securities declined by $308 thousand. Other operating income in the 2002 period includes a $436 thousand gain on the sale of real estate.

        Other income increased $5.8 million, or 28.1%, to $26.2 million in the year ended December 31, 2001 from $20.4 million for the year ended December 31, 2000. Loan service fees increased by $2.4 million due to greater volumes and higher income realized on interest only securities. Net gains on available for sale securities increased by $1.7 million in 2001 as none were realized during 2000. Deposit service fees grew $1.2 million to $9.0 million due to increased volumes of monthly service charges and overdraft and non-sufficient funds fees. Trust and brokerage fees grew by $754 thousand (26.8%) due to increased commissions on investment products. Increase in cash surrender value of life insurance grew by $484 thousand while other operating income declined by $1.1 million primarily due to lower gains on sale of other real estate owned.

        For the year ended December 31, 2000, other income increased $799 thousand to $20.4 million from $19.6 million for the year ended December 31, 1999. The increase was primarily attributable to a $1.7 million increase in cash surrender value of life insurance and a $1.2 million increase in net lease financing income, of which approximately $530 thousand was the result of gains on residual dispositions at the end of lease terms and $336 thousand due to a write down in the residual value of lease equipment in the fourth quarter of 1999. Other operating income grew by $457 thousand due to gains on the sale of other real estate and an increase in automated teller machine fees while trust and brokerage fees grew by $262 due to increased commissions on the sale of investment products. Offsetting these gains was a $2.0 million decline in loan service fees due primarily to a $975 thousand write down in the value of interest only receivables as a result of an increase in our charge-off assumptions for our 97-2 and 98-1 securitization trusts and a $962 thousand decrease in servicing fees due to anticipated principal paydowns of home equity loans and reductions in related fees. Deposit service fees decreased by $817 thousand due to a decline in net non-sufficient funds fees collected.

Other Expenses

        Other expense increased by $279 thousand, or 1.3% to $21.1 million for the three months ended March 31, 2002 compared to $20.8 million for the three months ended March 31, 2001. Within the category, other operating expenses increased by $1.0 million due to a $1.0 million accrual for an unfavorable appellate court ruling related to rent payments claimed to be owed by us pursuant to a land lease agreement under which we are lessee. During the first quarter of 2002, the appellate court reversed the decision of a lower court, which found that we were not liable for these payments under the lease agreement, and directed summary judgement in favor of the plaintiff, the lessor. We are pursuing various legal options to seek reversal of the appellate court ruling. The accrual reflects the amount pertaining to rent expense incurred through the first quarter of 2002. Salaries and employee benefits increased by $506 thousand due to our continued growth. Intangibles amortization expense declined by $622 thousand as goodwill is not subject to amortization in the 2002 period under the provisions of Statement of Financial Accounting Standards No. 142, which we adopted on January 1, 2002. Occupancy and equipment expenses declined by $577 thousand due to cost savings achieved from the Old MB Financial-MidCity Financial merger. Depreciation expense and maintenance and repairs expense decreased $353 thousand and $206 thousand, respectively, from the same period in 2001.

        For the year ended December 31, 2001, other expenses increased by $25.2 million to $109.1 million from $83.9 million in 2000. Merger expenses incurred in fourth quarter 2001 of $22.7 million account for most of this increase. Salaries and employee benefits grew by $4.5 million to $45.6 million, from $41.1 million in 2000 due to our continued investment in people and employees added through our May 2001 acquisition of FSL Holdings, Inc. Offsetting these increases were declines in other operating expense, occupancy and equipment expense and advertising and marketing expense of $1.3 million, $449 thousand and $396 thousand, respectively.

        For the year ended December 31, 2000, other expenses increased $5.7 million to $83.9 million from $78.2 million for the year ended December 31, 1999. The increase was primarily due to operating costs associated with the three additional branches and personnel acquired through the acquisition of Damen Financial Corporation and its subsidiary Damen National Bank. Salaries and employee benefits increased $2.1 million, other operating expenses increased $1.5 million and occupancy and equipment expenses increased $1.3 million for the year ended December 31, 2000 compared to the year ended December 31, 1999. Advertising and marketing increased by $1.1 million, reflecting increased advertising and marketing efforts, while intangible amortization expense declined by $231 thousand, reflecting our accelerated intangible amortization method, which amortizes a greater amount of purchase premium related to the core deposit intangible in early years than in later years.

Income Taxes

        Income tax expense for the three months ended March 31, 2002 was $4.7 million compared to $3.7 million for the same period in 2001. The effective tax rate decreased to 31.2% for the first quarter of 2002 from 33.5% for the same period in 2001. The effective tax rate decreased primarily due to an increase in tax-exempt income generated from an additional investment of $35.0 million in cash surrender value of life insurance during January 2002.

        Income tax expense for the year ended December 31, 2001 was $13.2 million compared to $8.2 million for 2000. The effective tax rate increased to 51.7% for the year ended December 31, 2001, from 23.3% in 2000 due to the non-deductibility of certain merger costs and uncertainty relative to the realization of state net operating loss carryforwards.

        For the year ended December 31, 2000, we recorded income tax expense of $8.2 million compared to $13.3 million for the same period for 1999. Income before taxes for the year ended December 31, 2000 decreased $6.5 million compared to the same period for 1999. The effective tax rate decreased to 23.3% for the year ended December 31, 2000 from 31.9% for the year ended December 31, 1999, primarily due to the tax treatment of the increase in cash surrender value of life insurance.

Balance Sheet

        Total assets declined $36.9 million, or 1.1%, to $3.4 billion at March 31, 2002 compared to $3.5 billion at December 31, 2001. The decrease was primarily due to declines in investment securities available for sale and cash and due from banks of $45.3 million and $28.8 million, respectively. The above declines were partially offset by a $36.0 million, or 106.3%, increase in cash surrender value of life insurance due to an additional $35.0 million investment in January 2002 and a $13.6 million increase in federal funds sold.

        Total liabilities declined by $42.8 million, or 1.3% to $3.1 billion at March 31, 2002 from $3.2 billion at December 31, 2001. Short-term borrowings declined by $69.9 million primarily due to declines in Federal Home Loan Bank advances and notes payable of $53.0 million and $7.6 million, respectively. Non-interest bearing deposits and accrued expenses and other liabilities declined by $35.5 million and $12.1 million, while interest bearing deposits grew by $70.2 million, due to increases in brokered deposits and certificates of deposit of $56.4 million and $33.2 million, respectively. The decrease in accrued expenses and other liabilities was primarily due to accrued merger expenses paid during the first quarter of 2002 pertaining to the Old MB Financial-MidCity Financial merger.

        Total stockholders' equity increased $5.9 million, or 2.0%, to $299.5 million at March 31, 2002 compared to $293.6 million at December 31, 2001. The growth was primarily due to earnings increasing retained earnings offset by a $2.9 million decrease in accumulated other comprehensive income and a $2.6 million, or $0.15 per share cash dividend.

        Total assets increased $96.9 million, or 2.9% to $3.4 billion at March 31, 2002 compared to $3.3 billion at March 31, 2001. The increase was primarily due to growth of the loan portfolio and partially offset by investment security maturities. Net loans grew by $236.9 million, or 11.6%, due to increases in commercial real estate and construction real estate of $151.1 million and $75.2 million, respectively. A portion of this growth was provided by the approximately $141.0 million in loans acquired through our acquisition of FSL Holdings in May 2001. Of these loans, $46.2 million were subsequently sold in June 2001. Cash surrender value of life insurance increased by $37.7 million, or 117.0%, due to an additional investment of $35.0 million made in January 2002. The above increases were partially offset by declines in investment securities available for sale and federal funds sold of $132.8 million and $33.2 million, respectively.

        Total liabilities increased $88.3 million, or 2.9%, to $3.1 billion at March 31, 2002 compared to $3.0 billion at March 31, 2001. The growth was due to a $220.2 million, or 8.4%, increase in total deposits largely due to the acquisition of FSL. The deposit increase is comprised of a $173.8 million increase in interest bearing deposits and $46.3 million increase in non-interest bearing deposits. Long-term borrowings grew by $20.9 million, primarily due to an increase in subordinated debt of $20.0 million. Short-term borrowings decreased by $158.5 million, primarily due to declines in Federal Home Loan Bank advances, federal funds purchased and securities sold under agreement to repurchase of $69.0 million, $42.4 million and $38.6 million, respectively.

        Total stockholders' equity increased $8.6 million, or 3.0% to $299.5 million at March 31, 2002 compared to $290.8 million at March 31, 2001. The growth was primarily due to earnings increasing retained earnings as well as a $2.0 million increase in accumulated other comprehensive income, offset by $5.8 million in cash dividends.

        Total assets increased $178.5 million, or 5.4%, to $3.5 billion at December 31, 2001 compared to $3.3 billion at December 31, 2000. The increase was primarily due to the acquisition of FSL, which had total assets of $221.8 million as of the acquisition date. Net loans increased $286.1 million, or 14.4% due primarily to growth in our commercial and lease-banking business. Additional growth was provided by the approximately $141.0 million in loans acquired through the FSL acquisition of which $46.2 million were subsequently sold. Investment securities held to maturity declined by $660.3 million, as our held to maturity portfolio was reclassified as available for sale during the year. Investment securities available for sale increased by $553.2 million due to the held to maturity reclassification which was partially offset by funding needs within the loan portfolio.

        Total liabilities increased $162.2 million, or 5.4%, to $3.2 billion at December 31, 2001 from $3.0 billion at December 31, 2000. The growth was due to a $182.3 million increase in total deposits primarily due to the acquisition of FSL. The deposit increase was comprised of a $143.3 million increase in interest bearing deposits and $39.0 million increase in non-interest bearing deposits. Long-term borrowings grew by $15.4 million, with increases in subordinated debt and notes payable of $16.0 million and $2.1 million partially offset by a $2.7 million decline in Federal Home Loan Bank advances. Short-term borrowings decreased by $51.5 million due to declines in Federal Home Loan Bank advances, federal funds purchased and U.S. Treasury demand notes of $72.0 million, $30.5 million, and $2.8 million, respectively. These decreases were partially offset by increases in securities sold under agreement to repurchase and correspondent bank line of credit of $52.8 million and $1.0 million, respectively.

        Total stockholders' equity increased $16.3 million, or 5.9%, to $293.6 million at December 31, 2001 compared to $277.3 million at December 31, 2000. The growth was primarily due to net income increasing retained earnings, as well as a $12.6 million increase in accumulated other comprehensive income. These increases were partially offset by treasury stock purchases and cash dividends totaling $5.7 million and $4.8 million, respectively.

Investment Securities

        The primary purpose of the investment portfolio is to provide a source of earnings for liquidity management purposes, and to control interest rate risk. In managing the portfolio, we seek to obtain the objectives of safety of principal, liquidity, diversification and maximized return on funds. See "Liquidity and Capital Resources" and "Quantitative and Qualitative Disclosures About Market Risk—Asset Liability Management."

        The following tables set forth the amortized cost and fair value of our investment securities by type of security, as indicated (in thousands). As of March 31, 2002, December 31, 2001 and March 31, 2001, all of our investment securities were classified as available for sale.

			At March 31, 2001
	At March 31, 2002
			Amortized Cost
	Amortized Cost	Fair Value		Fair Value
U.S. Treasury securities	$22,716	$22,605	$24,021	$24,235
U.S. Government agencies	323,000	329,461	379,875	386,230
States and political subdivisions	81,804	83,424	94,441	95,898
Mortgage-backed securities	277,195	280,701	328,368	329,925
Corporate bonds	53,906	51,669	70,198	67,200
Equity securities	17,074	17,702	14,887	16,484
Debt securities issued by foreign governments	790	792	898	898
Investments in equity lines of credit trusts	11,649	11,649	9,921	9,921

Total	$788,134	$798,003	$922,609	$930,791

			At December 31, 2000		At December 31, 1999
	At December 31, 2001
			Amortized Cost		Amortized Cost
	Amortized Cost	Fair Value		Fair Value		Fair Value
Securities Available for Sale:
U.S. Treasury securities	$26,004	$26,301	$10,039	$10,063	$8,859	$8,762
U.S. Government agencies	345,334	354,754	104,711	104,076	107,088	104,665
States and political subdivisions	80,866	82,229	4,505	4,650	5,164	5,366
Mortgage-backed securities	292,573	296,216	100,646	99,751	131,365	129,834
Corporate bonds	53,912	52,423	44,113	40,278	43,092	40,564
Equity securities	17,996	19,083	17,551	19,213	15,441	16,630
Debt securities issued by foreign governments	878	881	898	898	962	958
Investment in equity lines of credit trusts	11,399	11,399	11,206	11,206	7,786	7,786

Total securities available for sale	$828,962	$843,286	$293,669	$290,135	$319,757	$314,565

Securities Held to Maturity:
U.S. Treasury securities	$—	$—	$13,993	$14,023	$67,085	$67,036
U.S. Government agencies	—	—	269,091	271,306	157,624	153,916
States and political subdivisions	—	—	91,626	91,980	95,647	94,560
Mortgage-backed securities	—	—	254,848	253,832	317,988	309,294
Debt securities issued by foreign governments	—	—	10	10	20	20
Corporate securities	—	—	30,743	30,828	36,331	36,229

Total securities held to maturity	$—	$—	$660,311	$661,979	$674,695	$661,055

        At December 31, 1999, we transferred held to maturity securities with an amortized cost of $9.7 million to available for sale securities and recorded as a component of equity, unrealized gain of $24 thousand net of $13 thousand of deferred taxes.

        U.S. Treasury securities and securities of U.S. Government agencies generally consist of fixed rate securities with maturities of three months to three years. States and political subdivisions investment securities consist of investment grade and local non-rated issues with maturities of less than five years. The average term of mortgage-backed securities generally ranges between five and ten years; however, certain mortgage-backed securities have terms longer than ten years. Some corporate bonds have terms of five to ten years or longer.

        Investment securities held to maturity declined by $660.3 million as of December 31, 2001, as our held to maturity portfolio was reclassified as available for sale during the year upon the implementation of SFAS No. 133. The fair value of such investment securities was $662.0 million as of the transfer date.

        There were no securities of any single issuer, other than U.S. Government agencies and mortgage backed securities, which had a book value in excess of 10.0% of our stockholders' equity at March 31, 2002.

        The following table sets forth certain information regarding contractual maturities and the weighted average yields of our securities portfolio at December 31, 2001 (dollars in thousands):

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years
	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield
U.S. Treasury securities	$8,586	5.55%	$17,715	4.59%	$—	—%	$—	—%
U.S. Government agencies	83,872	6.56	270,882	5.68	—	—	—	—
States and political subdivision(1)	22,436	7.02	52,047	6.65	2,414	6.54	5,332	10.15
Mortgage-backed securities(2)	18,916	6.23	34,349	6.10	14,787	5.87	228,164	5.93
Corporate bonds	4,123	6.24	15,404	7.92	—	—	32,896	7.52
Equity securities	19,083	5.64	—	—	—	—	—	—
Debt securities issued by foreign governments	191	7.02	690	7.08	—	—	—	—
Investments in equity lines of credit trusts	—	—	11,399	4.90	—	—	—	—

Total	$157,207		$402,486		$17,201		$266,392

(1)
Yield is reflected on a fully tax equivalent basis utilizing a 35% tax rate.

(2)
These securities are presented based upon contractual maturities.

Loan Portfolio

        The following tables set forth the composition of our loan portfolio as of the dates indicated (dollars in thousands):

	At March 31, 2002		At March 31, 2001
	Amount	Percent	Amount	Percent
Commercial	$492,088	21.34%	$516,605	24.95%
Commercial loans collateralized by assignment of lease payments	290,512	12.60	262,016	12.65
Commercial real estate	856,140	37.13	705,031	34.05
Residential real estate	347,718	15.08	323,667	15.64
Construction real estate	153,907	6.67	78,721	3.80
Installment and other	165,533	7.18	184,491	8.91

Gross loans(1)	2,305,898	100.00%	2,070,531	100.00%

Allowance for loan losses	(27,506)		(29,065)

Net loans	$2,278,392		$2,041,466

(1)
Gross loan balances at March 31, 2002 and March 31, 2001 are net of unearned income, including net deferred loan fees of $3.7 million and $2.1 million, respectively.

	At December 31,
	2001		2000		1999		1998		1997
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$490,314	21.21%	$515,644	25.56%	$425,897	22.86%	$380,221	28.62%	$329,580	27.14%
Commercial loans collateralized by assignment of lease payments	303,063	13.11	245,212	12.16	186,895	10.03	89,301	6.72	85,658	7.05
Commercial real estate	862,586	37.31	662,287	32.82	587,005	31.52	503,174	37.88	379,426	31.24
Residential real estate	351,064	15.18	351,138	17.41	420,938	22.59	197,346	14.85	237,015	19.52
Construction real estate	132,403	5.73	82,173	4.07	84,805	4.55	36,872	2.78	49,196	4.05
Installment and other	172,524	7.46	160,896	7.98	157,465	8.45	121,593	9.15	133,631	11.00

Gross loans(1)	2,311,954	100.00%	2,017,350	100.00%	1,863,005	100.00%	1,328,507	100.00%	1,214,506	100.00%

Allowance for loan losses	(27,500)		(26,836)		(21,607)		(15,908)		(17,263)

Net loans	$2,284,454		$1,990,514		$1,841,398		$1,312,599		$1,197,243

(1)
Gross loan balances at December 31, 2001, 2000, 1999, 1998 and 1997 are net of unearned income, including net deferred loan fees of $3.6 million, $2.4 million, $2.3 million, $2.5 million and $1.5 million, respectively.

        Net loans decreased by $6.1 million from December 31, 2001. Net loans increased by $236.9 million from $2.0 billion at March 31, 2001 due to increases in commercial real estate and construction real estate of $151.1 million and $75.2 million, respectively. A portion of this growth was provided by the approximately $141.0 million in loans acquired through the FSL acquisition in May 2001. Of these loans, $46.2 million were subsequently sold in June 2001.

        Net loans increased $293.9 million (14.8%) to $2.3 billion at December 31, 2001 from $2.0 billion at December 31, 2000. The increase was due primarily to growth in our commercial real estate portfolio and lease-banking business. Additional growth was provided by the approximately $141.0 million in loans acquired through the FSL acquisition of which $46.2 million were subsequently sold. Increases in our loan portfolio for the years 1997 through 2000 were primarily due to internal loan growth as well as the Avondale merger and Damen Financial Corporation acquisition in 1999.

Loan Maturities

        The following table sets forth the maturity or repricing information for commercial and construction real estate loans outstanding at December 31, 2001 (dollars in thousands):

	Due in One Year Or Less		Due after One Year Through Five Years		Due after Five Years
	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Commercial loans and commercial loans collateralized by assignment of lease payments	$226,566	$350,249	$202,841	$4,514	$1,655	$—	$785,825
Construction real estate loans	6,056	121,806	3,907	641	—	—	132,410

Asset Quality

        The following tables set forth the amounts of non-performing loans and non-performing assets at the dates indicated (dollars in thousands):

	At March 31,
	2002	2001
Non-performing loans:
Non-accrual loans	$18,814	$12,726
Loans 90 days or more past due, still accruing interest	243	3,932

Total non-performing loans	19,057	16,658

Other real estate owned	342	568
Other repossessed assets	62	88

Total non-performing assets	$19,461	$17,314

Total non-performing loans to total loans	0.83%	0.80%
Allowance for loan losses to non-performing loans	144.34%	174.48%
Total non-performing assets to total assets	0.57%	0.52%
	At December 31,
	2001	2000	1999	1998	1997
Non performing loans:
Non-accrual loans	$17,835	$11,894	$16,543	$5,874	$10,973
Loans 90 days or more past due, still accruing interest	164	4,481	458	1,056	41

Total non-performing loans	17,999	16,375	17,001	6,930	11,014

Other real estate owned	1,164	505	1,109	814	4,142
Other repossessed assets	38	101	—	—	—

Total non-performing assets	$19,201	$16,981	$18,110	$7,744	$15,156

Total non-performing loans to total loans	0.78%	0.81%	0.91%	0.52%	0.91%
Allowance for loan losses to non-performing loans	152.79%	163.88%	127.09%	229.55%	156.74%
Total non-performing assets to total assets	0.55%	0.52%	0.58%	0.31%	0.64%

        Non-performing Loans.    Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest and principal and loans whose terms have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Management reviews the loan portfolio for problem loans on an ongoing basis. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. These loans are placed under close supervision with consideration given to placing the loan on a non-accrual status, increasing the allowance for loan losses and (if appropriate) partial or full charge-off. After a loan is placed on non-accrual status, any current year interest previously accrued but not yet collected is reversed against current income. If interest payments are received on non-accrual loans, these payments will be applied to principal and not taken into income. Loans will not be placed back on accrual status unless all back interest and principal payments are made. If interest on non-accrual loans had been accrued, such income would have amounted to $1.3 million and $2.0 million for the years ended December 31, 2001 and 2000, respectively; none of these amounts were included in interest income during these periods. Our general policy is to place loans 90 days past due on non-accrual status. Non-accrual loans are further classified as impaired when underlying collateral is not sufficient to cover the loan balance and it is probable that we will not fully collect all principal and interest.

        Non-performing assets also consist of other repossessed assets and other real estate owned. Other real estate owned represents properties acquired through foreclosure or other proceedings and is recorded at the lower of cost or fair value less the estimated cost of disposal. Other real estate owned is evaluated regularly to ensure that the recorded amount is supported by its current fair value. Valuation allowances to reduce the carrying amount to fair value less estimated costs of disposal are recorded as necessary. Revenues and expenses from the operations of other real estate owned and changes in the valuation are included in other income and other expenses on the income statement.

        Total non-performing assets increased $260 thousand, or 1.4%, to $19.5 million at March 31, 2002 from $19.2 million at December 31, 2001, primarily due to a $979 thousand increase in non-accrual loans resulting from the addition of several small commercial credits. The increase in non-accrual loans was partially offset by an $822 thousand decline in other real estate owned.

        Total non-performing assets increased $2.1 million, or 12.4%, to $19.5 million at March 31, 2002 from $17.3 million at March 31, 2001 due to a $2.4 million increase in non-performing loans. The $6.1 million increase in non-accrual loans was primarily due to one commercial real estate loan totaling $2.9 million. This loan is secured by a first lien on real estate with an estimated fair market value of $5.3 million.

        At December 31, 2001, total non-performing assets increased $2.2 million to $19.2 million from $17.0 million at December 31, 2000 due to increases in non-performing loans and other real estate of $1.6 million and $659 thousand, respectively and partially offset by a $63 thousand decline in other repossessed assets. At December 31, 2000, non-performing assets decreased $1.1 million to $17.0 million from $18.1 million at December 31, 1999 due to declines of a $626 thousand and $604 thousand in non-performing loans and other real estate owned, respectively, which were partially offset by a $101 thousand increase in other repossessed assets. The increase in loans 90 days or more past due, still accruing interest of $4.0 million from December 31, 1999 to December 31, 2000 was primarily due to one commercial real estate loan. The loan is secured by a first lien on real estate with an estimated fair market value of $3.4 million and cash collateral of $1.6 million. As of March 31, 2002, the loan was performing and back on accrual status.

        Allowance for Loan Losses.    Management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this "critical accounting policy" involves judgements, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

        We maintain our allowance for loan losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans and prior loss experience. We use a risk rating system to evaluate the adequacy of the allowance for loan losses. With this system, each loan is risk rated between one and nine, by the originating loan officer or loan committee, with one being the best case and nine being a loss or the worst case. Loan loss reserve factors are multiplied against the balances in each risk-rating category to determine an appropriate level for the allowance for loan losses. Loans with risk ratings between six and eight are monitored much closer by the officers. Control of our loan quality is continually monitored by management and is reviewed by our board of directors and our loan committee on a monthly basis, subject to oversight by our board of directors through its members who serve on the loan committee. We consistently apply our methodology for determining the adequacy of the allowance for loan losses, but may make adjustments to our methodologies and assumptions based on historical information related to charge-offs and management's evaluation of the current loan portfolio.

        The following table presents a reconciliation of the activity in our allowance for loan losses for the quarterly periods presented (dollars in thousands):

	Three Months Ended March 31,
	2002	2001
Balance at beginning of year	$27,500	$26,836
Additions resulting from purchase of loans	—	2,000
Provision for loan losses	3,400	760
Charge-offs:
Commercial	1,530	112
Commercial loans collateralized by assignment of lease payments	1,373	—
Commercial real estate	128	368
Residential real estate	220	58
Construction real estate	—	—
Credit Scored Home Equity Lines of Credit	263	—
Installment and other	119	143

Total charge-offs	3,633	681

Recoveries:
Commercial	37	70
Commercial loans collateralized by assignment of lease payments	—	—
Commercial real estate	3	4
Residential real estate	4	28
Construction real estate	33	—
Credit Scored HELOC	149	—
Installment and other	13	48

Total recoveries	239	150

Net charge-offs	3,394	531

Balance at March 31,	$27,506	$29,065

Total gross loans at March 31,	$2,305,898	$2,070,531
Ratio of allowance to total loans	1.19%	1.40%
Ratio of net charge-offs to average loans	0.15%	0.03%

        The following table presents an analysis of the allowance for loan losses for the years presented (dollars in thousands):

	Year Ended December 31,
	2001	2000	1999	1998	1997
Balance at beginning of year	$26,836	$21,607	$15,908	$17,263	$13,240
Decreases resulting from sale of subsidiary	—	—	—	(399)	—
Additions resulting from purchase of loans	2,000	—	—	—	—
Additions resulting from mergers	1,025	—	9,954	—	2,969
Provision for loan losses	6,901	8,163	2,665	1,519	1,616
Charge-offs:
Commercial	8,173	845	1,070	137	261
Commercial loans collateralized by assignment of lease payments	36	—	377	841	—
Commercial real estate	44	600	1,141	808	—
Residential real estate	520	753	890	133	102
Construction real estate	—	535	972	315	—
Credit Scored Home Equity Lines of Credit	1,476	1,407	2,508	—	—
Installment and other	700	567	928	593	532

Total charge-offs	10,949	4,707	7,886	2,827	895

Recoveries:
Commercial	476	128	187	88	100
Commercial loans collateralized by assignment of lease payments	—	128	—	—	—
Commercial real estate	6	357	33	3	83
Residential real estate	53	27	29	92	24
Construction real estate	472	—	—	9	10
Credit Scored HELOC	475	952	545	—	—
Installment and other	205	181	172	160	116

Total recoveries	1,687	1,773	966	352	333

Net charge-offs	9,262	2,934	6,920	2,475	562

Balance at December 31,	$27,500	$26,836	$21,607	$15,908	$17,263

Total gross loans at December 31,	$2,307,724	$2,019,787	$1,865,352	$1,330,964	$1,216,032
Ratio of allowance to total loans	1.19%	1.33%	1.16%	1.20%	1.42%
Ratio of net charge-offs to average loans	0.42%	0.15%	0.42%	0.20%	0.05%

        Net charge-offs increased by $2.9 million to $3.4 million for the three months ended March 31, 2002 compared to $531 thousand for the three months ended March 31, 2001. The increase was primarily due to the charge-off of $2.8 million in loans to one commercial customer and one lease banking customer. In the first quarter of 2001, we added $22.8 million of pooled home equity lines of credit through the purchase of a 100% interest in our 97-2 securitization trust and added $2.0 million to the allowance for loan losses for these loans. The provision for loan losses increased by $2.6 million for the three months ended March 31, 2002 compared to the same period in 2001. The increase was primarily due to the increase in non-performing loans in the first quarter of 2002 as compared to the same period in 2001.

        Net charge-offs totaled $9.3 million in 2001, an increase of $6.4 million from 2000. The increase was primarily due to the charge-off of $5.5 million in loans to four commercial customers. As noted above, in the first quarter of 2001, we added $22.8 million of pooled home equity lines of credit to the loan portfolio through the purchase of a 100% interest in our 97-2 securitization trust and added $2.0 million to the allowance for loan losses for these loans. In the second quarter of 2001, $1.0 million was added to the allowance with the acquisition of FSL. The provision for loan losses declined by $1.3 million for the year ended December 31, 2001 compared to 2000. Net charge-offs totaled $2.9 million in 2000, a decline of $4.0 million from 1999. The decrease was primarily due to charge-offs incurred in 1999 on loans acquired through the merger with Avondale Federal Savings Bank. The provision for loan losses increased $5.5 million for the year ended 2000 compared to 1999 as a reflection of management's evaluation of non-performing loans as well as growth in our commercial and lease banking businesses.

        The following table sets forth the allocation of the allowance for loan losses as of the dates presented and the percentage of loans in each category to total loans. An allocation for a loan classification is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses (dollars in thousands):

			At December 31,
	At March 31, 2002		2001		2000		1999		1998		1997
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$7,423	21.34%	$6,724	21.26%	$6,012	25.54%	$5,557	22.79%	$3,855	28.50%	$3,117	27.11%
Commercial loans collateralized by assignment of lease payments	3,374	12.60	2,703	12.79%	847	12.14%	746	10.02%	281	6.71%	215	7.04%
Commercial and Residential real estate, including HELOC loans	9,124	52.21	8,901	58.53%	10,023	55.27%	8,182	58.14%	7,878	57.42%	8,228	55.94%
Construction real estate	1,459	6.67	1,258	5.74%	1,000	4.06%	395	4.55%	—	2.77%	—	4.05%
Installment	1,098	7.18	1,204	1.68%	2,895	2.99%	4,121	4.50%	804	4.60%	573	5.86%
Unallocated	5,028	—	6,710	—	6,059	—	2,606	—	3,090	—	5,130	—

Total	$27,506	100.00%	$27,500	100.00%	$26,836	100.00%	$21,607	100.00%	$15,908	100.00%	$17,263	100.00%

        The unallocated reserve to total gross loans at December 31, 2001 and 2000 was 0.29% and 0.30%, respectively. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including specific reserves on problem loans, current loan risk ratings, delinquent loans, historical loss experience and economic conditions in our market area. In addition, federal regulatory authorities, as part of the examination process, periodically review our allowance for loan losses. The regulators may require us to record additions to the allowance level based upon their assessment of the information available to them at the time of examination. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual future loan losses.

        Potential Problem Loans.    We utilize an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled meeting of the boards of directors of our subsidiary banks, a watch list is presented, showing all loans listed as "Special Mention," "Substandard," "Doubtful" and "Loss." An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets, worthy of charge-off. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that may or may not be within the control of the customer are deemed to be Special Mention.

        Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by our subsidiary banks' primary regulators, which can order the establishment of additional general or specific loss allowances. The Office of the Comptroller of the Currency, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (1) institutions have effective systems and controls to identify, monitor and address asset quality problems; (2) management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (3) management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Management believes it has established an adequate allowance for probable loan losses. We analyze our process regularly, with modifications made if needed, and reports those results four times per year at meetings of our board of directors. However, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially increase our allowance for loan losses at the time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

        Potential problem loans are loans included on the watchlist presented to the Board of Directors that do not meet the definition of a non-performing loan, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. The aggregate principal amounts of potential problem loans as of March 31, 2002, December 31, 2001, March 31, 2001, and December 31, 2000 were approximately $16.4 million, $15.7 million, $8.7 million, and $17.2 million, respectively.

        As of March 31, 2002, we had approximately $9.9 million in performing lease loans under which K-Mart Corporation was the lessee. Approximately $5.8 million of these loans were direct financing leases included in our lease loan portfolio pursuant to which we invested in the equipment leased. K-Mart filed for bankruptcy protection on January 22, 2002. The K-Mart lease loans are secured by revenue producing equipment with an original cost of $10.2 million that was purchased and installed during the second half of 2001. Subsequent to filing for bankruptcy protection, K-Mart closed a number of its retail stores, including some in which this equipment was located. K-Mart informed us that all of our equipment located in closed stores has been moved to stores that will remain open.

        While the K-Mart lease loans are currently performing in accordance with their terms, no assurance can be given that this will continue to be the case and such performance may depend on the terms of the reorganization plan for K-Mart. No assurances can be made that a loss related to these loans will not be incurred.

Lease Investments

        Our lease investments by categories follow (in thousands):

	March 31, 2002	December 31, 2001	March 31, 2001
Direct financing leases(1)	$7,346	$7,863	$1,698
Operating leases:
Equipment, at cost	83,004	82,489	83,612
Less accumulated depreciation	(36,410)	(34,237)	(34,233)

Lease investments, net	$46,594	$48,252	$49,379

(1)
Direct financing leases are included as lease loans as of March 31, 2002. At December 31, 2001 and March 31, 2001, amounts are included in lease investments, net for financial reporting purposes.

        Lease investments are investments in equipment leased to other companies by us. We have steadily grown our lease portfolio over the past five years from virtually nothing to $46.6 million at March 31, 2002. We fund most of our lease equipment purchases, but have some loans at other banks totaling $8.5 million at March 31, 2002, $7.9 million at December 31, 2001 and $5.9 million at March 31, 2001.

        The operating lease portfolio is made up of various types of equipment, generally technology related, such as computer systems, satellite equipment, and general manufacturing equipment. A lessee generally must have an investment grade rating for its public debt from Moody's or Standard & Poors, or the equivalent. Gains on leased equipment periodically result when a lessee renews a lease or purchases the equipment at the end of a lease, or the equipment is sold to a third party at a profit. Individual lease transactions can, however, result in a loss. This generally happens when, at the end of a lease, the lessee does not renew the lease or purchase the equipment. To mitigate this risk of loss, we usually limit individual leased equipment residuals (expected lease book values at the end of initial lease terms) to approximately $500 thousand per transaction and seeks to diversify both the type of equipment leased and the industries in which the lessees to whom such equipment is leased participate.

        At March 31, 2002, the following schedule represents the residual values for operating leases in the year initial lease terms are ended (in thousands):

End of Initial Lease Terms December 31,	Residual Values
2002 and prior	$4,182
2003	1,375
2004	3,319
2005	1,949
2006	1,469
2007	57

$12,351

        There were approximately 158 leases at March 31, 2002 compared to 143 at December 31, 2001 and 150 at March 31, 2001. In addition, residual lease values were $12.4 million, $11.2 million, and $11.9 million at March 31, 2002, December 31, 2001 and March 31, 2001, respectively, resulting in an average residual per lease of $78 thousand, $78 thousand and $79 thousand as of the respective dates.

Interest Only Receivables

        In 1996, 1997 and 1998, Avondale Federal Savings Bank (which was purchased in 1999) securitized certain home equity lines of credit to investors with limited recourse, retaining the right to service the underlying loans. The securitizations were done using qualified special purpose entities (securitization trusts). Upon the sale, the net carrying amount of the loans were removed from the balance sheet, and certain retained residual interests were recorded. The retained interests included rights to service the loans that were sold (the "servicing rights") and the rights to future cash flows (the "interest only receivables") arising after the investors in the securitization trusts received their contractual return. In addition, we retained a security interest in the securitization trusts, reflecting the excess of the total amount of loans transferred to the trusts over the portion represented by certificates sold to investors. Through the Avondale merger, we acquired servicing rights related to these loans. The annual servicing fees received by us approximate 0.75% of the outstanding loan balance. The investors and their securitization trusts have no recourse to our other assets for failure of debtors to pay when due. Most of our retained interest in the securitization trusts is generally restricted until investors have been fully paid and is subordinate to investor's interest. The retained interest is included with securities available for sale and is reflected as investments in equity lines of credit trust. We estimate fair value of these securities by using prices paid for similar securities.

        Since the projected income from the servicing rights approximates our estimated cost to service the loans, no asset was recorded. Income from servicing is recognized as earned pursuant to the terms of the servicing agreement and to the extent cash collections from the borrowers exceed payments to the investors. Cash collections in excess of the servicing rights income that is earned is next applied to the interest only receivables. The value allocated to the interest only receivables is reduced and interest income is recorded assuming a constant yield based upon the discount rate used to estimate its fair value. At the end of the estimated life of the securitization, the carrying value of the interest only receivables will be fully amortized.

        Because our retained residual interests are subordinated to the interests of the securitization investors, there is risk that the carrying value of the interest only receivables will not be fully recovered, resulting in a loss charged to earnings. In addition, since actual credit losses may exceed projected credit losses over the life of the securitization, there is a risk that the value of our retained participation interest will not be fully realized, resulting in a loss charged to earnings. Recourse against us for credit losses is limited to the amount of the sales proceeds that were not remitted by the securitization trust at the time of the initial sale of the loans. At each reporting period, the fair value of the interest only receivables are re-evaluated based upon current estimates and assumptions of the net present value of residual future cash flows net of remaining expected credit losses. If this re-evaluation results in fair values that are less than the amortized carrying value of the interest only receivables and if remaining projected cash flows are less than previously estimated, the carrying value is written-down to fair value. If the write-down is determined to be other than temporary, the amount of the write-down is charged against earnings for the current period. Finally, at each reporting period, new interest only receivable amortization schedules are revised based upon current estimates, assumptions, adjusted carrying values and revised constant yields.

        Judgements and assumptions that are most critical to the application of this accounting policy are estimated defaults, delinquencies and credit losses, projected prepayment speeds and discount rates.

These assumptions are based upon demonstrated credit and prepayment performance of the underlying loans. These are, in turn, most highly influenced by general economic conditions, with the greatest adverse affect during economic downturns and periods of rapidly falling interest rates.

        Changes in assumptions and conditions could result in unexpected write-downs of the residual interests as well as interest accruals and accretion that are less than historically experienced. See also Note 7 of the notes to our consolidated financial statements beginning on page F-1.

        At March 31, 2002, December 31, 2001 and March 31, 2001, interest only receivables were $8,383,000, $8,580,000 and $8,496,000, respectively. The value of interest only receivables is subject to substantial credit, prepayment, and interest rate risk on the transferred financial assets. On a quarterly basis, we perform a review to determine the fair value of our interest only receivables, as these receivables were accounted for as investment securities available for sale. As part of the review, we review our assumptions of prepayment speeds, discount rates and anticipated credit losses.

        The following table shows the results of our assumptions used to estimate the fair value at March 31, 2002 (dollars in thousands):

	Interest Only Receivables Pools
	96-1 Adjustable(1)	97-1 Adjustable(1)	98-1 Adjustable(1)
Estimated fair value	$3,230	$3,290	$1,863
Prepayment speed	35.00%	35.00%	35.00%
Weighted-average life (in years)(2)	0.16	0.53	1.78
Expected credit losses(3)	0.58%	1.05%	7.24%
Residual cash flows discounted at	12.00%	12.00%	12.00%
Loans outstanding at March 31, 2002	$9,468	$11,006	$25,140
Retained interest in equity lines of credit trusts	5,640	4,174	1,834

(1)
Rates for these loans are adjusted based on the prime rate as published in the Wall Street Journal.

(2)
The remaining weighted-average life in years of prepayable assets is calculated by summing (a) the principal collections expected in each future year multiplied by (b) the number of years until collection, and then dividing that sum by the initial principal balance. This is not explicitly assumed but it reflects the overall effect of prepayment assumptions.

(3)
Assumed remaining credit losses over the life remaining on the loans outstanding at March 31, 2002 are $55 thousand, $116 thousand, and $1.8 million for 96-1, 97-1, and 98-1, respectively. The estimated credit loss percentage is derived by dividing the remaining credit losses by the related loan balance outstanding in the pool.

        In February 2001, we acquired in the market 100% of securities outstanding in the 97-2 securitization trust held by investors. After the acquisition, we applied purchase accounting and the securitization trust and its activities were consolidated into our financial statements.

        Management believes the interest only receivable accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this "critical accounting policy" involves judgements, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

Sources of Funds

        General.    Deposits, short-term and long-term borrowings, loan and investment security repayments and prepayments, proceeds from the sale of securities, and cash flows generated from operations are the primary sources of our funds for lending, investing, leasing and other general purposes. Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interest rates, money markets conditions, general economic conditions and competition.

        Deposits.    We offer a variety of deposit accounts with a range of interest rates and terms. Our core deposits consist of checking accounts, NOW accounts, money market accounts, savings accounts and non-public certificates of deposit. These deposits, along with public fund deposits, brokered deposits, and short-term and long-term borrowings are used to support our asset base. Our deposits are obtained predominantly from the geographic trade areas surrounding each of our office locations. We rely primarily on customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

        The following table sets forth the maturities of certificates of deposit and other time deposits $100,000 and over at the dates indicated (dollars in thousands):

	At March 31, 2002	At December 31, 2001
Certificates of deposit $100,000 and over:
Maturing within three months	$251,465	$239,646
After three but within six months	71,592	121,470
After six but within twelve months	101,919	76,027
After twelve months	163,068	86,975

Total certificates of deposit $100,000 and over:	$588,044	$524,118

Other time deposits $100,000 and over:
Maturing within three months	$8,032	$5,624
After three but within six months	1,753	8,228
After six but within twelve months	7,062	5,248
After twelve months	8,363	7,898

Total other time deposits $100,000 and over:	$25,210	$26,998

        The following table sets forth the composition of our deposits at the dates indicated (dollars in thousands):

			At December 31,
	At March 31, 2002
			2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Demand deposits, noninterest bearing	$438,085	15.33%	$473,624	16.78%	$434,576	16.47%
NOW and money market accounts	559,531	19.60	583,208	20.67	544,762	20.64
Savings deposits	340,525	11.92	336,334	11.92	322,547	12.22
Time certificates, $100,000 or more	613,254	21.47	551,116	19.53	554,046	20.99
Other time certificates	940,986	31.68	877,444	31.10	783,464	29.68

Total	$2,856,381	100.00%	$2,821,726	100.00%	$2,639,395	100.00%

Borrowings

        We have access to a variety of borrowing source and use short-term and long-term borrowings to support our asset base. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, Federal Home Loan Bank advances and correspondent bank lines of credit. We also offer a deposit account that sweeps balances in excess of an agreed upon target amount into overnight repurchase agreements. As business customers have grown more sophisticated in managing their daily cash position, demand for the sweep product has increased. As of March 31, 2002, December 31, 2001, March 31, 2001 and December 31, 2000, our short-term borrowings were $173.3 million, $243.3 million, $331.8 million and $294.8 million, respectively.

        The following table sets forth certain information regarding our short-term borrowings for the years indicated (dollars in thousands):

	December 31,
	2001	2000	1999
Federal funds purchased:
Average balance outstanding	$34,339	$62,288	$16,551
Maximum outstanding at any month-end during the period	76,750	126,500	81,225
Balance outstanding at end of period	5,000	35,525	59,700
Weighted average interest rate during the period	4.29%	6.54%	5.50%
Weighted average interest rate at end of the period	2.34%	6.60%	5.76%
Securities sold under agreements to repurchase:
Average balance outstanding	$146,275	$87,458	$85,323
Maximum outstanding at any month-end during the period	177,893	100,866	154,698
Balance outstanding at end of period	143,682	90,875	79,135
Weighted average interest rate during the period	3.98%	6.13%	4.58%
Weighted average interest rate at end of the period	2.30%	5.99%	5.13%
U.S. Treasury demand notes:
Average balance outstanding	$1,029	$1,816	$2,272
Maximum outstanding at any month-end during the period	2,854	2,900	6,103
Balance outstanding at end of period	—	2,801	2,888
Weighted average interest rate during the period	3.99%	5.80%	4.58%
Weighted average interest rate at end of the period	—	6.41%	4.55%
Federal Home Loan Bank advances:
Average balance outstanding	$83,924	$152,049	$42,063
Maximum outstanding at any month-end during the period	149,000	157,000	138,000
Balance outstanding at end of period	83,000	155,000	137,000
Weighted average interest rate during the period	5.75%	6.41%	5.74%
Weighted average interest rate at end of the period	2.45%	6.65%	5.85%
Correspondent bank lines of credit:
Average balance outstanding	$18,919	$6,936	$1,742
Maximum outstanding at any month-end during the period	26,000	10,600	5000
Balance outstanding at end of period	11,600	10,600	5,000
Weighted average interest rate during the period	5.77%	7.40%	6.47%
Weighted average interest rate at end of the period	3.15%	8.25%	7.43%

        Long-term borrowings include notes payable to other banks to support a portfolio of equipment that we own and lease to other companies, the debentures we sold to Coal City Capital Trust I in connection with the issuance of its preferred securities, as well as general debt incurred to fund recent corporate acquisitions. As of March 31, 2002, December 31, 2001, March 31, 2001 and December 31, 2000, our long-term borrowings were $63.6 million, $59.0 million, $42.7 million and $43.6 million, respectively.

Liquidity

        Bank Liquidity.    Liquidity management is monitored by the Asset/Liability Management Committee and boards of directors of each our subsidiary banks, which review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

        Our banks' primary sources of funds are retail and commercial deposits, short-term and long-term borrowings, public funds and funds generated from operations. Funds from operations include principal and interest payments received on loans and securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing on sources of funds.

        Our banks have no required regulatory liquidity ratios to maintain; however, they adhere to certain liquidity guidelines established in connection with the Old MB Financial-MidCity Financial merger. See "Business—Merger-related Bylaw Provisions" on page    .

        At March 31, 2002, the banks had outstanding loan origination commitments and unused commercial and retail lines of credit of $142.6 million. The banks anticipate that they will have sufficient funds available to meet current origination and other lending commitments. Certificates of deposit that are scheduled to mature within one year totaled $1.2 billion at March 31, 2002 and December 31, 2001, respectively. The banks expect to retain a substantial majority of these certificates of deposit.

        In the event that additional short-term liquidity is needed, our banks have established relationships with several large regional banks to provide short-term borrowings in the form of federal funds purchases. While, at March 31, 2002, there were no firm lending commitments in place, our banks have borrowed, and management believes that they could again borrow, $155.7 million for a short time from these banks on a collective basis. Additionally, MB Financial Bank and Union Bank, N.A. are members of the Federal Home Loan Bank of Chicago and have the ability to borrow from the Federal Home Loan Bank of Chicago. As a contingency plan for significant funding needs, the Asset/Liability Management committee may also consider the sale of investment securities, selling securities under agreement to repurchase or the temporary curtailment of lending activities.

        Corporation Liquidity.    Our main sources of liquidity at the holding company level are dividends from our subsidiary banks and a line of credit maintained with a large regional correspondent bank in the amount of $26.0 million. As of March 31, 2002, we had $4.0 million of outstanding indebtedness under this line of credit, leaving $22.0 million undrawn and available to us.

        The following table summarizes our significant contractual obligations and other potential funding needs at December 31, 2001 (dollars in thousands).

	Time Deposits	Long-term debt	Operating leases	Total
2002	$1,178,943	$2,387	$1,875	$1,183,205
2003	152,787	3,984	2,033	158,804
2004	42,359	2,248	1,946	46,553
2005	34,784	1,225	1,924	37,933
2006	16,122	36	1,702	17,860
Thereafter	3,565	49,100	6,683	59,348

Total	$1,428,560	$58,980	$16,163	$1,503,703

Commitments to extend credit				$658,981

        Our subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies, which affect their ability to pay dividends to us. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Additionally, our bylaws effectively limit the amount of dividends our banks may pay to us by requiring each bank to maintain total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 11%, 8% and 7%, respectively. See "Business—Merger Related Bylaw Provisions." The minimum ratios required for a bank to be considered "well capitalized" for regulatory purposes are 10%, 6% and 5%, respectively. At March 31, 2002, our subsidiary banks could pay a combined $43.8 million in dividends and comply with our bylaws regarding minimum regulatory capital ratios. In addition to adhering to our bylaws, there are regulatory restrictions on the ability of national banks to pay dividends. See "Business—Supervision and Regulation—Dividends."

Capital Resources

        Our subsidiary banks are subject to the risk based capital regulations administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8.00%, Tier 1 capital to risk-weighted assets of 4.00%, and Tier 1 capital to total assets of 4.00%. Failure to meet these capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators, which, if undertaken, could have a direct material effect on the banks' financial statements. As of March 31, 2002, the most recent notification from the federal banking regulators categorized each of our subsidiary banks as well capitalized. A well capitalized institution must maintain a minimum ratio of total capital to risk-weighted assets of at least 10.00%, a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, a minimum ratio of Tier 1 capital to total assets of at least 5.00% and must not be subject to any written order, agreement or directive requiring it to meet or maintain a specific capital level. There are no conditions or events since that notification that management believes have changed the banks' capital classification. On a consolidated basis, we must maintain a minimum ratio of Tier 1 capital to total assets of 4.00%, and a minimum ratio of total-capital to risk-weighted assets of 8.00%. See "Business—Supervision and Regulation—Capital Adequacy" and "Prompt Corrective Action."

        As of March 31, 2002, we and each of our subsidiary banks were "well capitalized" under the capital adequacy requirements to which each of us are subject. The following table sets forth the actual and required regulatory capital amounts and ratios for us and our subsidiary banks as of March 31, 2002 (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Consolidated	$330,297	12.94%	$204,140	8.00%	N/A	N/A
MB Financial Bank	298,998	12.82	186,512	8.00	$233,140	10.00%
Union Bank	22,983	13.52	13,598	8.00	16,998	10.00
Abrams Centre National Bank	10,022	18.22	4,401	8.00	5,501	10.00
Tier 1 capital (to risk-weighted assets):
Consolidated	282,791	11.08	102,070	4.00	N/A	N/A
MB Financial Bank	254,252	10.91	93,256	4.00	139,884	6.00
Union Bank	21,133	12.43	6,799	4.00	10,199	6.00
Abrams Centre National Bank	9,332	16.96	2,200	4.00	3,301	6.00
Tier 1 capital (to average assets):
Consolidated	282,791	8.25	137,030	4.00	N/A	N/A
MB Financial Bank	254,252	8.30	122,468	4.00	153,085	5.00
Union Bank	21,133	7.64	11,067	4.00	13,834	5.00
Abrams Centre National Bank	9,332	10.34	3,609	4.00	4,511	5.00

N/A—not applicable

Statement of Cash Flows

        Our cash flows are composed of three classifications: cash flows from operating activities; cash flows from investing activities; and cash flows from financing activities. Net cash provided by operating activities was $5.9 million and $13.0 million for the three months ended March 31, 2002 and 2001, respectively, a decrease of $7.1 million, due primarily to a larger decrease in other liabilities in the 2002 period. Net cash provided by investing activities increased by $34.6 million, to $8.1 million for the three months ended March 31, 2002 from $26.5 million used in the same period in 2001. Our investing activities for the first three months of 2002 compared to 2001 included additional cash flows of $52.8 million due to a small decrease in loans, net of principal collections in the 2002 period, compared to a $50.2 million increase in the 2001 period, as well as declines in purchases of available for sale securities and purchase of premises and leased equipment of $11.7 million and $5.8 million, respectively. The above cash flows were partially offset by a $35.0 million purchase of life insurance in the first quarter of 2002. Net cash used in financing activities was $32.3 million for the three months ended March 31, 2002 while $31.4 million was provided in the first three months of 2001. The $63.7 million increase in net cash used in financing activities was primarily due to a $69.9 million decrease in short term borrowings in the 2002 period compared to a $37.0 million increase in 2001 and a $34.7 million increase in deposits in the first quarter of 2002 compared to a slight decline in the 2001 period.

        Net cash provided by operating activities was $59.4 million, $54.9 million and $43.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash provided by operating activities increased by $4.5 million in the 2001 period over 2000 due to increases in other liabilities, other assets and provision for deferred income taxes, partially offset by a decrease in net income.

Net cash provided by (used in) investing activities was ($16.0) million, ($170.3) million and $9.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. The $154.3 million decrease in net cash used in investing activities for the year ended December 31, 2001 compared to 2000 was due to increases in proceeds from sales, maturities, and calls of investment securities of $248.7 million and a $51.4 million increase in proceeds from sale of loans, which were partially offset by a $117.2 million increase in investment security purchases and a $49.0 million greater increase in loans, net of principal payments. The $180.2 million increase in cash used in investing activities in 2000 over 1999 was primarily due to declines in proceeds from sales, maturities and calls of investment securities of $360.8 million, which were partially offset by a $144.2 million increase in the purchase of investment securities and $60.4 million decline in the net increase in loans, net of principal payments. Net cash provided (used in) by financing activities was ($44.6) million, $151.6 million and ($74.5) million for the years ended December 31, 2001, 2000 and 1999, respectively. The decrease in cash provided by financing activities for the year ended December 31, 2001 compared to December 31, 2000 was primarily due to declines in deposits and short term borrowings of $152.6 million and $62.6 million, respectively. Net cash provided by financing activities for the year ended December 31, 2000 compared to the year ended December 31, 1999 increased by $226.1 million due an increase in deposits and decline in principal paid on long term borrowings of $221.0 million and $92.6 million, respectively, which were partially offset by a $89.7 million lower increase in net short term borrowings.

Supplementary Financial Information

        The following table sets forth selected quarterly financial data (dollars in thousands, except common share data):

	2001				2000
	Three Months Ended				Three Months Ended
	December(1)	September	June	March	December	September	June	March
Statement of Income Data:
Interest Income	$53,631	$57,310	$58,027	$58,288	$59,992	$58,605	$55,561	$53,830
Interest expense	22,019	27,149	30,626	32,088	33,234	32,009	28,856	27,128

Net interest income	31,612	30,161	27,401	26,200	26,758	26,596	26,705	26,702
Provision for loan losses	3,011	1,870	1,260	760	1,963	2,073	2,109	2,018

Net interest income after provision for loan losses	28,601	28,291	26,141	25,440	24,795	24,523	24,596	24,684
Other income	6,796	5,946	7,061	6,393	4,949	5,097	5,149	5,253
Other expense	44,333	22,267	21,668	20,821	20,177	21,503	20,986	21,233

Income (loss) before income taxes	(8,936)	11,970	11,534	11,012	9,567	8,117	8,759	8,704
Income taxes	1,274	4,259	3,996	3,688	2,372	1,684	2,017	2,113

Net income (loss)	$(10,210)	$7,711	$7,538	$7,324	$7,195	$6,433	$6,742	$6,591

Common Share Data(2):
Basic earnings (loss) per common share(3)	$(0.59)	$0.44	$0.43	$0.42	$0.41	$0.37	$0.38	$0.37
Diluted earnings (loss) per common share(3)	$(0.59)	$0.43	$0.42	$0.41	$0.41	$0.36	$0.38	$0.37
Weighted average common shares outstanding	17,439,211	17,595,327	17,606,797	17,607,365	17,607,365	17,607,365	17,607,365	17,607,365
Diluted weighted average common shares outstanding	17,439,211	17,971,952	17,883,659	17,695,425	17,607,365	17,649,212	17,617,162	17,607,365

(1)
Other expense includes expenses totaling $22.7 million ($19.2 million net of the related tax benefit) incurred due to the Old MB Financial-MidCity Financial merger.

(2)
For all quarters presented, common share data includes MidCity Financial common stock converted to our common stock at an exchange ratio of 230.32955 to 1 and Old MB Financial common stock converted to our common stock at an exchange ratio of 1 to 1.

(3)
For the three months ended December 31, 2001, basic earnings per common share and diluted earnings per common share were $0.52 and $0.50, respectively, excluding the impact of merger expenses totaling $19.2 million net of the related tax benefit incurred due to the Old MB Financial-MidCity Financial merger.

        2001 Fourth Quarter Results.    We incurred a net loss of $10.2 million in the fourth quarter of 2001 compared to net income of $7.2 million in the fourth quarter of 2000. Excluding merger expenses, net income would have been $9.0 million in the fourth quarter of 2001, an increase of 24.6%, compared to $7.2 million for the fourth quarter of 2000. Net interest income was $31.6 million for the three months ended December 31, 2001 compared to $26.8 million for the three months ended December 31, 2000, an increase of 17.9%. Net interest income increased due to growth in our average interest earning assets, as well as interest-bearing liabilities repricing at a faster pace than interest earning assets in the current interest rate environment.

        In the fourth quarter of 2001, $3.0 million was added to the allowance for loan losses due to increased net charge-offs during the quarter resulting from the charge-off of $2.8 million in loans to two commercial customers.

        Other income increased $1.8 million (35.5%) to $6.7 million for the quarter ended December 31, 2001 from $4.9 million for the same period in 2000. The majority of the increase came from growth in loan service fees, deposit service fees, trust and brokerage fees and net lease financing of $514 thousand, $446 thousand, $268 thousand and $246 thousand, respectively.

        Other expense increased $24.1 million to $44.2 million from $20.2 million from the fourth quarter of 2000. The increase was primarily due to expenses of $22.7 million related to the Old MB Financial-MidCity Financial merger consummated in the 2001 fourth quarter. Other increases were due to a $1.7 million increase in salaries and other employee benefits due to continued investments in people, the acquisition of First Savings and Loan of South Holland in the second quarter of 2001, as well as a $706 thousand increase in other operating expenses. The above increases were partially offset by a $864 thousand decline in advertising and marketing expense.

        Income tax expense for the quarter ended December 31, 2001 was $1.3 million compared to $2.4 million for the quarter ended December 31, 2000. The 2001 fourth quarter expense includes an income tax benefit not being recorded for $5.6 million in merger expenses which related to professional and investment banking fees and a valuation reserve being established in conjunction with the Old MB Financial-MidCity Financial merger for our state net operating loss carryforwards which may no longer be utilized.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Asset Liability Management

        Our net interest income is subject to interest rate risk to the extent that it can vary based on changes in the general level of interest rates. It is our policy to maintain an acceptable level of interest rate risk over a range of possible changes in interest rates while remaining responsive to market demand for loan and deposit products. The strategy we employ to manage our interest rate risk is to measure our risk using an asset/liability simulation model and adjust the maturity of securities in our investment portfolio to manage that risk. Also, to limit risk, we generally do not make fixed rate loans or accept fixed rate deposits with terms of more than five years.

        Interest rate risk can also be measured by analyzing the extent to which the repricing of assets and liabilities are mismatched to create an interest sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative gap position would tend to result in an increase in net interest income.

        The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at March 31, 2002 that we anticipate based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of the term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at March 31, 2002 on the basis of contractual maturities and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be reinvested and/or repriced as a result of contractual amortization and rate adjustments on adjustable-rate loans. Loan and investment securities contractual maturities and amortization reflect modest prepayment assumptions. While NOW, money market and savings deposit accounts have adjustable rates, it is assumed that the interest rates on these accounts will not adjust immediately to changes in other interest rates.

        Therefore, the table is calculated assuming that NOW, money market and savings deposits will reprice as follows: 30%, 85% and 24%, respectively, in the first three months, 10%, 2% and 12%, respectively, in the next nine months, and 60%, 13% and 64%, respectively, after one year (dollars in thousands):

	Time to Maturity or Repricing
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
Interest Earning Assets:
Loans	$1,157,644	$321,881	$759,935	$66,438	$2,305,898
Investment securities	92,859	178,186	425,979	100,979	798,003
Federal funds sold	33,100	—	—	—	33,100
Interest bearing deposits with banks	1,358	—	—	—	1,358

Total interest earning assets	$1,284,961	$500,067	$1,185,914	$167,417	$3,138,359

Interest Bearing Liabilities:
NOW and money market deposit accounts	$373,626	$26,023	$159,882	$—	$559,531
Savings deposits	81,726	40,864	217,935	—	340,525
Time deposits	540,336	632,633	340,746	4,525	1,518,240
Short-term borrowings	132,194	41,145	—	—	173,339
Long-term borrowings	46,466	4,455	8,572	4,100	63,593

Total interest bearing liabilities	$1,174,348	$745,120	$727,135	$8,625	$2,655,228

Rate sensitive assets (RSA)	$1,284,961	$1,785,028	$2,970,942	$3,138,359	$3,138,359
Rate sensitive liabilities (RSL)	1,174,348	1,919,468	2,646,603	2,655,228	2,655,228
Cumulative GAP	110,613	(134,440)	324,339	483,131	483,131
(GAP—RSA—RSL)
RSA/Total assets	37.47%	52.06%	86.64%	91.53%	91.53%
RSL/Total assets	34.25%	55.98%	77.18%	77.44%	77.44%
GAP/Total assets	3.23%	(3.92)%	9.46%	14.09%	14.09%
GAP/RSA	8.61%	(7.53)%	10.92%	15.39%	15.39%

        Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Therefore, we do not rely solely on a gap analysis to manage our interest rate risk, but rather use what we believe to be the more reliable simulation model relating to changes in net interest income.

        Based on simulation modeling at March 31, 2002, December 31, 2001 and 2000, the Company's net interest income would change over a one-year time period due to changes in interest rates as follows (dollars in thousands):

	Change in Net Interest Income Over One Year Horizon
	At March 31, 2002		At December 31, 2001		At December 31, 2000
Changes in Levels of Interest Rates	Dollar Change	Percentage Change	Dollar Change	Percentage Change	Dollar Change	Percentage Change
2.00%	$(3,175)	(2.50)%	$(7,776)	(5.68)%	$(4,292)	(3.93)%
1.00	(1,508)	(1.19)	(3,684)	(2.69)	(2,073)	(1.90)
(1.00)	(265)	0.21	3,544	2.59	1,175	1.08
(2.00)	216	0.17	7,062	5.16	1,539	1.41

        Our simulations assume the following:

  1.
  Changes in interest rates are immediate.

  2.
  It is our policy that interest rate exposure due to a 2.00% interest rate rise or fall be limited to 7.50% of our annual net interest income as forecasted by the simulation model. As demonstrated by the table above, our interest rate risk exposure was within this policy at March 31, 2002.

  3.
  Changes in net interest income between March 31, 2002, December 31, 2001 and December 31, 2000 reflect changes in the composition of interest earning assets and interest bearing liabilities, related interest rates, repricing frequencies, and the fixed or variable characteristics of the interest earning assets and interest bearing liabilities.

BUSINESS

Overview

        MB Financial, Inc., headquartered in Chicago, Illinois, is a multi-bank financial holding company with 41 banking offices in the Chicago, Oklahoma City and Dallas metropolitan areas. Our primary market is the Chicago metropolitan area, in which we operate 34 banking offices. We also operate five banking offices in the Oklahoma City metropolitan area and two banking offices in the Dallas metropolitan area. Through our three bank subsidiaries, we offer a broad range of financial services primarily to small and middle market businesses and individuals in the markets that we serve. Our primary lines of business include commercial banking, lease banking, retail banking and wealth management. As of March 31, 2002, we had total assets of $3.4 billion, deposits of $2.9 billion, stockholders' equity of $299.5 million and a trust department with approximately $677.0 million in assets under management. Based on the latest reported available industry data, we had the 11th largest deposit market share among banks and thrifts in the Chicago metropolitan area.

        We were incorporated as a Maryland corporation in 2001 as part of the merger of Old MB Financial and MidCity Financial. This all-stock, merger-of-equals transaction, which we accounted for as a pooling-of-interests, was completed on November 6, 2001 through the merger of Old MB Financial and MidCity Financial to create the presently existing MB Financial. After completion of the merger, Old MB Financial's subsidiary bank, Manufacturers Bank, and MidCity Financial's subsidiary banks based in Illinois, The Mid-City National Bank of Chicago, First National Bank of Elmhurst and

First National Bank of Morton Grove, were merged. The Mid-City National Bank of Chicago was the surviving institution and was renamed and now operates as MB Financial Bank, N.A. We continue to own and operate MidCity Financial's other subsidiary banks, Abrams Centre National Bank, based in Dallas, and Union Bank, N.A., based in Oklahoma City, as separate bank subsidiaries.

        Old MB Financial had grown substantially in recent years prior to the merger with MidCity Financial. It acquired Peterson Bank in 1995 and U.S. Bancorp in 1997. In February 1999, Old MB Financial merged with Avondale Financial Corporation. In May 2001, Old MB Financial completed its acquisition of FSL Holdings, Inc. and FSL's subsidiary, First Savings & Loan Association of South Holland.

        MidCity Financial also had a strong history of growth through acquisitions prior to merging with Old MB Financial. It acquired Peoples Federal Savings and Loan Association of Chicago in 1995 and Abrams Centre Bancshares, Inc., the parent company of Abrams Centre National Bank, in 1997. In 1998, First National Bank of Morton Grove assumed the deposits and acquired certain assets of the Waukegan Road Branch of Republic Bank. In 1999, MidCity Financial acquired Damen Financial Corporation, the parent company of Damen National Bank.

        MB Financial Bank has five active wholly owned subsidiaries: Ashland Management Agency; Inc., MB1200 Corporation; Manufacturers Deferred Exchange Corporation; Manufacturers Community Development Corporation; and MB Financial Insurance Agency, Inc. Ashland Management Agency acts as manager of certain real estate owned by MB Financial Bank. MB1200 Corporation holds title to property that MB Financial Bank may receive pursuant to a foreclosure or other resolution of a non-performing loan. Manufacturers Deferred Exchange Corporation may hold escrowed funds relating to certain tax advantaged property exchanges entered into by the customers of MB Financial Bank. Manufacturers Community Development Corporation engages in community lending and equity investments to facilitate the construction and rehabilitation of housing in low and moderate neighborhoods in MB Financial Bank's market area. MB Financial Insurance Agency, Inc. is used to provide a full line of personal and commercial insurance products to customers through its partnerships with several top-rated insurance companies. We also own all of the issued and outstanding common securities of Coal City Capital Trust I, a Delaware business trust, which in July 1998 issued $25 million in preferred capital securities.

Primary Lines of Business

        Our banks concentrate their business efforts on serving small and middle market businesses, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors, home developers and selected types of service companies primarily located in the Chicago metropolitan area. Through our acquisition program and careful selection of officers and employees, we have moved to position ourselves to take a leading role in filling this attractive niche in the market. In order to further our ability to play such a leading role, we have established four primary lines of business: commercial banking; lease banking; retail banking; and wealth management. These are described below.

        Commercial Banking.    Our commercial banking group focuses on serving small and middle market businesses, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors, home developers and selected types of service companies. We provide a full set of credit, deposit, cash management and investment products to these companies. In general, our products are specifically designed for companies with annual revenues between $5 million and $50 million and credit needs of up to $10 million. We have developed a broad range of credit and deposit and cash management products for our target market, including the following credit products: working capital loans and lines of credit, including accounts receivable and inventory financing; business acquisition loans; bridge loans; owner occupied real estate loans; and financial, performance and commercial letters of credit. Deposit and cash management products include: internet cash management products for businesses; zero balance accounts; automated tax payments; ATM access; a merchant credit card program; telephone banking; lockbox; automated clearing house transactions; account reconciliation; controlled disbursement; detail and general information reporting; wire transfers; a variety of international banking services; and checking accounts. In addition, for real estate operators and investors, our products include: commercial mortgages; residential, commercial, retail and industrial construction loans; land acquisition and development loans; and industrial revenue bond financing. Commercial loans, commercial real estate loans and construction loans comprised approximately $492.1 million, or 21.3%, $856.1 million, or 37.1%, and $153.9 million, or 6.7%, respectively, of our total loan portfolio at March 31, 2002.

        Lease Banking.    The target market for our lease banking group consists of small and medium size equipment leasing companies located throughout the United States. We have provided lease banking services to these companies for more than 25 years. Competition in serving this equipment leasing market generally comes from large banks, finance companies, large industrial companies and some community banks in certain segments of the business. We compete based upon our rapid service and decision making and by providing flexible financial solutions to meet our customers' needs in this market. We provide full banking services to leasing companies by financing the debt portion of leveraged leases (which we refer to as lease loans), providing short-term and long-term equity financing and making working capital and bridge loans. Lease loans comprised approximately $290.5 million, or 12.6%, of our total loan portfolio at March 31, 2002. We also invest directly in equipment that we lease to other companies located throughout the United States. A lessee generally must have an investment grade rating for its public debt from Moody's or Standard & Poors or the equivalent. If a lessee does not have a public debt rating, our internal credit analysis generally must indicate that if the lessee did have a public debt rating, it would be investment grade. Our operating lease portfolio is made up of various kinds of equipment, generally technology related, such as computer systems, satellite equipment, and general manufacturing equipment. We seek leasing transactions where we believe the equipment leased is integral to the lessee's business, thereby increasing the likelihood of renewal at the end of the lease term. We closely manage our volume of lease loans and leases in order to control our liquidity and the level of our total risk weighted assets.

        On July 22, 2002, we entered into an agreement to acquire LaSalle Systems Leasing, Inc. and its affiliated company, LaSalle Equipment Limited Partnership (LaSalle), based in the Chicago metropolitan area, for $39.7 million. Of this amount, $5.0 million will be paid in the form of our common stock, with the balance to be paid in cash. The purchase price, which includes a $4.0 million deferred payment tied to LaSalle's future results, is expected to initially generate approximately $3.0 million in goodwill. LaSalle focuses on leasing technology-related equipment to middle market businesses throughout the United States, which complements our existing lease banking business that focuses predominantly on larger companies. LaSalle is a 22-year old organization and has been a customer of ours since its inception. During 2001, LaSalle originated $37.0 million in leases and had pre-tax net income of $6.2 million. At December 31, 2001, LaSalle's assets totaled approximately $94.6 million and stockholders' equity totaled approximately $29.5 million. At that date, LaSalle had operating leases with a net book value of $27.5 million and direct finance leases with a net book value of $51.4 million. Leases retained by LaSalle for its portfolio typically are made to customers similar to our own commercial banking customers. LaSalle currently manages leased assets with an original cost exceeding $180 million (with a residual value of approximately $13.9 million). This transaction is expected to yield an internal rate of return of approximately 21.5% and first year fully diluted earnings per share accretion to our stockholders is expected to range from $0.08 to $0.10 per share. We expect that the addition of LaSalle's experienced leasing personnel will enhance our ability to originate operating leases as well as to expand the products that we offer our commercial banking customers. As a result of this transaction, we expect the level of our investments in leased equipment and our lease loan volume to increase. The acquisition is expected to close in the third quarter of 2002.

        Our lease investments are of two types: direct financing leases, which in accounting terms, are considered to be capital leases and which are included as loans on our balance sheet; and operating leases, which are included as lease investments, net. At March 31, 2002, our direct financing leases, net of unearned lease income, totaled $7.3 million, and our operating leases, net of accumulated depreciation, totaled $46.6 million. A capital lease passes substantially all of the risks and rewards of owning the related equipment to the customer. Lease payments during the initial terms of a capital lease cover approximately 90% of the underlying equipment's cost at the inception of the lease. The realization of unrecovered equipment values (residual values) at the end of the term of a lease is an important element in the leasing business. The duration of an operating lease, however, is substantially shorter relative to the equipment's useful life. We bear greater risk in operating leases as we may not be able to remarket the equipment on terms that will allow us to fully recover our operating lease equipment carrying values.

        At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Residual values are determined by experienced internal equipment management specialists, as well as external consultants. We also record periodic depreciation expense on operating lease equipment based upon estimates of the equipment's useful life and the estimated future value of the equipment at the end of its useful life. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to technological or economic obsolescence, unusual wear and tear on, or use of, the equipment, the cost of comparable equipment or other factors, would adversely affect the residual values of such equipment. Consequently, there can be no assurance that our estimated residual values for equipment will be realized. At March 31, 2002, the residual values of our operating leases totaled $12.4 million.

        Retail Banking.    The target market for our retail banking group consists of consumers who live or work near our banking offices. We offer a full set of consumer products to these individuals, including checking accounts, savings accounts, money market accounts, time deposit accounts, secured and unsecured consumer loans, residential mortgage loans, and a variety of fee for service products, such as money orders and travelers checks. Residential mortgages and consumer loans comprised approximately $347.7 million, or 15.1%, and $165.5 million, or 7.2%, respectively, of our total loan portfolio at March 31, 2002.

        Wealth Management.    Recognizing customer demand for one-stop financial management services, we have focused our efforts to provide trust, investment, insurance and executive banking services to our customers. Our trust services department offers a wide range of financial instruments and services, including personal trusts, investment management, custody, estates, guardianships, land trusts, tax-deferred exchanges and retirement plan services. As of March 31, 2002, our trust department had total assets under management of $677.0 million. We also provide customers with non-FDIC insured investment alternatives through MB Financial Bank's partnership with Raymond James Financial Services, Inc., a national independent brokerage firm. MB Financial Insurance, Inc., a wholly owned subsidiary of MB Financial Bank, offers a full line of both personal and commercial insurance products through partnerships with highly-rated insurance companies. Our executive banking department provides customers meeting certain qualifications with personalized banking products and services, including a private banker as a single point of contact for all their financial needs.

Our Business Strategy

        The primary components of our business strategy are as follows:

  •
  Focus on small and middle market businesses. We concentrate our business efforts on serving small and middle market businesses with annual revenues between $5 million and $50 million, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors, home developers and selected types of service companies primarily located in the Chicago metropolitan area. As the rapid pace of consolidation in the financial services industry continues, we believe that our ability to attract and retain commercial banking relationships and grow our market share is enhanced as small and middle market businesses become disenchanted with the perceived lower level of service offered by the larger regional or super-regional banks in our markets.

  •
  Expanding our lease banking business. We will continue to expand our leasing activities by building on our established national network of equipment leasing companies to which we provide financing and which originate and service our direct equipment leases. We will selectively pursue strategic acquisition opportunities of both businesses, such as LaSalle, and portfolios of lease banking assets that we believe will enhance our diversification and profitability. We believe the expansion of our lease banking business will further diversify our revenue stream by increasing non-interest income through our lease investments and lease loans as a component of our loan portfolio.

  •
  Careful selection of experienced and highly qualified employees. We focus on employing experienced individuals committed to serving the needs of our customers. Key to maintaining our existing customer base and growing through the addition of new customers is our high level of quality personal service and our ability to respond quickly to customer needs. We believe our customer service focus allows us to build and maintain long-term relationships with local small and middle market businesses. Our commercial banking officers average more than 20 years of banking experience.

  •
  Increasing core deposit balances. Our primary source of funds is deposits. We plan to continue to emphasize deposit growth and to increase our emphasis on transaction and savings accounts by emphasizing relationship banking at each of our 41 banking offices and capitalizing on cross selling opportunities with our customers. We consider our core deposits to consist of all deposits other than public fund deposits and brokered certificates of deposit. Between December 31, 1997 and March 31, 2002, our core deposits increased by $577.3 million. Over the past five fiscal years, we have maintained a level of core deposits in excess of 90% of total deposits. At March 31, 2002, the percentage of our core deposits to total deposits was 90.3%.

  •
  Growth of our wealth management business. A key component of our business strategy is to continue to expand the wealth management area of our business, primarily through the cross selling of our trust and investment products and services to our customers. We believe our experienced trust personnel, who provide a high level of personalized customer service, are well positioned to take advantage of this opportunity. We offer a wide range of financial instruments and services, including personal trusts, investment management, custody, estates, guardianships, land trusts, tax-deferred exchanges and retirement plan services. In addition, we offer our customers a variety of mutual fund investments, tax-advantaged annuities and fixed income investments, as well as equity brokerage services through MB Financial Bank's partnership with Raymond James Financial Services, Inc. By offering a wide array of products and services, we strive to expand our customer relationships, diversify our revenue base and increase our noninterest income.

  •
  Strategic expansion. Acquisitions have played an integral role in our growth. We are committed to continuing the controlled expansion of our franchise through strategic mergers and acquisitions designed to increase our market share and the number of our banking offices.

    The following table provides information regarding each of our bank and thrift merger and acquisition transactions since 1999.

Institution	Consummation Date	Total Assets at Consummation	Total Deal Value at Consummation
Avondale Financial Corp.	February 1999	$484 million	$42 million
Damen Financial Corporation	July 1999	$207 million	$50 million
FSL Holdings, Inc.	May 2001	$222 million	$41 million
Merger of Equals between Old MB Financial and MidCity Financial	November 2001	$1.8 billion (MidCity) $1.7 billion (Old MB)	$455 million
First Lincolnwood Corporation	April 2002	$228 million	$35 million

    In the future, we intend to consider potential acquisitions of community banks, thrifts and other financial service businesses, such as LaSalle, as well as de novo branching opportunities. We expect to continue to emphasize acquisitions which are accretive to our earnings per share and which provide significant operational benefits, cost savings opportunities and revenue enhancement opportunities. We are focusing on institutions located in and around the Chicago metropolitan area with strong core deposit franchises that could benefit from our managerial resources and the redeployment of excess liquidity into loans. We believe that we have an experienced acquisition management team which focuses on disciplined acquisition pricing, realistic financial modeling and cost savings assumptions and successful integration.

Market Area

        Our most significant market is the Chicago metropolitan area, which accounts for approximately 90% of our total lending and deposit base. We provide a full array of commercial banking services to small and middle market businesses in Chicago and the surrounding area through 34 banking offices. The Chicago market has a large number of small and middle market businesses. This large base of potential customers and the expected continued consolidation in the Chicago market provides us with opportunities for continued growth. The Chicago metropolitan area has approximately 8.3 million people, 3.0 million households and a median household income that is estimated by Claritas Inc., a leading provider of demographic information, to have grown approximately 67% from 1990 to 2001. Within this market, we have experienced and continue to experience strong loan demand from increasing market share as customers move their relationships from other regional or super-regional banks to us, and from the growth in the market. According to the lastest reported available industry data, as of June 30, 2001, total deposits in the Chicago metropolitan area, including those of banks and thrifts, were approximately $190.9 billion. With a 1.4% share, we have the 11th largest deposit market share among banks and thrifts in the Chicago metropolitan area.

        Our bank in Oklahoma City serves small and middle market businesses through five offices located throughout the metropolitan area. The Oklahoma City metropolitan area has approximately 1.1 million people, 425,000 households and a median household income that is estimated by Claritas Inc. to have grown approximately 44% from 1990 to 2001. According to available industry data, as of June 30, 2001, total deposits in the Oklahoma City metropolitan area, including those of banks and thrifts, were approximately $11.4 billion. We believe we are well positioned for growth in the Oklahoma City metropolitan area, as we have less than a 2.3% share of the bank and thrift deposit market.

        Our bank in Dallas serves small and middle market businesses through its two offices. The Dallas metropolitan area has approximately 3.6 million people, 1.4 million households and a median household income that is estimated by Claritas Inc. to have grown approximately 65% from 1990 to 2001. According to available industry data, as of June 30, 2001, total deposits in the Dallas metropolitan area, including those of banks and thrifts, were approximately $46.4 billion. We have less than a 0.2% share of the bank and thrift deposit market in the Dallas metropolitan area.

Lending Activities

        General.    Our subsidiary banks are primarily business lenders and our loan portfolio consists primarily of loans to businesses or for business purposes.

        Commercial Lending.    Our banks make commercial loans to small and middle market businesses. The borrowers tend to be privately owned and are generally manufacturers, wholesalers, distributors, long-term health care operators, and selected types of service providers. The loan products offered are primarily working capital loans and lines of credit. These general product classifications include accounts receivable and inventory financing, equipment loans and business acquisition loans. Our banks also offer financial, performance and commercial letters of credit. Most commercial loans are short-term in nature, being one year or less, although the maximum term is generally five years. Our commercial loans typically range in size from $500 thousand to $5 million.

        Our banks' lines of credit are typically secured, established for one year or less, and are subject to renewal upon satisfactory review of the borrower's financial statements and credit history. Secured short-term commercial business loans are usually collateralized by accounts receivable, equipment or real estate. Such loans are typically guaranteed by the owners of the business. Interest rates tend to be at or above the prime-lending rate, although there has been considerable recent market pressure to make loans at a spread above LIBOR.

        Commercial Real Estate Lending.    Our banks originate commercial real estate mortgage loans that are generally secured by one or more of the following kinds of properties: multi-unit residential property; owner and non-owner occupied commercial and industrial property; and residential property for development. Loans are also made to acquire and develop land. Our commercial mortgage loans are generally made at fixed rates, although some float with the prime rate. Terms of up to fifteen years are offered on fully amortizing loans, but most loans are structured with a balloon payment at maturity of ten years or less. In making the decision as to whether to make a commercial real estate loan, we consider the qualifications of the borrower as well as the value of the underlying property. Some factors considered are the net operating income of the mortgaged property before debt service and depreciation, the debt service ratio (the ratio of the property's net cash flow to debt service requirements), the ratio of the loan amount to the appraised value and creditworthiness of the prospective borrower. Our commercial real estate loans typically range in size from $250 thousand to $8 million.

        Residential Real Estate.    We also originate fixed and adjustable rate residential real estate loans secured by first and second mortgages on single family real estate. Terms of first mortgages range from fifteen to thirty years. Terms for second mortgages range from thirty-six months to fifteen years. In making the decision whether to make a residential real estate loan, we consider the qualifications of the borrower as well as the value of the underlying property. Currently, our general practice is to sell our newly originated 15-30 year fixed rate residential real estate loans.

        Lease Loans.    Our banks lend money to small and mid-size leasing companies to finance the debt portion of the leases (which we refer to as lease loans). A lease loan arises when a leasing company discounts with our banks the equipment rental revenue stream owed to the leasing company by a lessee. Lease loans generally are non-recourse to the leasing company, and, consequently, our banks underwrite lease loans by examining the creditworthiness of the lessee rather than the lessor. Lease loans are secured by the assignment of the lease payments and by the equipment being leased. The lessee acknowledges the bank's security interest in the leased equipment and agrees to send lease payments directly to the banks. Lessees tend to be Fortune 500 or Fortune 1000 companies and have an investment grade public debt rating by Moody's or Standard & Poors, or the equivalent. If the lessee does not have a public debt rating, then our banks lend when their own credit analysis indicates that if the lessee did have a debt rating it would be investment grade. Lease loans are fully amortizing, with maturities ranging from two to five years. Loan rates are fixed at a spread over the U.S. Treasury curve. Currently lease loan yields range from 2.0% to 3.5% over the U.S. Treasury curve. Our banks use lease loans to manage their risk adjusted asset totals. Since these loans are high quality and made to well-known public companies, the loans are generally marketable. Our banks also have sold loans to correspondents that range from a large regional bank to small community banks.

        Foreign Operations.    We do not currently engage in any operations in foreign countries. We anticipate establishing a real estate investment trust subsidiary domiciled in the Cayman Islands.

Merger-related Bylaw Provisions

        Pursuant to the merger agreement for the Old MB Financial-MidCity Financial merger, our bylaws provide that until either our third annual meeting of stockholders after the merger or the consummation of a business combination approved by two-thirds of our entire board of directors resulting in our stockholders owning less than 51% of the resulting entity (whichever occurs first), the following will apply:

  1.
  E.M. Bakwin will be Chairman of our board of directors, and Mitchell Feiger will be our President and Chief Executive Officer. If Mr. Bakwin becomes unable to serve, his replacement will be selected by a majority of the MidCity Financial-designated directors (defined in item 2 below). If Mr. Feiger becomes unable to serve, his replacement will be selected by a majority of the Old MB Financial-designated directors (defined in item 2 below).

  2.
  Our board of directors will consist of 17 members, eight of whom were designated prior to the Old MB Financial-MidCity Financial merger by the board of directors of Old MB Financial (referred to as the "Old MB Financial-designated directors") and nine of whom were designated prior to the Old MB Financial-MidCity Financial merger by the board of directors of MidCity Financial (referred to as the "MidCity Financial-designated directors").

  3.
  Any vacancy on our board of directors created by the departure of an Old MB Financial-designated director will be filled by an individual nominated by a majority vote of the continuing Old MB Financial-designated directors and appointed by a majority of the remaining members of the board, subject to their fiduciary duties, and all vacancies created by the departure of a MidCity Financial-designated director will be filled by an individual nominated by a majority vote of the continuing MidCity Financial-designated directors and appointed by a majority of the remaining members of the board, subject to their fiduciary duties.

  4.
  The number of our directors may be changed upon the vote of a majority of the Old MB Financial-designated directors and a majority of the MidCity Financial-designated directors and two-thirds of the entire board of directors. Any vacancy created by an increase in the size of our board of directors will be filled by a nominee chosen by a vote of two-thirds of the entire board of directors.

  5.
  Our board of directors will, subject to the fiduciary duties of its members, nominate and recommend all incumbents for re-election as directors; this provision does not apply to persons who became directors pursuant to the provision described in item 4 above.

  6.
  Our board of directors will have an Executive/Strategic Planning Committee, comprised of eight members. Pursuant to our bylaws, the Chairman of this committee was nominated by a majority vote of the MidCity Financial-designated directors. The Chairman of each other committee was nominated by a majority vote of the members of the committee. All committees are comprised of an equal number of MB Financial and MidCity Financial-designated directors, selected by the MB Financial and MidCity Financial-designated directors, respectively.

  7.
  A vote of two-thirds of our entire board of directors is required to approve any of the following:

  •
  a sale of our company or any of our subsidiaries or a sale or other disposition of all or substantially all of our assets or all or substantially all of the assets of any of our subsidiaries;

  •
  the acquisition of another company or the merger or consolidation of us with another company;

  •
  the removal of our Chief Executive Officer for any reason other than for cause;

  •
  allowing us, on a consolidated basis, to exceed an 80% loan to deposit ratio (excluding lease loans where the related lessee has outstanding securities rated investment grade or where the related lessee would be viewed under our underwriting policies as an investment grade company);

  •
  allowing us, on a consolidated basis, to exceed a 90% loan to deposit ratio (including all lease loans);

  •
  allowing us or any of our subsidiary banks to maintain a leverage ratio of less than 7.0%, Tier 1 risk-based capital ratio of less than 8.0% or total risk-based capital ratio of less than 11.0%; or

  •
  maintaining an annual dividend payout ratio of less than 25% of net income (not including extraordinary or non-recurring gains).

    Our bylaws were amended in connection with this offering of preferred securities to provide that we shall not be required to maintain an annual dividend payout ratio at or above 25% if we are unable to do so because of applicable laws or regulations or because of the terms of any agreement, contract or other instrument either assumed by us as a result of the Old MB Financial-MidCity Financial merger or approved by a vote of two-thirds of our entire board of directors after the Old MB Financial-MidCity Financial merger, including the indenture relating to the debentures that we will issue to the trust and our guarantee under the preferred securities guarantee agreement.

  8.
  The MB Financial-designated directors nominated one MB Financial-designated director and the MidCity Financial-designated directors nominated one MidCity Financial-designated director each to serve as a Vice Chairman of our board of directors.

  9.
  The provisions of our bylaws described in items 1-8 above may not be amended without the vote of a majority of the Old MB Financial-designated directors and a majority of the MidCity Financial-designated directors and two-thirds of our entire board of directors.

Competition

        We face substantial competition in all phases of our operations from a variety of different competitors, including other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Our banks compete by providing quality services to their customers, ease of access to facilities and competitive pricing of services (including interest rates paid on deposits, interest rates charged on loans and fees charged for other non-loan or non-deposit services).

Personnel

        As of March 31, 2002, we and our subsidiaries employed a total of 768 full-time-equivalent employees. The employees are not represented by a collective bargaining unit, and we consider our relationship with our employees to be good.

Properties

        We conduct our business at 41 retail banking center locations in our primary market areas. All of the branches have ATMs and we have 17 ATMs at other locations.

        We own twenty-two of our banking center facilities. The other facilities are leased for various terms. We believe that all of our properties and equipment are well maintained, in good operating condition and adequate for all of our present and anticipated needs.

        Set forth below is information relating to each of our offices. The total net book value of our premises and equipment (including land, building and leasehold improvements and furniture, fixtures and equipment) at March 31, 2002 was $47.9 million.

Principal Business Office:

801 West Madison Street, Chicago, Illinois(2)

Banking Center Locations:

Chicago
1200 North Ashland Avenue, Chicago, Illinois
2 South LaSalle Street, Chicago, Illinois(1)
303 East Wacker Drive, Chicago, Illinois(1)
One East Wacker Drive, Chicago, Illinois(1)
One South Wacker Drive, Chicago, Illinois(1)

Chicago (North)
2965 North Milwaukee, Chicago, Illinois
6443 North Sheridan Road, Chicago, Illinois(1)
6101 North Lincoln Avenue, Chicago, Illinois(2)
3232 West Peterson Avenue, Chicago, Illinois

Chicago (West)
6422 West Archer Avenue, Chicago, Illinois
8300 West Belmont, Chicago, Illinois
1420 West Madison Street, Chicago, Illinois(1)

Chicago (South)
5100 South Damen Avenue, Chicago, Illinois
1618 West 18th Street, Chicago, Illinois
3030 East 92nd Street, Chicago, Illinois

Suburban Illinois
5750 West 87th Street, Burbank, Illinois
000 County Line Road, Burr Ridge, Illinois
990 North York Road, Elmhurst, Illinois
401 North LaGrange Road, LaGrange Park, Illinois(1)
7000 N. McCormick Road, Lincolnwood, Illinois
6401 North Lincoln Avenue, Lincolnwood, Illinois(3)
4010 West Touhy Avenue, Lincolnwood, Illinois(3)
6201 North Lincoln Avenue, Lincolnwood, Illinois(3)
6201 West Dempster Street, Morton Grove, Illinois
9147 Waukekgan Road, Morton Grove, Illinois
15 East Prospect Avenue, Mount Prospect, Illinois(1)
7557 West Oakton Street, Niles, Illinois(1)
7222 West Cermak Road, North Riverside, Illinois(1)
7501 West Cermak Road, North Riverside, Illinois(1)
2215 York Road, Suite 306, Oakbrook, Illinois(1)
200 West Higgins Road, Schaumburg, Illinois
475 East 162nd Street, South Holland, Illinois

16255 South Harlem Avenue, Tinley Park, Illinois

Oklahoma
4921 North May Ave, Oklahoma City, Oklahoma
125 East First, Edmond, Oklahoma
1201 West Memorial Road, Oklahoma City, Oklahoma
7300 South Penn Avenue, Oklahoma City, Oklahoma
312 West Commerce, Oklahoma City, Oklahoma

Texas
9330 LBJ Freeway, Dallas, Texas(1)
119 West Ovilla Road, Glenn Heights, Texas

ATM Only
1611 South Morrissey Drive, Bloomington, Illinois
2002 West Springfield, Champaign, Illinois
1 South Halsted Street, Chicago, Illinois(4)
223 West Jackson Boulevard, Chicago, Illinois
520 South Michigan Avenue, Chicago, Illinois(4)
843 West Randolph Street, Chicago, Illinois(4)
177 North State Street, Chicago, Illinois
6033 North Sheridan Road, Chicago, Illinois
11203 South Corliss Avenue, Chicago, Illinois
8012 South Crandon Avenue, Chicago, Illinois
13148 Rivercrest Drive, Crestwood, Illinois
388 Eastgate Drive, Danville, Illinois
230 South Lincolnway, North Aurora, Illinois
17 W 648 22nd Street, Oakbrook Terrace, Illinois
5460 North River Road, Rosemont, Illinois(4)
6250 North River Road, Rosemont, Illinois(4)
901 East Sibley Boulevard, South Holland, Illinois

(1)
Leased facilities.

(2)
Land is leased; building is owned.

(3)
Formerly branch office locations of First National Bank of Lincolnwood. We acquired First National Bank of Lincolnwood on April 8, 2002.

(4)
Space for ATM location leased.

Legal Proceedings

        We are involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of our businesses. While the ultimate outcome of pending proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing us in such proceedings, that the resolution of these proceedings should not have a material effect on our consolidated financial position or results of operation.

Supervision and Regulation

        We and our subsidiary banks are subject to an extensive system of banking laws and regulations that are intended primarily for the protection of customers and depositors and not for the protection of security holders. These laws and regulations govern such areas as permissible activities, reserves, loans and investments, and rates of interest that can be charged on loans. Described below are the material elements of selected laws and regulations. The descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations described.

        Holding Company Regulation.    As a bank holding company and financial holding company, we are subject to comprehensive regulation by the Board of Governors of the Federal Reserve System, frequently referred to as the Federal Reserve Board, under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999. We must file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and our nonbanking affiliates are subject to examination by the Federal Reserve Board. Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy, the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank. Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve Board approval before:

  •
  acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares);

  •
  acquiring all or substantially all of the assets of another bank or bank holding company; or

  •
  merging or consolidating with another bank holding company.

        The Bank Holding Company Act generally prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things: operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the Federal Reserve Board. These activities may also be affected by federal legislation.

        In November 1999, the Gramm-Leach-Bliley Act became law. The Gramm-Leach-Bliley Act is intended to, among other things, facilitate affiliations among banks, securities firms, insurance firms and other financial companies. To further this goal, the Gramm-Leach-Bliley Act amended portions of the Bank Holding Company Act of 1956 to authorize bank holding companies, such as us, through non-bank subsidiaries to engage in securities, insurance and other activities that are financial in nature or incidental to a financial activity. In order to undertake these activities, a bank holding company must become a "financial holding company" by submitting to the appropriate Federal Reserve Bank a declaration that the company elects to be a financial holding company and a certification that all of the depository institutions controlled by the company are well capitalized and well managed. We submitted the declaration of our election to become a financial holding company with the Federal Reserve Bank of Chicago in June 2002, and our election became effective in July 2002.

        Depository Institution Regulation.    Our bank subsidiaries are subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. This regulatory structure includes:

  •
  real estate lending standards, which provide guidelines concerning loan-to-value ratios for various types of real estate loans;

  •
  risk-based capital rules, including accounting for interest rate risk, concentration of credit risk and the risks posed by non-traditional activities;

  •
  rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks;

  •
  rules prohibiting, with certain exceptions, equity investments of types and in amounts not permissible for national banks; and

  •
  rules addressing various safety and soundness issues, including operations and managerial standards, standards for asset quality, earnings and stock valuations, and compensation standards.

        Capital Adequacy.    The Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation have issued substantially similar risk-based and leverage capital guidelines applicable to bank holding companies and banks. In addition, these regulatory agencies may from time to time require that a bank holding company or bank maintain capital above the minimum levels, whether because of its financial condition or for actual or anticipated growth.

        The Federal Reserve Board's risk-based guidelines establish a two-tier capital framework. Tier 1 capital consists of common stockholders' equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles. Tier 2 capital consists of certain hybrid capital instruments and perpetual debt, mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital.

        Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Our Tier 1 and total risk-based capital ratios under these guidelines at March 31, 2002 were 11.08% and 12.94%, respectively.

        The Federal Reserve Board's leverage capital guidelines establish a minimum leverage ratio determined by dividing Tier 1 capital by adjusted average total assets. The minimum leverage ratio is 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At March 31, 2002, we had a leverage ratio of 8.25%.

        To be considered "well capitalized," a bank holding company must have a total risk-based capital ratio of at least 10% and a Tier 1 risk-based capital ratio of at least 6% on a consolidated basis, and not be subject to any written agreement, order, capital directive or prompt corrective action directive requiring it to maintain a specific capital measure. As of March 31, 2002, we met the requirements to be considered well capitalized.

        Prompt Corrective Action.    The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within these categories. This act imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of five percent of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, the Federal Deposit Insurance Corporation Improvement Act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet these standards.

        The various federal regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by Federal Deposit Insurance Corporation Improvement Act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. These regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An institution is "adequately capitalized" if it has a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8% and a leverage ratio of at least 4% (3% in certain circumstances). An institution is "undercapitalized" if it has a Tier 1 risk-based capital ratio of less than 4%, a total risk-based capital ratio of less than 8% or a leverage ratio of less than 4%. An institution is "significantly undercapitalized" if it has a Tier 1 risk-based capital ratio of less than 3%, a total risk-based capital ratio of less than 6% or a leverage ratio of less than 3%. An institution is "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. An institution may be reclassified in a lower capitalization category if it receives a less than satisfactory examination rating by its examiners with respect to its assets, management, earnings or liquidity that has not been corrected, or it is determined that the institution is in an unsafe or unsound condition or engaged in an unsafe or unsound practice.

        As of March 31, 2002, each of our subsidiary banks met the requirements to be classified as "well-capitalized."

        Dividends.    The Federal Reserve Board's policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition, and that it is inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under certain circumstances, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if a bank subsidiary of the holding company is classified under the prompt corrective action regulations as "undercapitalized."

        Our primary source for cash dividends is the dividends we receive from our subsidiary banks. Each of our banks is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. A national bank must obtain the approval of the Office of the Comptroller of the Currency prior to paying a dividend if the total of all dividends declared by the national bank in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus.

        Federal Deposit Insurance Corporation Insurance Assessments.    Each of our subsidiary banks is insured by the Federal Deposit Insurance Corporation; accordingly all of our deposits are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the Bank Insurance Fund and the Savings Association Insurance Fund and to impose special additional assessments. The Federal Deposit Insurance Corporation applies a risk-based assessment system that places each financial institution into one of nine risk categories, based on capital levels and supervisory criteria and an evaluation of the bank's risk to the Bank Insurance Fund or Savings Association Insurance Fund, as applicable. The current Federal Deposit Insurance Corporation premium schedule for the Savings Association Insurance Fund and the Bank Insurance Fund ranges from 0% to 0.27%.

        Liability of Commonly Controlled Institutions.    Federal Deposit Insurance Corporation-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the Federal Deposit Insurance Corporation due to the default of a Federal Deposit Insurance Corporation-insured depository institution controlled by the same bank holding company, and for any assistance provided by the Federal Deposit Insurance Corporation to a Federal Deposit Insurance Corporation-insured depository institution that is in danger of default and that is controlled by the same bank holding company. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Thus, any of our subsidiary banks could incur liability to the Federal Deposit Insurance Corporation for any loss incurred or reasonably expected to be incurred by the Federal Deposit Insurance Corporation for any other subsidiary bank which is in default or in danger of default.

        Transactions with Affiliates.    We and our subsidiary banks are affiliates within the meaning of the Federal Reserve Act. The Federal Reserve Act imposes limitations on a bank with respect to extensions of credit to, investments in, and certain other transactions with, its parent bank holding company and the holding company's other subsidiaries. Furthermore, loans and extensions of credit to affiliates also are subject to various collateral requirements.

        Community Reinvestment Act.    Under the Community Reinvestment Act, every Federal Deposit Insurance Corporation-insured institution is obligated, consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act requires the appropriate federal regulator, in connection with the examination of an insured institution, to assess the institution's record of meeting the credit needs of its community and to consider this record in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application and will prevent a bank holding company of the institution from making an election to become a financial holding company.

        As of their last examinations, each of our subsidiary banks received a Community Reinvestment Act rating of "satisfactory" or better.

        Interstate Banking and Branching.    The Federal Reserve Board may approve an application of a bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the bank holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the law of the target bank's home state. The Federal Reserve Board also may not approve an application if the bank holding company (and its bank affiliates) controls or would control more than ten percent of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Individual states may waive the 30% statewide concentration limit. Each state may limit the percentage of total insured deposits in the state that may be held or controlled by a bank or bank holding company to the extent the limitation does not discriminate against out-of-state banks or bank holding companies.

        The federal banking agencies are authorized to approve interstate merger transactions without regard to whether these transactions are prohibited by the law of any state, unless the home state of one of the banks opted out of interstate mergers prior to June 1, 1997. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits these acquisitions. Interstate mergers and branch acquisitions are subject to the nationwide and statewide insured deposit concentration limits described above.

        Privacy Rules.    Federal banking regulators, as required under the Gramm-Leach-Bliley Act, have adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to non-affiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to non-affiliated third parties. The privacy provisions of the Gramm-Leach-Bliley Act affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors. The privacy provisions have no materially adverse effect on our business, financial condition or results of operations.

        Future Legislation and Changes in Regulations.    Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. New legislation and/or changes in regulations could affect us in substantial and unpredictable ways, and increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial institutions. The likelihood and timing of any proposed legislation or changes in regulations and the impact they might have on us cannot be determined at this time.

MANAGEMENT

Directors

        Our board of directors currently consists of seventeen members. The board is divided into three classes, with approximately one-third of the directors serving in each class. Our directors are elected annually to serve for a three-year term or until their respective successors are elected and qualified.

        The following table sets forth certain information regarding our directors. Except as described under "Business—Merger-Related Bylaw Provisions," there are no arrangements or understandings between any director and any other person pursuant to which the director was elected or appointed.

Name	Age	Position(s)	Director Since(1)	Term to Expire
Robert S. Engelman, Jr.	60	Director	1993	2003
Alfred Feiger	76	Vice Chairman of the Board	1992	2003
Richard I. Gilford	77	Director	1992	2003
Thomas H. Harvey	40	Director	1995	2003
Ronald D. Santo	58	Director and Vice President of MB Financial; Chairman and Group President of MB Financial Bank	1990	2003
Eugene Sawyer	67	Director	1991	2003
E.M. Bakwin	73	Chairman of the Board	1981	2004
Mitchell Feiger	43	Director and President and Chief Executive Officer of MB Financial	1992	2004
James N. Hallene	40	Director	2000	2004
Leslie S. Hindman	46	Director	1998	2004
David L. Husman	67	Director	1992	2004
Burton J. Field	66	Director and Vice President of MB Financial; President and Chief Executive Officer of MB Financial Bank	1992	2005
Lawrence E. Gilford	78	Director	1992	2005
Patrick Henry	61	Director	1981	2005
Richard J. Holmstrom	43	Director	1998	2005
Clarence Mann	77	Director	1992	2005
Kenneth A. Skopec	67	Vice Chairman of the Board	1981	2005

(1)
Denotes year in which the individual first became a director of Old MB Financial or MidCity Financial. Each individual has served on our board of directors since 2001, the year in which the Old MB Financial-MidCity Financial merger was completed. Prior to the Old MB Financial-MidCity Financial merger, Directors Field, Lawrence Gilford, Mann, Engelman, Alfred Feiger, Richard Gilford, Mitchell Feiger and Husman served as directors of Old MB Financial, and Directors Henry, Holmstrom, Skopec, Harvey, Santo, Sawyer, Bakwin, Hallene and Hindman served as directors of MidCity Financial. Years of service for the former Old MB Financial directors, includes service on the board of directors of Coal City Corporation, which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in a merger of equals transaction in February 1999 (the "Coal City Merger"). While Avondale Financial Corp., renamed MB Financial, Inc., was the legal survivor of the Coal City Merger, Coal City Corporation was the survivor for accounting purposes.

        The business experience for at least the past five years of each director is set forth below.

        Robert S. Engelman, Jr.    Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the Old MB Financial-MidCity Financial merger. He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the Coal City Merger in February 1999. Prior to joining Old MB Financial (then known as Avondale Financial Corp.), Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois.

        Alfred Feiger.    Mr. Feiger is a Vice Chairman of the Board of our board of directors. Mr. Feiger served as Chairman of the Board of Coal City Corporation until the completion of the Coal City Merger in February 1999 and also served as Chief Executive Officer of Coal City Corporation until October 1998. After the Coal City Merger, he became a director of Old MB Financial. Mr. Feiger has over 50 years of banking and finance company experience, having served in various executive capacities during such period. Mr. Feiger also served as a director of the seven banks that were owned by Affiliated Banc Group, Inc., a bank holding company which was sold in 1987, and was President of Affiliated Banc Group's Western National Bank of Cicero. Alfred Feiger is Mitchell Feiger's father.

        Richard I. Gilford.    Mr. Gilford has over 50 years of banking experience, having served in various executive capacities during such period. Mr. Gilford also served as a director of the seven banks that were owned by Affiliated Banc Group and was Chairman of the Board of Affiliated Asset-Based Lending Services, a subsidiary of Affiliated Banc Group. Mr. Gilford is a trustee of Mt. Sinai Hospital in Chicago. Mr. Gilford also serves as a director of MB Financial Bank. Richard Gilford is the cousin of Lawrence Gilford.

        Thomas H. Harvey.    Mr. Harvey is the Environment Program Director of the William and Flora Hewlett Foundation. Mr. Harvey is Mr. Bakwin's first cousin once removed.

        Ronald D. Santo.    Mr. Santo is Chairman and Group President of MB Financial Bank and Vice President of MB Financial. Prior to the Old MB Financial-MidCity Financial merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago since 1998 and 1988, respectively. In addition, prior to the Old MB Financial-MidCity Financial merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.

        Eugene Sawyer.    In addition to serving as a director of MidCity Financial from 1991 until completion of the Old MB Financial-MidCity Financial merger, Mr. Sawyer served as a director of The Mid-City National Bank of Chicago from 1989 until the MB-Mid-City Merger. Mr. Sawyer is a former Mayor of the City of Chicago.

        E.M. Bakwin.    Mr. Bakwin is Chairman of the Board of MB Financial and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, Mr. Bakwin served as Chairman of the Board and Chief Executive Officer of MidCity Financial since 1981, and as a director of The Mid-City National Bank of Chicago since 1961 (Chairman since 1967), and First National Bank of Morton Grove since 1982. Mr. Bakwin also serves as a director of MB Financial Bank, Union Bank, N.A., and Abrams Centre National Bank. Mr. Bakwin is Mr. Harvey's first cousin once removed and Mr. Henry's first cousin by marriage.

        Mitchell Feiger.    Mr. Feiger is President and Chief Executive Officer of MB Financial, positions he held with Old MB Financial from February 1999 until completion of the Old MB Financial-MidCity Financial merger. Mr. Feiger also serves as a director of MB Financial Bank, Union Bank, N.A. and Abrams Centre National Bank. Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group where he worked in various capacities until eventually becoming Executive Vice President of Affiliated Banc Group. From 1992 until the completion of the Coal City Merger in February 1999, Mr. Feiger served as President and a director of Coal City Corporation. He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of the Coal City Merger.

        James N. Hallene.    Mr. Hallene founded Capital Concepts, LLC, a private equity investment firm, in 1999 and currently serves as its principal. From 1983 to 1999, Mr. Hallene worked in various capacities for First Chicago Corporation and last held the position of Group Head of Private Banking at American National Bank and Trust Company of Chicago. He currently serves as a director of Olsen Engineering, L.P. and DNJ Capital Partners, LLC.

        Leslie S. Hindman.    Ms. Hindman is President of Leslie Hindman, Inc. Ms. Hindman served as Chairman of Eppraisals.com from 1999 to June 2001 and was the President of Sotheby's Midwest auction facility from 1997 to 1999. In addition, she is the host of the television shows "At the Auction with Leslie Hindman" and "The Appraisal Fair." Ms. Hindman also is a syndicated columnist with the Chicago Tribune.

        David L. Husman.    Mr. Husman has served as a director of the seven banks that were owned by Affiliated Banc Group. Mr. Husman is an attorney and is in the real estate and investment business. He serves as Chairman of Equibase Capital Partners, a real estate investment company.

        Burton J. Field.    Mr. Field is the President and Chief Executive Officer of MB Financial Bank and Vice President of MB Financial. Mr. Field also is a director of MB Financial. Prior to the Old MB Financial-MidCity Financial merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977. Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing. Mr. Field joined Manufacturers Bank in 1970.

        Lawrence E. Gilford.    Mr. Gilford has over 50 years of banking experience, having served in various executive capacities during such period. He also served as a director of the seven banks that were owned by Affiliated Banc Group, and was President of Affiliated Banc Group's North Shore National Bank. Mr. Gilford served as President of the Chicago Chapter of the Illinois Bankers Association, is a trustee of the Rush North Shore Medical Center, and is a Board Member of the Chicago Chapter of the Jewish Community Center and the Jewish Federation of Palm Springs, California. Lawrence Gilford is the cousin of Richard Gilford.

        Patrick Henry.    Mr. Henry has served as Chairman of the Board of Verado Energy, Inc., an independent oil and gas company, since 1987. In addition to serving as a director of MidCity Financial from 1981 until completion of the Old MB Financial-MidCity Financial merger, Mr. Henry served as a director of The Mid-City National Bank of Chicago from 1976 until the Old MB Financial-MidCity Financial merger. Mr. Henry is Mr. Bakwin's first cousin by marriage.

        Richard J. Holmstrom.    Mr. Holmstrom has since 1995 been a partner in and is a co-founder of Menlo Equities LLC, a private investment firm.

        Clarence Mann.    Mr. Mann has over 50 years of banking experience, having served in various executive capacities during such period. Mr. Mann also served as a director of the seven banks that were owned by Affiliated Banc Group and was President of both Franklin Park Bank and First State Bank of Franklin Park, both of which were owned by Affiliated Banc Group.

        Kenneth A. Skopec.    Mr. Skopec is a Vice Chairman of the Board of MB Financial and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, Mr. Skopec served as President of MidCity Financial since 1981, Chief Executive Officer and a director of The Mid-City National Bank of Chicago since 1965 (Vice Chairman since 1988), and Chairman of the Board of First National Bank of Elmhurst since 1986. Mr. Skopec also serves as a director of MB Financial Bank, Union Bank, N.A. and Abrams Centre National Bank.

Executive Officers Who Are Not Also Directors

        Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of MB Financial.

        William F. McCarty III.    Mr. McCarty, age 44, is Executive Vice President and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, Mr. McCarty served as Senior Vice President of MidCity Financial since 1998, President and a director of First National Bank of Morton Grove since 1992, and Chief Executive Officer and Chairman Pro Tem of the Board of First National Bank of Morton Grove since 1997. He also served as a director of The Mid-City National Bank of Chicago. Mr. McCarty joined The MidCity National Bank of Chicago in 1982 and has over 22 years of experience in the banking industry.

        Thomas D. Panos.    Mr. Panos, age 45, is Executive Vice President, Chief Lending Officer and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, Mr. Panos served as Executive Vice President and Chief Lending Officer and a director of Manufacturers Bank since March 1996. Mr. Panos served as Senior Vice President and Manager of Corporate Banking (in Illinois) for First Bank System from 1994 to 1996, and he served Boulevard Bank in various lending and management capacities since 1982. Mr. Panos has over 24 years of banking experience.

        Jill E. York.    Ms. York, age 38, is Vice President and Chief Financial Officer of MB Financial and Senior Vice President, Chief Financial Officer and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000, and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank. Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP. She was in public accounting for 15 years and is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

        Thomas P. FitzGibbon, Jr.    Mr. FitzGibbon, age 57, is Senior Vice President, Chief Retail Banking Officer and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, he served as Senior Vice President and Chief Retail Banking Officer of Manufacturers Bank, holding the position of Chief Retail Banking Officer since May 2000 and the title of Senior Vice President since the merger of Manufacturers Bank with Avondale Federal Savings Bank in February 1999 in connection with the Coal City Merger. He also serves as President of Manufacturers Community Development Corporation, a subsidiary of MB Financial Bank. Prior to the merger of Manufacturers Bank with Avondale Federal Savings Bank, Mr. FitzGibbon served as Vice President of Avondale Federal Savings Bank from the time of joining Avondale in 1995. Mr. FitzGibbon served as Vice President of Comerica Bank-Illinois from 1990 to 1995 and Executive Vice President and Chief Lending

Officer of Columbia First Bank, FSB, Arlington, Virginia, from 1985 to 1990. Mr. FitzGibbon has been a principal officer in the banking industry since 1970. Mr. FitzGibbon currently serves as a member of the Federal Reserve Board Consumer Advisory Council.

        Jeffrey L. Husserl.    Mr. Husserl, age 41, is Senior Vice President, Chief Human Resources Officer and a director of MB Financial Bank. Prior to the Old MB Financial-MidCity Financial merger, he served as Senior Vice President and Chief Human Resources Officer of Manufacturers Bank, positions he held since joining Manufacturers Bank in 1999. From 1994 until joining Manufacturers Bank in 1999, Mr. Husserl served as Director of Human Resources for Allied Van Lines. Mr. Husserl came to Manufacturers Bank with 17 years of experience in various industries, including manufacturing, transportation and financial services.

Director Compensation

        During 2001, prior to the Old MB Financial-MidCity Financial merger, each of our directors served as a director of Old MB Financial or MidCity Financial. Our non-employee directors who served as directors of Old MB Financial were paid the following fees for 2001: (1) an annual retainer of $15,000; (2) an annual fee of $2,500 for each director serving as a committee chairman; (3) $1,000 per board meeting attended; and (4) $250 per committee meeting attended. All board and committee fees could be paid in the form of cash, common stock or options to purchase common stock at the option of the board member; however, at least 50% of the annual retainer and meeting fees was required be taken in the form of common stock or options to purchase common stock. All fees for 2001 were deferrable pursuant to our deferred compensation plan. During 2001, the directors who served as directors of MidCity Financial received $2,400 per board meeting attended and each non-employee director received $700 per committee meeting attended.

        For 2002, the fees payable to our directors are as follows: (1) an annual retainer of $5,000; (2) $2,000 per regular board meeting attended and $1,000 per special board meeting attended; (3) $700 per committee meeting attended, provided that the committee chairperson receives $1,000 per committee meeting attended and members of the Executive Loan Committee receive $300 for each meeting of that committee attended. Non-employee directors who serve as directors of MB Financial Bank, Abrams Centre National Bank and Union Bank, N.A. also receive fees for attending meetings of the boards of directors and board committees of those banks, ranging from $400 to $800 per meeting attended. All fees for 2002 can be paid in the form of cash, common stock or options to purchase common stock at the option of each board member. All fees for 2002 are deferrable pursuant to our deferred compensation plan at the option of each board member.

Executive Compensation

        The following table sets forth information concerning the compensation paid to: (1) Mitchell Feiger, MB Financial's President and Chief Executive Officer; (2) the four highest earning executive officers of MB Financial and MB Financial Bank as of December 31, 2001, based on salary and bonus for 2001 (Messrs. Field, Santo, Panos and McCarty); and (iii) Messrs. Bakwin and Skopec, who served as Chairman and Chief Executive Officer and President, respectively, of MidCity Financial prior to the Old MB Financial-MidCity Financial merger. These individuals are sometimes referred to below as the named executive officers. The compensation information in the table below relates to compensation paid by us after the Old MB Financial-MidCity Financial merger and by Old MB Financial or MidCity Financial prior to the Old MB Financial-MidCity Financial merger. The Old MB Financial-MidCity Financial merger was completed on November 6, 2001.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Calendar Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(9)		Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)(10)	All Other Compensation ($)
Mitchell Feiger(1) President and Chief Executive Officer of MB Financial	2001 2000 1999	$325,000 325,000 325,000	$292,500 180,000 154,375		$	— — —	$	— — —	17,298 25,000 27,000	$58,616 59,577 47,135	(11)
E.M. Bakwin(2) Chairman of the Board of MB Financial and Retired Chief Executive Officer of MidCity Financial	2001 2000 1999	328,000 328,000 314,000	260,000 240,000 220,000			— — —		— — —	619 — —	1,472,992 57,470 56,670	(12)
Burton J. Field(3) Vice President of MB Financial and President and Chief Executive Officer of MB Financial Bank	2001 2000 1999	400,000 400,000 345,000	151,800 132,250 102,125			— — —		— — —	6,548 8,104 6,305	64,941 53,846 65,601	(13)
Ronald D. Santo(4) Vice President of MB Financial and Chairman and Group President of MB Financial Bank	2001 2000 1999	210,000 200,000 192,500	445,000 135,000 125,000	(8)		— — —		— — —	298 — —	66,865 45,500 44,700	(14)
Thomas D. Panos(5) Executive Vice President and Chief Lending Officer of MB Financial Bank	2001 2000 1999	165,533 157,500 150,000	134,055 86,625 62,700			— — —		— — —	18,300 10,500 3,000	26,219 23,797 21,651	(15)
William F. McCarty III(6) Executive Vice President of MB Financial Bank	2001 2000 1999	175,000 153,750 135,000	75,000 60,000 50,000			— — —		— — —	— — —	34,400 33,375 30,625	(16)
Kenneth A. Skopec(7) Vice Chairman of the Board of MB Financial and Retired President of MidCity Financial	2001 2000 1999	380,000 380,000 366,000	260,000 240,000 220,000			— — —		— — —	— — —	1,664,663 74,000 72,730	(17)

(1)
Mr. Feiger served as President and Chief Executive Officer of Old MB Financial prior to the Old MB Financial-MidCity Financial merger and continued to hold these titles with us upon completion of the Old MB Financial-MidCity Financial merger.

(2)
Mr. Bakwin served as Chairman and Chief Executive Officer of MidCity Financial until his retirement upon completion of the Old MB Financial-MidCity Financial merger and became Chairman of the Board of MB Financial upon completion of the Old MB Financial-MidCity Financial merger.

(3)
Mr. Field served as President and Chief Executive Officer of Manufacturers Bank prior to the Old MB Financial-MidCity Financial merger and became President and Chief Executive Officer of MB Financial Bank and Vice President of MB Financial after the Old MB Financial-MidCity Financial merger.

(4)
Mr. Santo served as Executive Vice President and Secretary of MidCity Financial and President of The Mid-City National Bank of Chicago prior to the Old MB Financial-MidCity Financial merger and became Vice President of MB Financial and Chairman and Group President of MB Financial Bank after the Old MB Financial-MidCity Financial merger.

(5)
Mr. Panos served as Executive Vice President and Senior Lending Officer of Manufacturers Bank before the Old MB Financial-MidCity Financial merger and became Executive Vice President and Chief Lending Officer of MB Financial Bank after the Old MB Financial-MidCity Financial merger.

(6)
Mr. McCarty served as Senior Vice President of MidCity Financial and President and Chief Executive Officer of First National Bank of Morton Grove before the Old MB Financial-MidCity Financial merger and became Executive Vice President of MB Financial Bank upon completion of the Old MB Financial-MidCity Financial merger.

(7)
Mr. Skopec served as President of MidCity Financial and Chief Executive Officer of The Mid-City National Bank of Chicago until his retirement upon completion of the Old MB Financial-MidCity Financial merger and became Vice Chairman of the Board of MB Financial upon completion of the Old MB Financial-MidCity Financial merger.

(8)
This bonus amount for Mr. Santo includes a $300,000 signing bonus pursuant to his employment agreement, which became effective on the date of the Old MB Financial-MidCity Financial merger. The employment agreement provides that the net after-tax amount of the signing bonus is subject to forfeiture on a prorated basis under certain circumstances if Mr. Santo voluntarily terminates his employment or is terminated for cause prior to the end of the agreement term. See "—Employment Agreements—Employment Agreement with Ronald D. Santo."

(9)
Pursuant to SEC rules, the table above excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of salary and bonus.

(10)
Represents incentive and non-qualified stock options granted pursuant to the Omnibus Incentive Plan.

(11)
Includes automobile allowance of $9,749, non-qualified supplemental retirement benefits of $29,430, supplemental health plan benefits of $4,153 and 401(k) matching and profit sharing contribution of $13,784. Also includes director fees for service after the Old MB Financial-MidCity Financial merger of $1,500, which were deferred pursuant to our deferred compensation plan and for which, in lieu of cash, Mr. Feiger was allocated 58 shares of our common stock to his plan account. Does not include director fees for service after the MB-MidCity Merger for which, in lieu of cash, Mr. Feiger was granted options pursuant to the Omnibus Incentive Plan to purchase 298 shares of our common stock. These options are included under the heading "Securities Underlying Options/SARs" for 2001.

(12)
Includes profit sharing benefits of $17,000, supplemental profit sharing benefits of $34,838, and supplemental life insurance plan benefits of $2,010. Also includes payment of $1,398,694 upon completion of Old MB Financial-MidCity Financial merger pursuant to his change in control severance agreement with MidCity Financial. In addition, includes $20,450 of director fees paid in cash, $16,800 of which was paid for service as a director of MidCity Financial prior to the Old MB Financial-MidCity Financial merger. Does not include director fees for service after the Old MB Financial-MidCity Financial merger for which, in lieu of cash, Mr. Bakwin was granted options pursuant to the Omnibus Incentive Plan to purchase 619 shares of our common stock. These options are included under the heading "Securities Underlying Options/SARs" for 2001.

(13)
Includes automobile allowance of $5,606, non-qualified supplemental retirement benefits of $31,278, supplemental health plan benefits of $12,773 and 401(k) matching and profit sharing contribution of $13,784. Also includes director fees for service after the Old MB Financial-MidCity Financial merger of $1,500, which were deferred pursuant to our deferred compensation plan and for which in lieu of cash, Mr. Field was allocated 58 shares of our common stock to his plan account. Does not include director fees for service after the MB-MidCity Merger for which, in lieu of cash, Mr. Field was granted options pursuant to the Omnibus Incentive Plan to purchase 298 shares of our common stock. These options are included under the heading "Securities Underlying Options/SARs" for 2001.

(14)
Includes automobile allowance of $11,400, profit sharing benefits of $17,000, supplemental profit sharing benefits of $17,000 and supplemental life insurance plan benefits of $3,165. Also includes director fees of $16,800 paid in cash for service as a director of MidCity Financial prior to the Old MB Financial-MidCity Financial merger and director fees of $1,500 for service after the Old MB Financial-MidCity Financial merger, which were deferred pursuant to our deferred compensation plan and for which in lieu of cash, Mr. Santo was allocated 58 shares of our common stock to his plan account. Does not include director fees for service after the Old MB Financial-MidCity Financial merger for which, in lieu of cash, Mr. Santo was granted options pursuant to the Omnibus Incentive Plan to purchase 298 shares of our common stock. These options are included under the heading "Securities Underlying Options/SARs" for 2001.

(15)
Includes automobile allowance of $3,850, non-qualified supplemental retirement benefits of $8,585, and 401(k) matching and profit sharing contribution of $13,784.

(16)
Includes automobile allowance of $11,400, profit sharing benefits of $17,000 and supplemental profit sharing benefits of $6,000.

(17)
Includes automobile allowance of $9,673, profit sharing benefits of $17,000, supplemental profit sharing benefits of $39,271, and supplemental life insurance plan benefits of $4,363. Also includes payment of $1,572,073 upon completion of Old MB Financial-MidCity Financial merger pursuant to his change in control severance agreement with MidCity Financial. In addition, includes director fees of $16,800 paid in cash for service as a director of MidCity Financial prior to the Old MB Financial-MidCity Financial merger and director fees for service after the Old MB Financial-MidCity Financial merger of $5,483, for which, in lieu of cash, Mr. Skopec was allocated 215 shares of our common stock.

Stock Options

        Option Grants in 2001.    The following table sets forth certain information with respect to stock options granted to the named executive officers during 2001 under the MB Financial, Inc. 1997 Omnibus Incentive Plan. The options were granted prior to the Old MB Financial-MidCity Financial merger as options to purchase shares of Old MB Financial common stock and, upon completion of the Old MB Financial-MidCity Financial merger, converted into options to purchase the same number of shares of our common stock at the same exercise price.

        In addition to providing the number of shares subject to options granted to the named executive officers listed in the Summary Compensation Table, the following table discloses the range of potential realizable values at various assumed appreciation rates. The table discloses for the named executive officers the gain or "spread" that would be realized at the end of the option term for the options granted during 2001, if the price of our common stock appreciates annually by the percentage levels indicated from the market price on the date of grant.

			% of Total Options Granted to Employees in Fiscal 2001			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name				Exercise Price Per Share	Expiration Date
						5.00%	10.00%
Mitchell Feiger	17,000 298	(1) (2)	11.11 0.19%	$25.340 25.475	07/31/11 12/31/06	$270,912 2,097	$686,545 4,635
E.M. Bakwin	619	(2)	0.40	25.475	12/31/06	4,357	9,627
Burton J. Field	6,250 298	(1) (2)	4.08 0.19	25.340 25.475	07/31/11 12/31/06	99,600 2,097	252,406 4,635
Ronald D. Santo	298	(2)	0.19	25.475	12/31/06	2,097	4,635
Thomas D. Panos	8,300	(1)	5.42	25.340	07/31/11	132,269	335,196
William F. McCarty III	—		—	—	—	—	—
Kenneth A. Skopec	—		—	—	—	—	—

(1)
The option is scheduled to vest 100% on July 31, 2005.

(2)
Option received in lieu of cash as payment of director fees. The option became 100% vested on the date of grant.

        Option Exercises, Holdings and Values.    The following table sets forth information with respect to the value of all stock options held at December 31, 2001 by the named executive officers. No stock options were exercised by the named executive officers during the year ended December 31, 2001.

	Number of Shares Underlying Unexercised Options at December 31, 2001		Value of Unexercised "In-the-Money" Options at December 31, 2001
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Mitchell Feiger	94,716	17,000	$1,423,680	$31,450
E.M. Bakwin	619	—	1,062	—
Burton J. Field	14,707	6,250	209,926	11,563
Ronald D. Santo	298	—	511	—
Thomas D. Panos	51,222	8,300	776,480	15,355
William F. McCarty III	—	—	—	—
Kenneth A. Skopec	—	—	—	—

Compensation Policy Committee Interlocks and Insider Participation

        No member of the Compensation Policy Committee of our board of directors is a current or former officer or employee of ours or any of our subsidiaries; however Director Robert S. Engelman, Jr., a member of the committee, is a former employee of Old MB Financial. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an executive officer serving on our board of directors or on our board's Organization and Compensation Policy Committee.

Employment Agreements

        Employment Agreement with Mitchell Feiger.    We have an employment agreement with Mitchell Feiger, our President and Chief Executive Officer. The agreement provides for a three-year term which is extended by one day on a daily basis (so that the term of the agreement is always three years) unless we give notice that the extensions will cease. The agreement entitles Mr. Feiger to an annual base salary of not less than $325,000, discretionary bonuses and participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of MB Financial and MB Financial Bank. This agreement was entered into by Old MB Financial with Mr. Feiger in February 1999, and was assumed by us upon completion of the Old MB Financial-MidCity Financial merger.

        If within 18 months after a change in control (which occurred upon completion of the Old MB Financial-MidCity Financial merger and would occur again in the event of a change in control of MB Financial or MB Financial Bank), Mr. Feiger voluntarily terminates his employment, he will be entitled to receive a lump sum severance amount equal to 299% of his "base amount" (as defined in Section 280G of the Internal Revenue Code) of compensation. He also will be entitled to receive, at his cost, the health and other benefits described in item (2) below. If Mr. Feiger's employment is involuntarily terminated by us or by MB Financial Bank during the term of his agreement, then:

  (1)
  he will receive monthly until the end of the agreement's term 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, subject to reduction by the amount of any cash income earned from providing services to another company prior to the end of the agreement's term;

  (2)
  he will for the remainder of his life be entitled to the same health and dental benefits and long-term disability insurance coverage as he would have received if still employed, subject to reduction to the extent he receives equivalent or better benefits from another employer; the cost of these benefits will be borne by us prior to the end of the agreement's term and by Mr. Feiger after the end of the agreement's term;

  (3)
  there will be full vesting of any unvested stock options that he holds, which will be exercisable for at least 90 days after the termination;

  (4)
  there will generally be full vesting of any unvested amounts under any other benefit plan in which he is a participant; and

  (5)
  if the involuntary termination occurs within 18 months after a change in control, he also will receive a lump sum severance amount of 299% of his base amount, reduced by the present value of the monthly payments to be made pursuant to the provision described in item (1) above.

        To the extent payment to Mr. Feiger of the lump sum severance amount of 299% of his base amount, whether following a voluntary or an involuntary termination of employment, together with any other payments to Mr. Feiger in connection with the change in control, would result in the payment of a "parachute payment" (as defined in Section 280G of the Internal Revenue Code), then the severance amount will be reduced to avoid the payment of a parachute payment.

        The term "involuntary termination" is defined to include termination of employment by MB Financial or MB Financial Bank (other than for cause or due to death, disability, retirement or specified violations of law) without Mr. Feiger's consent or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent. The term "voluntary termination" is defined as termination of employment by Mr. Feiger other than for a reason constituting involuntary termination.

        Employment Agreement with Burton J. Field.    MB Financial Bank has an employment agreement with Burton J. Field, its President and Chief Executive Officer. The agreement provides for a three-year term which is extended by one year on an annual basis, unless MB Financial Bank gives notice that the term will not be extended. The agreement entitles Mr. Field to an annual base salary of not less than $400,000, discretionary bonuses and participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of MB Financial and MB Financial Bank. This agreement was entered into by Manufacturers Bank, Old MB Financial's wholly owned subsidiary, with Mr. Field in September 1999, and was assumed by MB Financial Bank in November 2001 following the Old MB Financial-MidCity Financial merger.

        If Mr. Field's employment is involuntarily terminated by MB Financial Bank during the term of his agreement, then:

  (1)
  he will receive monthly until the end of the agreement's term 1/12th of his annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination, subject to reduction by the amount of any cash income earned from providing services to another company prior to the end of the agreement's term;

  (2)
  he will for the remainder of his life be entitled to the same health and dental benefits and long-term disability insurance coverage as he would have received if still employed, subject to reduction to the extent he receives equivalent or better benefits from another employer and provided that Mr. Field will bear the entire cost of these benefits after the end of the agreement's term;

  (3)
  MB Financial Bank will continue to pay the premiums on specified life and disability insurance policies for specified time periods;

  (4)
  there will be full vesting of any unvested stock options that he holds, which will be exercisable for at least one year after the termination;

  (5)
  there will generally be full vesting of any unvested amounts under any other benefit plan in which he is a participant; and

  (6)
  if the involuntary termination occurs within 18 months after a change in control (which occurred upon completion of the Old MB Financial-MidCity Financial merger and would occur again in the event of a change in control of MB Financial or MB Financial Bank), he also will receive a lump sum severance amount of 299% of his "base amount" (as defined in Section 280G of the Internal Revenue Code), reduced by the present value of the monthly payments to be made pursuant to the provision described in item (1) above.

        To the extent payment to Mr. Field of the lump sum severance amount of 299% of his base amount, together with any other payments to Mr. Field in connection with the change in control, would result in the payment of a "parachute payment" (as defined in Section 280G of the Internal Revenue Code), then the severance amount will be reduced to avoid the payment of a parachute payment. The term "involuntary termination" has the same meaning as under Mr. Feiger's employment agreement.

        Employment Agreement with Ronald D. Santo.    Effective as of November 6, 2001, the date of completion of the Old MB Financial-MidCity Financial merger, MB Financial Bank entered into a three-year employment agreement with Ronald D. Santo, Chairman and Group President of MB Financial Bank. The agreement provides for a minimum annual base salary of $250,000, a minimum guaranteed annual bonus of $60,000 (so long as a bonus is awarded to any executive officer of MB Financial Bank for that year) and a signing bonus of $300,000, subject to forfeiture of the net after-tax amount on a prorated basis if Mr. Santo voluntarily terminates his employment (in a manner that does not constitute "involuntary termination," as described below) or is terminated for cause prior to the end of the agreement term. The agreement also provides for participation in benefit plans to the same extent as the other executive officers of MB Financial Bank, option grants under our Omnibus Incentive Plan to the extent options are granted to any executive officer of MB Financial Bank in a given year and the continued payment by MB Financial Bank of premiums on a supplemental life insurance policy maintained for the benefit of Mr. Santo.

        If Mr. Santo's employment is involuntarily terminated by MB Financial Bank during the term of his agreement, other than under the circumstances entitling him to change in control severance benefits as described below, then:

  (1)
  he will receive monthly until the end of the agreement's term 1/12th of his annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination;

  (2)
  he will until age 65 or the current Medicare eligibility age be entitled to the same health and dental benefits as he would have received if still employed, subject to reduction to the extent he receives equivalent or better benefits from another employer and provided that Mr. Santo will bear the entire cost of these benefits after the end of the agreement's term; additionally, upon his attaining age 65 or the current Medicare eligibility age, he and his spouse will, provided he meets specified Medicare eligibility criteria, receive coverage under a Medicare Supplemental Insurance Plan and a long term care insurance plan, with MB Financial Bank bearing the annual cost of premiums up to $10,000;

  (3)
  there will be full vesting of any unvested amounts under certain benefit plans in which he is a participant;

  (4)
  he will have the opportunity to purchase the key man life insurance policy maintained for him by MB Financial Bank for its then cash surrender value and transfer ownership to himself of the supplemental life insurance policy maintained for his benefit by MB Financial Bank at no cost to him (i.e., without having to pay the cash surrender value); and

  (5)
  MB Financial Bank will continue to provide during the remaining term of the agreement the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if MB Financial Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy.

        If Mr. Santo's employment is involuntarily terminated within 24 months after a change in control of MB Financial Bank, then in lieu of the involuntary termination severance benefits described in items (1)-(5) above and in lieu of any other severance benefits to which he may otherwise be entitled under any other severance or termination plan or arrangement of MB Financial Bank, he will receive the following change in control severance benefits:

  (1)
  a lump sum amount in cash equal to his annual base salary multiplied by 2.99;

  (2)
  $299,000 payable in a lump sum;

  (3)
  a lump sum amount equal to his average annual bonus over the prior three fiscal years, multiplied by 2.99;

  (4)
  immediate vesting and payment of his benefits, to the extent allowed under the applicable plan, under all non-qualified retirement plans of MB Financial Bank and its affiliates in which he participates;

  (5)
  the continuation for three years of the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if MB Financial Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy;

  (6)
  the same health benefits he would receive if his employment were involuntarily terminated under circumstances other than those entitling him to change in control severance benefits; and

  (7)
  he will have the opportunity to purchase the key man life insurance policy maintained for him by MB Financial Bank for its then cash surrender value and transfer ownership to himself of the supplemental life insurance policy maintained for his benefit by MB Financial Bank at no cost to him (i.e., without having to pay the cash surrender value).

        In addition, Mr. Santo will be entitled to the change in control severance benefits described above if: (1) within 24 months after a change in control of MB Financial Bank, a successor to MB Financial Bank fails to assume MB Financial Bank's obligations under the agreement; (2) within 24 months after a change in control of MB Financial, MB Financial Bank or any successor to MB Financial Bank materially breaches any provision of the agreement and does not timely cure the breach; or (3) Mr. Santo's employment is involuntary terminated during the term of the agreement within six months prior to a change in control of MB Financial Bank and either (a) the termination was at the request or direction of the person which has entered into an agreement with MB Financial Bank for a transaction that will result in the change in control or (b) Mr. Santo reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

        To the extent the change in control severance benefits under the agreement would result in the payment of a "parachute payment" (as defined in Section 280G of the Internal Revenue Code), such benefits (other than the continuation of the group term life insurance coverage) will be reduced to avoid the payment of an excess parachute payment. The term "involuntary termination" is defined to include termination of employment by MB Financial Bank (other than for cause or due to death, disability, retirement or specified violations of law) without Mr. Santo's consent or by Mr. Santo following a specified reduction of or interference with his duties, responsibilities or benefits without his consent.

        Mr. Santo's agreement contains a covenant not to compete with MB Financial Bank following his termination of employment in a specified area of the State of Illinois and for a period of time dependent on the circumstances of his termination.

Change in Control Severance Agreements

        On February 19, 2002, MB Financial Bank entered into a change in control severance agreement with each of Thomas D. Panos, Executive Vice President, Chief Lending Officer of MB Financial Bank and William F. McCarty III, Executive Vice President-Wealth Management, Operations of MB Financial Bank. Each agreement is for a three-year term, which will automatically be extended for one year on each February 19. Each agreement provides that if a change in control of MB Financial or MB Financial Bank occurs, and within 24 months thereafter the executive's employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

  (1)
  a lump sum amount in cash equal to the executive's annual base salary multiplied by two;

  (2)
  a lump sum amount in cash equal to the executive's average annual bonus over the last two complete fiscal years multiplied by two;

  (3)
  immediate vesting of all of the executive's benefits under all non-qualified retirement plans of MB Financial Bank and its affiliates in which the executive participates; and

  (4)
  continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive's termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

        In addition, the executive will be entitled to the severance benefits described above if: (1) within 24 months after a change in control of MB Financial or MB Financial Bank, a successor to MB Financial Bank fails to assume MB Financial Bank's obligations under the agreement; (2) within 24 months after a change in control of MB Financial or MB Financial Bank, MB Financial Bank or any successor to MB Financial Bank breaches any provision of the agreement; or (3) the executive's employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with MB Financial Bank for a transaction that will result in a change in control or (b) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

        To the extent the severance benefits under the agreement would result in the payment of a "parachute payment" (as defined in Section 280G of the Internal Revenue Code), such benefits (other than the continuation of health and other insurance coverage) will be reduced to avoid the payment of an excess parachute payment. The term "good reason" is defined to include a specified reduction in the executive's duties, responsibilities and compensation and other benefits.

Non-Competition Agreements

        Non-Competition Agreement with Robert S. Engelman, Jr.    We have a non-competition agreement with Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the Old MB Financial-MidCity Financial merger and as President and Chief

Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) until February 1999. This agreement was entered into by Old MB Financial (then Avondale Financial Corp.) with Mr. Engelman in October 1998 and was assumed by us upon completion of the Old MB Financial-MidCity Financial merger.

        Under the agreement, Mr. Engelman is paid and will continue to be paid $310,000 per year through January 31, 2004 for his agreement not to compete against us in the State of Illinois prior to that date. Mr. Engelman also is entitled under the agreement to receive for his lifetime the same health and other insurance benefits as are provided to our executive officers provided that he must reimburse us for the cost of premiums attributable to such coverage. The agreement further provides that Mr. Engelman will continue to accrue benefits through January 31, 2004 under the supplemental executive retirement plan in which he is a participant.

        Non-Competition Agreements with E.M. Bakwin and Kenneth A. Skopec.    On the effective date of the MB-MidCity Merger, we entered into a non-competition agreement with each of Chairman of the Board E.M. Bakwin and Vice Chairman of the Board Kenneth A. Skopec, who served as Chairman and Chief Executive Officer and President, respectively, of MidCity Financial prior to the Old MB Financial-MidCity Financial merger. Under their agreements, Messrs. Bakwin and Skopec are each paid and will each continue to be paid $50,000 per year for five years following the completion of the Old MB Financial-MidCity Financial merger in consideration for their agreement not to compete with us during this five-year period in the State of Illinois or in any other state in which we or any of our subsidiaries or affiliates maintains an office. The agreements provide that after the expiration of three years following the completion of the Old MB Financial-MidCity Financial merger, Messrs. Bakwin and Skopec may each elect to terminate their agreements, in which case they will cease to receive the payments described above.

Certain Transactions

        Our directors and officers and their affiliates are customers of and have had transactions with MB Financial Bank. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit and depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of June 30, 2002, certain information as to the beneficial ownership of our common stock by: (1) those persons or entities known by us to beneficially own more than 5% of our outstanding shares of common stock; (2) each director; (3) each executive officer named in the Summary Compensation Table on page    ; and (4) all directors and executive officers as a group. The address for each person listed below is: c/o MB Financial, Inc., 801 West Madison Street, Chicago, Illinois 60607. An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
E.M. Bakwin Chairman of the Board of MB Financial	1,567,161	8.92%
Robert S. Engelman, Jr. Director	316,546	1.78
Alfred Feiger Vice Chairman of the Board	82,054	*
Mitchell Feiger Director and President and Chief Executive Officer of MB Financial	293,332	1.66
Burton J. Field Director and Vice President of MB Financial; President and Chief Executive Officer of MB Financial Bank	89,502	*
Lawrence E. Gilford Director	112,640	*
Richard I. Gilford Director	159,158	*
James N. Hallene Director	1,835	*
Thomas H. Harvey Director	1,571,817	8.95
Patrick Henry Director	1,498,753	8.53
Leslie S. Hindman Director	1,096	*
Richard J. Holmstrom Director	41,889	*
David L. Husman Director	127,278	*
Clarence Mann Director	228,843	1.30
Ronald D. Santo Director and Vice President of MB Financial; Chairman and Group President of MB Financial Bank	80,675	*
Eugene Sawyer Director	460	*
Kenneth A. Skopec Vice Chairman of the Board	55,279	*
William F. McCarty III Executive Vice President of MB Financial Bank	46,623	*
Thomas D. Panos Executive Vice President and Chief Lending Officer of MB Financial Bank	80,518	*
Directors and executive officers as a group (22 persons)	6,419,078	35.55

(1)
Includes shares held directly, in retirement accounts, in our deferred compensation plan, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of June 30, 2002, as follows: Mr. Bakwin—1,843 shares; Mr. Engelman—221,937 shares, Mr. Alfred Feiger—14,260 shares; Mr. Mitchell Feiger—95,238 shares; Mr. Field—15,080 shares; Mr. Lawrence Gilford—14,590 shares; Mr. Richard Gilford—15,558 shares; Mr. Hallene—1,605 shares; Ms. Hindman—866 shares; Mr. Holmstrom—1,708 shares; Mr. Husman—13,581 shares; Mr. Mann—15,393; Mr. Santo—820 shares; Mr. Panos—40,200 shares; and all directors and executive officers as a group—493,370 shares.

DESCRIPTION OF THE TRUST

        The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as depositor, and the trustees named in the trust agreement. A certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

        The following discussion contains a description of the material terms of the trust agreement, as amended and restated, and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

        The trust exists exclusively for the purposes of:

  •
  issuing and selling the preferred securities to the public for cash;

  •
  issuing and selling its common securities to us in exchange for our capitalization of the trust;

  •
  investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

  •
  engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

        The trust will not have any independent business operations or any assets, revenues, or cash flows other than those related to the issuance and administration of the trust securities.

        The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

        The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with us. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also, for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" beginning on page     and "Description of the Guarantee" beginning on page    . We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

        As noted under "Summary—MB Financial Capital Trust I," we have previously issued $25 million of trust preferred securities through Coal City Capital Trust I, which used the proceeds of the sale of its preferred securities to purchase subordinated debentures from us. The debentures sold by us to MB Financial Capital Trust I will rank equally with the debentures sold to Coal City Capital Trust I.

DESCRIPTION OF THE PREFERRED SECURITIES

        The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page    . Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

        The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of 2,080,000 preferred securities to be sold to the public and 65,000 common securities, which we will acquire. In the event the underwriters exercise the over-allotment option, the trust agreement authorizes the administrative trustees, on behalf of the trust, to issue an additional 312,000 preferred securities to the public and 9,750 common securities to us. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or to incur any indebtedness.

        The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default under the indenture with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "—Subordination of Common Securities" beginning on page     .

        The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" beginning on page    . The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

        Source of Distributions.    The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

        Payment of Distributions.    Distributions on the preferred securities will be payable at the annual rate of            % of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be September 30, 2002.

        Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

        Extension Period.    As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond September 30, 2032 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of            %, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except as required to permit any subsidiary of ours that is a "real estate investment trust" under the United States Internal Revenue Code of 1986, as amended, to continue to qualify as such), other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally, or junior to, the debentures, including our debentures held by Coal City Capital Trust I;

  •
  make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

        We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

        General.    Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

  •
  in whole at any time, or in part from time to time, on or after September 30, 2007;

  •
  at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

  •
  at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

        Mandatory Redemption.    Upon our repayment or redemption, in whole or in part, of any debentures, whether on September 30, 2032 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

        Distribution of Debentures in Exchange for Preferred Securities.    Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "—Liquidation Distribution Upon Termination" beginning on page    .

        After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

  •
  those trust securities will no longer be deemed to be outstanding;

  •
  certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

  •
  we will use our best efforts to list the debentures on such national securities exchange or include them in a comparable automated quotation system as the preferred securities are then listed or traded;

  •
  any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities, and until surrendered, no payment shall be made to the holders of the trust securities with respect to the debentures; and

  •
  all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

        We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

        Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.    If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures—Redemption" on page    .

        "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

    •
    interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

    •
    the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

    •
    the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

        "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation that becomes effective on or after the date of original issuance of the preferred securities.

        "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities, or a substantial amount of the preferred securities, as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations or any official or administrative pronouncement, action or judicial decision interpreting or applying these laws or regulations.

        For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

        Redemption of Debentures in Exchange for Preferred Securities We Repurchase.    Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures.

        The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be canceled.

Redemption Procedures

        Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

        If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance" beginning on page    . If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

        If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee" beginning on page    .

        Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

        If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

        Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, the preferred securities and common securities of the trust will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

        In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

        We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

        In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

  •
  our bankruptcy, dissolution or liquidation;

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  the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

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  redemption of all of the preferred securities as described on page    under "—Redemption or Exchange—Mandatory Redemption;" or

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  the entry of a court order for the dissolution of the trust.

        With the exception of a redemption as described on page    under "—Redemption or Exchange—Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

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  in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities; and

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  with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

        However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "—Subordination of Common Securities" beginning on page    .

        Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences—Receipt of Debentures or Cash Upon Liquidation of the Trust" on page    for more information regarding a taxable distribution.

        If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures—General" beginning on page    .

Liquidation Value

        The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and

accrued interest of an equal amount. See "—Liquidation Distribution upon Termination" beginning on page    .

Events of Default; Notice

        Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

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  the occurrence of an event of default under the indenture, see "Description of the Debentures—Debenture Events of Default" beginning on page     ;

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  a default by the trust or the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

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  a default by the trust or the property trustee in the payment of any redemption price of any of the trust securities when it becomes due and payable;

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  a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

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  the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. The administrative trustees and we are required to file annually with the property trustee a certificate as to whether or not they or we are in compliance with all the conditions and covenants applicable to them under the trust agreement.

        If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. See "—Subordination of Common Securities" beginning on page    and "—Liquidation Distribution Upon Termination" beginning on page    . The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity of the debentures, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

        Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities generally have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these persons or entities will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

        Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

        The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be deemed to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by another trust if the following conditions are met:

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  the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

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  we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

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  the successor securities are listed or traded or will be listed or traded in or on any national securities exchange or other organization in or on which the preferred securities are then listed or traded, if any;

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  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

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  the successor entity has a purpose substantially identical to that of the trust;

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  prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

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  we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

        Except as described below and under "Description of the Guarantee—Amendments" on page    and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

        The trust agreement may be amended from time to time by us, as holders of the common securities, and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

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  with respect to acceptance of appointment by a successor trustee;

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  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

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  to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

        With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

        As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

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  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

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  waive any past default that is waivable under the indenture;

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  exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

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  consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will continue to be classified as a grantor trust and will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

        Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

        No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

        Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or of any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

        The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance" beginning on page    .

        No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

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  DTC notifies the administrative trustees and the property trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

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  we execute and deliver to the administrative trustees and the property trustee a written order stating that we elect to terminate the book-entry system through DTC; or

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  there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

        Unless and until it is exchangeable in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred, except as a whole, by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

        Payments on global preferred securities will be made to DTC or its nominee, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. The record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" beginning on page     .

        Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, we expect that DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

        So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

        None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance" beginning on page    .

Payment and Paying Agency

        Payments in respect of the preferred securities shall be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

        The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

        The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

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  the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  the trust will be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes; and

  •
  the debentures will be treated as our indebtedness for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

        We are required to use our best efforts to maintain the eligibility of the preferred securities for inclusion, quotation or listing on any national securities exchange or other organization on which the preferred securities are then included and to keep the preferred securities so quoted or listed for as long as the preferred securities are outstanding.

        Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

DESCRIPTION OF THE DEBENTURES

        Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

        The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The debentures will be limited in aggregate principal amount to $53,625,000 or $61,668,750 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of            % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2002, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of            %, compounded quarterly.

        The debentures will mature on September 30, 2032, the stated maturity date. We may shorten this date once at any time to any date on or after September 30, 2007, subject to the prior approval of the Federal Reserve, if required by law or regulation.

        We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until on or after September 30, 2007, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on pages    and    , has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

        The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "—Subordination" beginning on page     and "—Miscellaneous" beginning on page    .

        The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

        As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of            %, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences" beginning on page     .

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except as required to permit any subsidiary of ours that is a "real estate investment trust" under the United States Internal Revenue Code of 1986, as amended, to continue to qualify as such), other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures, including our debentures held by Coal City Capital Trust I;

  •
  make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

        We must give the property trustee (or all holders of the debentures, if the property trustee is not then the only registered holder of debentures), the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

        Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

        If the trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

        Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

  •
  on or after September 30, 2007, in whole at any time or in part from time to time;

  •
  in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

  •
  at any time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

        In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

        The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

        As described beginning on page    under "Description of the Preferred Securities—Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on a national securities exchange or include them in a comparable automated quotation system on or in which the preferred securities are then listed or included, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

        We are restricted from making certain payments, as described below, if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

        If any of these events occur, we will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except as required to permit any subsidiary of ours that is a "real estate investment trust" under the United States Internal Revenue Code of 1986, as amended, to continue to qualify as such), other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures, including our debentures held by Coal City Capital Trust I;

  •
  make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

        The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

        If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

        No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

        The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

  •
  every obligation of the person for money borrowed;

  •
  every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

  •
  every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  •
  every capital lease obligation of the person; and

  •
  every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date of the indenture. However, senior debt will not be deemed to include:

  •
  any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures, including our obligations associated with the preferred securities issued by Coal City Capital Trust I;

  •
  any debt owned by us to any of our subsidiaries;

  •
  any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

  •
  the guarantee;

  •
  any debt to any of our employees;

  •
  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

  •
  any debt which constitutes subordinated debt.

        The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

  •
  any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

  •
  any debt to any of our employees;

  •
  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

  •
  any debt to any of our subsidiaries;

  •
  any debt which constitutes senior debt; and

  •
  any debt of ours under debt securities, and guarantees in respect of these debt securities, initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment, including our obligations associated with the preferred securities issued by Coal City Capital Trust I.

        We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount we may incur. We had consolidated senior and subordinated debt of $24.0 million outstanding principal amount at March 31, 2002.

Payment and Paying Agents

        Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

        Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on September 30 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

        The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

        If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of, and ending at the close of business on, the day of the mailing of the relevant notice of redemption, or (b) register the transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

        We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  •
  extend the maturity date of the debentures; or

  •
  reduce the principal amount or the rate or extend the time of payment of interest; or

  •
  reduce the percentage of principal amount of debentures required to amend the indenture.

        As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

        The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  •
  our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

  •
  our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

  •
  our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee, or to us and the indenture trustee from or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

  •
  our bankruptcy, insolvency or reorganization or dissolution of the trust, other than in connection with a distribution of debentures, except for certain transactions specifically permitted by the trust agreement.

        The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercise any trust or power conferred on the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. In the event the debentures are held by the trust, this waiver will not be effective without the consent of a majority in liquidation preference of the trust securities. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least a majority in aggregate liquidation amount of the preferred securities will have this right.

        If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

        If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

        The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities—Events of Default; Notice" beginning on page    .

Consolidation, Merger, Sale of Assets and Other Transactions

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  •
  if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

  •
  immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

  •
  other conditions as prescribed in the indenture are met.

        Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities—Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page    .

Satisfaction and Discharge

        The indenture will, with certain exceptions, cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

  •
  have become due and payable; or

  •
  will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due on the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

        The indenture and the debentures will be governed by and construed in accordance with New York law.

Information Concerning the Indenture Trustee

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

        We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

  •
  to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

  •
  not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

  •
  to use our reasonable efforts to cause the trust (a) to remain a business trust and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

  •
  to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

  •
  to use our best efforts to maintain the eligibility of the preferred securities for inclusion, quotation or listing on any national securities exchange or other organization on which the preferred securities are then included; and

  •
  not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities that are senior in right of payment to the debentures.

BOOK-ENTRY ISSUANCE

General

        DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co., as DTC's nominee. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

        DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

        DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

        Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

        The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

        DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC or a successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

DESCRIPTION OF THE GUARANTEE

        The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities.

        The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. We urge prospective investors to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We agree to pay in full, on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

        The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities;

  •
  with respect to any preferred securities called for redemption, the redemption price; and

  •
  upon a voluntary or involuntary dissolution, winding up or termination of the trust, other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities, the lesser of:

  (a)
  the amount of the liquidation distribution; and

  (b)
  the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

        We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

        The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

        The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently. Neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur, except that in connection with any future issuance of trust preferred or similar securities, the related obligations must rank pari passu or junior in priority of right of payment to the debentures.

        The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

        Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities—Voting Rights; Amendment of Trust Agreement" beginning on page       .

Events of Default; Remedies

        An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

        Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

        The guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the preferred securities;

  •
  full payment of the amounts payable upon liquidation of the trust; or

  •
  distribution of the debentures to the holders of the preferred securities.

        If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred, is actually known to an officer of the trustee, and is continuing, the guarantee trustee shall exercise such of the rights and powers vested in it by the guarantee and must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

        We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

        The guarantee will be governed by New York law.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

        We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

        If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

  •
  the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

        The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust, or from us under the guarantee agreement, if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination" beginning on page       .

        Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

FEDERAL INCOME TAX CONSEQUENCES

General

        In the opinion of Silver, Freedman & Taff, L.L.P., special federal income tax counsel to us and the trust, the following describes the material federal income tax consequences of the purchase, ownership and disposition of a preferred security.

        This summary addresses only the tax consequences to a person that acquires a preferred security on its original issuance at its original offering price and that holds the preferred security as a capital asset. This summary does not address all tax consequences that may be applicable to a beneficial owner of a preferred security and does not address the tax consequences to holders subject to special tax treatment, for example banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold a preferred security as a position in a "straddle," as part of a "synthetic security" or "hedge" or as part of a "conversion transaction" or other integrated investment. This summary does not include any description of any alternative minimum tax consequences or other collateral tax consequences or discuss the tax laws of any state or local government or of any foreign government that may apply to the purchasing, owning or disposing of a preferred security. This discussion is addressed to a "U.S. Holder," which is defined as a beneficial owner of a preferred security that, for federal income tax purposes, is, or is treated as:

  •
  a citizen or individual resident of the United States;

  •
  a corporation or partnership, or entity treated for federal income tax purposes as a corporation or partnership, created or organized in or under the laws of the United States or any state, including the District of Columbia, or other political subdivision thereof;

  •
  an estate the income of which is includible in gross income for federal income tax purposes without regard to its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the ability to control all substantial decisions of the trust.

        This summary does not address the special consequences to a non U.S. Holder who acquires a preferred security. For purposes of this discussion, a "Non U.S. Holder" generally is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for federal income tax purposes.

        This summary does not address the tax consequences to any stockholder, partner or beneficiary of a holder of a preferred security. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of Silver, Freedman & Taff, L.L.P. is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the matters described in this prospectus. We can give no assurance that the opinions expressed will not be challenged by the IRS or, if challenged, that the challenge will not be successful.

        Prospective investors are advised to consult with their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign, and other tax laws and possible effects of changes in such tax laws.

Classification of the Debentures

        We intend to take the position that the debentures will be classified for federal income tax purposes as our indebtedness. We, together with the trust and the holders of the preferred securities agree to treat the debentures as our indebtedness for all federal income tax purposes and, by acceptance of the preferred securities treat such preferred securities as evidence of an indirect beneficial ownership interest in the debentures. We cannot be sure, however, that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the debentures will be classified as our indebtedness for federal income tax purposes.

Classification of the Trust

        In connection with the issuance of the preferred securities, Silver, Freedman & Taff, L.L.P. will render its opinion that, under then current law and assuming full compliance with the terms of the trust agreement and the indenture, and certain other documents, and based on certain facts and assumptions contained in that opinion, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, the trust will not be subject to federal income tax, and each holder of a preferred security will be treated as owning an undivided beneficial interest in the preferred securities and in the underlying debentures and will be required to include in its gross income any interest, or original issue discount ("OID") accrued, with respect to its allocable share of the debentures.

Interest Income and Original Issue Discount

        Under the indenture, we have the right to defer the payment of interest on the debentures at any time or from time to time for one or more deferral periods not exceeding twenty (20) consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date or extend beyond September 30, 2032. By reason of that right, the applicable Treasury regulations will subject the debentures to the rules in the Code and Treasury regulations on debt instruments issued with OID, unless the indenture or debentures contain terms or conditions that make the likelihood of exercise of the deferral option remote. Under the Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood that we would exercise our option to defer payments of interest is remote since exercising that option would, among other things, prevent us from declaring dividends on any class of our equity securities. Accordingly, we intend to take the position that the debentures will not be considered to be issued with OID by reason of the deferral option alone and, accordingly, stated interest on the debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting for federal income tax consequences.

        Under the applicable Treasury regulations, if we were to exercise our option to defer payments of interest, the debentures would at that time be treated as reissued with OID, and all stated interest on the debentures would thereafter be treated as OID for so long as the debentures remain outstanding. If this occurred, all of a holder's interest income with respect to the debentures would thereafter be accounted for on an economic accrual basis, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of a preferred security would be required to include OID in gross income even though we would not make actual cash payments during a deferral period. The amount of such includible OID could be significant.

Also, under the Treasury regulations, if the exercise of the option to defer the payment of interest were determined not to be remote, the debentures would be treated as having been originally issued with OID. In such event, a holder would be required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year on which such holder held the preferred securities. Regardless of such holder's method of tax accounting, a holder would be required to include OID as ordinary income, over the term of the preferred securities, on a truly economic accrual basis and actual cash payments of interest on the debenture would not be separately includible in gross income. It is possible that the IRS could take a position contrary to the interpretation described in this prospectus.

        Because income on the preferred securities will constitute interest or OID, corporate holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Receipt of Debentures or Cash upon Liquidation of the Trust

        We will have the right at any time to liquidate the trust and cause the debentures to be distributed to the holders of the preferred securities. Under current law, the liquidation of the trust and the distribution of the debentures to preferred security holders, for federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis in the debentures received by such holder would be equal to the holder's aggregate tax basis in its preferred securities surrendered. A holder's holding period in the debentures received in liquidation of the trust would be the same as the holding period that the holder had in the preferred securities surrendered.

        The debentures may be redeemed for cash, and the proceeds of that prepayment would be distributed to holders in redemption of their preferred securities. Under current law, that redemption would constitute, for federal income tax purposes, a taxable disposition of the redeemed preferred securities, the tax consequences of which are described below under "—Sales or Redemptions of Preferred Securities."

Sales or Redemptions of Preferred Securities

        On a sale or redemption of a preferred security for cash, a holder will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred security and the amount realized on the sale or redemption of that preferred security. If the rules regarding OID do not apply, a holder's adjusted tax basis in a preferred security generally will be its initial purchase price, and if the holder uses an accrual method of accounting, the holder's basis will be increased by any accrued but unpaid interest. If the rules regarding OID apply, a holder's adjusted tax basis in a preferred security generally will be its initial purchase price increased by any OID previously included in the holder's gross income to the date of disposition and decreased by any payments received with respect to OID on the preferred security. Gain or loss recognized on a sale or redemption of a preferred security will be capital gain or loss. Capital gain recognized by an individual in respect of a preferred security held for more than one year as of the date of sale or redemption is subject to a maximum United States federal income tax rate of twenty percent.

        The preferred securities may trade at a price that discounts any accrued but unpaid interest, or OID, on the debentures. A holder who disposes of a preferred security between distribution payment dates will be required to include in its taxable income for United States federal income tax purposes (1) any portion of the income realized that is attributable to the accrued but unpaid interest, to the extent not previously included in income or (2) any amount of OID that has accrued on its pro rata share of the underlying debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase a holder's adjusted tax basis in the disposed preferred securities. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis in the preferred securities sold, a holder will recognize a capital loss. Subject to a limited exception in the case of individual taxpayers, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Possible Tax Law Changes

        In recent years there have been legislative proposals which, if enacted, could have adversely affected our ability to deduct interest paid on the debentures. These proposals were not enacted. There can be no assurance, however, that legislation enacted after the date of this prospectus will not adversely affect our ability to deduct the interest payable on the debentures. Consequently, there can be no assurance that a Tax Event will not occur.

Backup Withholding Tax and Information Reporting

        The amount of interest, including OID, accrued on preferred securities held of record by a United States person, other than a corporation and other exempt holders, will be reported to the IRS. "Backup" withholding at a rate of thirty-one percent will apply to payments of interest to a non-exempt United States person unless such holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

        Payment of the proceeds from the disposition of preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

        Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or credit against such holder's United States federal income tax liability, provided the required information is furnished to the IRS.

        It is anticipated that income on preferred securities for a calendar year will be reported to holders on Form 1099, or any successor form, and mailed to holders of preferred securities by the following January 31.

The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. You should consult your tax adviser with respect to the tax consequences to you of the purchase, ownership and disposition of a preferred security, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA CONSIDERATIONS

        We and certain of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans that are subject to ERISA. The purchase of the preferred securities by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code and with respect to which either we, or any affiliate of ours, is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or

Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

        Any plan fiduciary considering whether to purchase or hold any preferred securities on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction provisions of the Code to such investment. Among other things, before purchasing any preferred securities, a fiduciary of a plan that is subject to the fiduciary responsibility and prohibited transaction provisions of ERISA or to the prohibited transaction provisions of the Code should make its own determination as to its compliance with such applicable provisions, together with the availability, if needed, of the exemptive relief provided in an exemption.

        In addition, a plan fiduciary considering the purchase of preferred securities should be aware that the assets of the trust may be considered "plan assets" for ERISA purposes. In such event, any persons exercising discretion with respect to the debentures may become fiduciaries, parties in interest or disqualified persons with respect to an investing plan. Accordingly, each investing plan, by purchasing the preferred securities, will be deemed to have directed the trust to invest in the debentures, consented to the appointment of the property trustee, and made its own determination as to the plan's compliance with the applicable provisions of the Code and ERISA, insofar as they relate to persons exercising discretion with respect to the preferred securities.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement among us, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated, Legg Mason Wood Walker, Incorporated, Howe Barnes Investments, Inc. and Sandler O'Neill & Partners, L.P. are acting as representatives, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 2,080,000 preferred securities in the amounts set forth below opposite their names.

Underwriters	Number of Preferred Securities
Stifel, Nicolaus & Company, Incorporated
Legg Mason Wood Walker, Incorporated
Howe Barnes Investments, Inc.
Sandler O'Neill & Partners, L.P.
Total	2,080,000

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at this price, less a concession not in excess of $                  per preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $                  per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may, from time to time, be changed by the underwriters.

        The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 312,000 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

        If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities, and we will issue and sell to the trust, debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

        The table below shows the price and proceeds on a per preferred security and aggregate basis. The proceeds to be received by the trust, as shown in the table below, do not reflect estimated expenses of $            payable by us. See "Use of Proceeds" on page     .

	Per Preferred Security		Total		Total with Over-allotment
Public offering price		$25.00		$52,000,000		$59,800,000
Proceeds, before expenses, to the trust		$25.00		$52,000,000		$59,800,000
Underwriting commission	$		$		$
Net proceeds to us	$		$		$

        The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

        We and the trust have agreed to indemnify the underwriters against several liabilities, including liabilities under the Securities Act of 1933.

        Application has been made to have the preferred securities approved for inclusion in the Nasdaq National Market under the symbol "MBFIP," and trading is expected to commence on or prior to delivery of the preferred securities. The representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading in Nasdaq. However, no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

        In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

  •
  the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

  •
  the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

  •
  the underwriters may stabilize or maintain the price of the preferred securities by bidding;

  •
  the underwriters may engage in passive market making transactions; and

  •
  the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

        The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

        Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

LEGAL MATTERS

        Certain legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Silver, Freedman & Taff, L.L.P., Washington, D.C., counsel to us and the trust. Certain legal matters will be passed upon for the underwriters by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, Chicago, Illinois. Silver, Freedman & Taff, L.L.P. and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

EXPERTS

        The consolidated financial statements of MB Financial, Inc. as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, included in this prospectus, have been so included in reliance upon the report of KPMG LLP, independent certified public accountants, included in this prospectus, which is based in part on the report of McGladrey & Pullen LLP, independent certified public accountants, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

        This prospectus is a part of a Registration Statement on Form S-1 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

        The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and, although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will file separate reports under the Exchange Act.

        Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

MB FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

At March 31, 2002, December 31, 2001 and March 31, 2001

(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2002	December 31, 2001	March 31, 2001
ASSETS
Cash and due from banks	$77,789	$106,572	$72,158
Interest bearing deposits with banks	1,358	4,408	10,585
Federal funds sold	33,100	19,500	66,275
Investment securities available for sale	798,003	843,286	930,791
Loans (net of allowance for loan losses of $27,506 at March 31, 2002, $27,500 at December 31, 2001 and $29,065 at March 31, 2001	2,278,392	2,284,454	2,041,466
Lease investments, net	46,594	48,252	49,379
Interest only securities	8,383	8,580	8,496
Premises and equipment, net	47,856	49,308	49,726
Cash surrender value of life insurance	69,917	33,890	32,226
Goodwill, net	32,031	32,031	27,068
Other intangibles, net	2,609	2,795	3,249
Other assets	32,912	32,777	40,080

Total assets	$3,428,944	$3,465,853	$3,331,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$438,085	$473,624	$391,736
Interest bearing	2,418,296	2,348,102	2,244,485

Total deposits	2,856,381	2,821,726	2,636,221
Short-term borrowings	173,339	243,282	331,829
Long-term borrowings	63,593	58,980	42,742
Accrued expenses and other liabilities	36,152	48,277	30,374

Total liabilities	3,129,465	3,172,265	3,041,166

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued 17,564,170 shares at March 31, 2002, 17,486,924 at December 31, 2001, and 18,580,993 at March 31, 2001)	176	175	186
Additional paid-in capital	64,192	63,104	75,593
Retained earnings	227,150	219,424	217,585
Accumulated other comprehensive income	8,020	10,885	6,063
Less: 2,000 and 919,705 shares of treasury stock, at cost, at March 31, 2002 and 2001, respectively	(59)	—	(8,594)

Total stockholders' equity	299,479	293,588	290,833

Total liabilities and stockholders' equity	$3,428,944	$3,465,853	$3,331,999

See Accompanying Notes to Unaudited Consolidated Financial Statements.

MB FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Interest Income:
Loans	$38,585	$42,650
Investment securities:
Taxable	10,606	13,712
Nontaxable	843	1,050
Federal funds sold	88	700
Other interest bearing accounts	18	176

Total interest income	50,140	58,288

Interest expense:
Deposits	17,071	26,637
Short-term borrowings	1,128	4,640
Long-term borrowings	740	811

Total interest expense	18,939	32,088

Net interest income	31,201	26,200
Provision for loan losses	3,400	760

Net interest income after provision for loan losses	27,801	25,440

Other income:
Loan service fees	1,152	744
Deposit service fees	2,408	2,126
Lease financing, net	763	513
Trust and brokerage fees	1,350	655
Net gains on sale of securities available for sale	580	888
Increase in cash surrender value of life insurance	1,027	523
Other operating income	1,055	944

	8,335	6,393

Other expense:
Salaries and employee benefits	11,222	10,716
Occupancy and equipment expense	3,753	4,330
Goodwill amortization expense	—	567
Other Intangibles amortization expense	186	241
Advertising and marketing expense	809	838
Other operating expenses	5,130	4,129

	21,100	20,821

Income before income taxes	15,036	11,012
Income taxes	4,687	3,688

Net Income	$10,349	$7,324

Common share data:
Basic earnings per common share	$0.59	$0.42
Diluted earnings per common share	$0.58	$0.41
Weighted average common shares outstanding	17,531,402	17,607,365
Weighted average common shares outstanding including diluted shares	17,884,036	17,695,425

See Accompanying Notes to Unaudited Consolidated Financial Statements.

MB FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2002	2001
Cash Flows From Operating Activities
Net income	$10,349	$7,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,453	4,922
Gain on disposal of premises and equipment and leased equipment	(571)	(63)
Amortization of intangibles	186	808
Provision for loan losses	3,400	760
Provision for deferred income taxes	4,688	519
Amortization of premiums and discounts on investment securities available for sale, net	615	43
Net gains on sale of investment securities available for sale	(580)	(888)
Increase in cash surrender value of life insurance	(1,027)	(523)
Interest only securities accretion	(257)	(160)
(Increase) decrease in other assets	(3,219)	2,152
Decrease in other liabilities	(12,113)	(1,879)

Net cash provided by operating activities	5,924	13,015

Cash Flows From Investing Activities
Proceeds from sale of investment securities available for sale	5,557	888
Proceeds from maturities and calls of investment securities available for sale	87,677	95,189
Purchase of investment securities available for sale	(52,445)	(64,152)
Net decrease (increase) in loans	2,595	(50,161)
Purchases of premises and equipment and leased equipment	(5,034)	(10,798)
Proceeds from sales of premises and equipment and leased equipment	2,998	21
Principal collected (paid) on lease investments	1,258	(112)
Purchase of bank owned life insurance	(35,000)	—
Proceeds received from interest only receivables	505	2,639

Net cash provided by (used in) investing activities	8,111	(26,486)

Cash Flows From Financing Activities
Net increase (decrease) in deposits	34,655	(3,174)
Net (decrease) increase in short-term borrowings	(69,943)	37,028
Proceeds from long-term borrowings	5,389	146
Principal paid on long-term borrowings	(776)	(1,000)
Purchase of treasury stock	(59)	—
Stock options exercised	1,089	—
Dividends paid on common stock	(2,623)	(1,610)

Net cash (used in) provided by financing activities	(32,268)	31,390

Net (decrease) increase in cash and due from banks	$(18,233)	$17,919
Cash and cash equivalents:
Beginning of period	130,480	131,599

End of period	$112,247	$149,518

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid to depositors and other borrowed funds	$20,242	$31,709
Income taxes (refund) paid, net	$(325)	$1,000
Transfer of investment securities from held-to-maturity to available for sale	$—	$660,311
Real estate acquired in settlement of loans	$—	$147

See Accompanying Notes to Unaudited Consolidated Financial Statements.

MB FINANCIAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002 and 2001

(Unaudited)

1.    BASIS OF PRESENTATION

        The unaudited consolidated financial statements include the accounts of MB Financial, Inc., a Maryland corporation (the "Company") and its subsidiaries, including its three wholly owned national bank subsidiaries (collectively, the "Banks"): MB Financial Bank, N.A., Union Bank, N.A., and Abrams Centre National Bank. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been made. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the entire fiscal year.

        The unaudited interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and industry practice. Certain information in footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America and industry practice has been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's December 31, 2001 audited financial statements.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ from those estimates.

2.    MERGERS AND ACQUISITIONS

        On April 5, 2002, the Company completed its acquisition of First National Bank of Lincolnwood ("FNBL"), based in Lincolnwood, Illinois, and FNBL's parent, First Lincolnwood Corporation. Under the acquisition agreement, the Company paid $351.11 in cash for each of the 85,810 outstanding shares of the common stock of First Lincolnwood Corporation, and $185.00 in cash per share for each of the 26,535 outstanding shares of FNBL stock held by minority stockholders, for an aggregate purchase price of approximately $35.0 million. The Company merged the three-office, $240.0 million asset FNBL into the Company's Illinois-based subsidiary bank, MB Financial Bank, N.A. ("MB Financial Bank").

        On November 6, 2001, MB Financial, Inc., a Delaware corporation ("Old MB Financial") and MidCity Financial Corporation, a Delaware corporation ("MidCity Financial") each merged with and into the Company, with the Company as the surviving entity. The Company, named MB-MidCity, Inc. prior to the merger, was renamed MB Financial, Inc., upon completion of the merger.

        The holders of Old MB Financial common stock were issued one share of common stock of the Company for each share held prior to the transaction. Each share of MidCity Financial common stock was exchanged for 230.32955 shares of common stock of the newly formed Company. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the information included in the consolidated financial statements presents the combined results as if the merger had been in effect for all periods presented at historical cost.

        After completion of the merger, Old MB Financial's subsidiary bank, Manufacturers Bank, and MidCity Financial's Illinois-based subsidiary banks, The Mid-City National Bank of Chicago, First National Bank of Elmhurst and First National Bank of Morton Grove, were merged. The Mid-City National Bank of Chicago was the surviving institution and was renamed and now operates as MB Financial Bank. MidCity Financial's other subsidiary banks, Abrams Centre National Bank, based in Dallas, Texas, and Union Bank, N.A., based in Oklahoma City, Oklahoma, are now held as separate subsidiaries of the Company.

        The following information reconciles net interest income and net income of Old MB Financial as previously reported in Old MB Financial's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 to those included in the accompanying consolidated financial statements (in thousands):

Three Months Ended March 31, 2001
Net interest income
Old MB Financial	$11,024
MidCity Financial	15,176

Total net interest income	$26,200

Net income
Old MB Financial	$2,975
MidCity Financial	4,349

Total net income	$7,324

        On April 21, 2001, the Company acquired FSL Holdings ("FSL") and its subsidiary, First Savings & Loan Association of South Holland, with assets of $221.8 million. First Savings and Loan of South Holland was subsequently merged into MB Financial Bank. Each shareholder of FSL was paid $165.00 for each share of common stock held by such shareholder (for an aggregate consideration of $41.3 million). The transaction was accounted for as a purchase and generated $6.9 million in goodwill.

        Pro forma results of operation for FSL for the three months ended March 31, 2001 are not included, as FSL would not have had a material impact on the Company's financial statements.

3.    COMPREHENSIVE INCOME

        Comprehensive income includes net income, as well as the change in net unrealized gain on investment securities available for sale and interest only receivables arising during the quarter, net of tax. Comprehensive income was $7.5 million and $15.1 million for the three-month periods ended March 31, 2002 and 2001, respectively.

4.    EARNINGS PER SHARE DATA

        The following table sets forth the computation of basic and diluted earnings per share for the periods indicated (dollars in thousands, except share and per share data):

	Three Months Ended March 31,
	2002	2001
Basic:
Net income	$10,349	$7,324
Average shares outstanding	17,531,402	17,607,365

Basic earnings per share	$0.59	$0.42

Diluted:
Net income	$10,349	$7,324
Average shares outstanding	17,531,402	17,607,365
Net effect of dilutive stock options	352,634	88,060

Total	17,884,036	17,695,425

Diluted earnings per share	$0.58	$0.41

5.    ADOPTION OF STATEMENT 142

        On January 1, 2002, the Company implemented Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS 142, goodwill is no longer subject to amortization over its estimated useful life, but instead will be subject to at least annual assessments for impairment by applying a fair-value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. The Company determined that no transitional impairment loss was required at January 1, 2002.

        Goodwill and intangible asset disclosures are as follows (in thousands):

	As of March 31, 2002
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$15,323	$(12,714)
Aggregate amortization expense:
For the quarter ended March 31, 2002	$186
Estimated amortization expense:
For the year ended December 31, 2002	$744
For the year ended December 31, 2003	$569
For the year ended December 31, 2004	$412
For the year ended December 31, 2005	$227
For the year ended December 31, 2006	$153
Goodwill:	$32,031

        The following table presents proforma net income and earnings per share in all periods presented exclusive of goodwill amortization expense (dollar amounts in thousands except earnings per share):

	Three Months Ended March 31,
	2002	2001
Reported net income	$10,349	$7,324
Add back: Goodwill amortization	—	567

Adjusted net income	$10,349	$7,891

Basic earnings per share:
Reported net income	$0.59	$0.42
Add back: Goodwill amortization	—	0.03

Adjusted net income	$0.59	$0.45

Fully diluted earnings per share:
Reported net income	$0.58	$0.41
Add back: Goodwill amortization	—	0.03

Adjusted net income	$0.58	$0.44

6.    RECENT ACCOUNTING PRONOUNCEMENTS

        SFAS No. 143, Accounting for Asset Retirement Obligations, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as a component of the carrying amount of the long-lived asset and allocated to expense over the useful life of the asset. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe the adoption of the statement will have a material impact on the Company's consolidated financial statements.

        SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, establishes accounting and reporting standards for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed. SFAS No. 144 provides one accounting model to be used for long-lived assets to be disposed of by sale, whether previously held for use or newly acquired and broadens the presentation of discontinued operations to include more disposal transactions. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted the statement as of January 1, 2002 and the implementation of this standard did not have a material impact on the Company's consolidated financial statements.

7.    LONG-TERM BORROWINGS

        The Company had notes payable to banks totaling $8.5 million and $5.9 million at March 31, 2002 and 2001, respectively, which accrue interest at rates ranging from 6.02% to 8.43% and require aggregate monthly payments of approximately $240,000, including interest at various dates through October 7, 2006. Equipment included in lease investments, with an amortized cost of $7.4 million and $8.4 million at March 31, 2002 and 2001, respectively, that is pledged as collateral on these notes.

        At March 31, 2002 and 2001, long-term borrowings included $25.0 million in floating rate Preferred Capital Securities ("Capital Securities") through Coal City Capital Trust I ("Trust"), a statutory business trust and wholly owned subsidiary of the Company. The Capital Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month London Interbank Offered Rate ("LIBOR") plus 180 basis points. The rate at March 31, 2002 was 3.71%. Proceeds from the sale of the Capital Securities were invested by the Trust in floating rate (3-month LIBOR plus 180 basis points) Junior Subordinated Deferrable Interest Debentures ('Debentures") issued by the Company which represents all of the assets of the Trust. The Capital

Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity in the year 2028 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances.

        At March 31, 2002, long-term borrowings also included $20.0 million in unsecured floating rate subordinated debt used to provide additional funding for future acquisitions. The subordinated debt is a revolving loan agreement up to $40.0 million for a period of one year. On January 30, 2003, the outstanding principal balance of such debt will become fixed. Interest accrues at a rate of the 6-month LIBOR plus 260 basis points and is due quarterly. Terms for this seven-year instrument are interest quarterly for two years, with equal quarterly principal amortization over the final five years, with a maturity of January 2009. Prepayment is allowed at any time without penalty. There are no operating covenants imposed by the terms of the subordinated debt.

        The Company had Federal Home Loan Bank advances with maturity dates greater than one year of $10.1 million and $11.8 million at March 31, 2002 and 2001, respectively. As of March 31, 2002, the advances have fixed interest rates ranging from 4.90% to 6.26%. Advances in the amount of $3.0 million are callable on a quarterly basis and are due in 2008.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
MB Financial, Inc.:

        We have audited the accompanying consolidated balance sheets of MB Financial, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        The consolidated financial statements of MB Financial, Inc. as of and for the years ended December 31, 2000 and 1999, have been restated to reflect the pooling-of-interests transaction with MidCity Financial Corporation as described in Note 2 to the consolidated financial statements. We did not audit the 2000 and 1999 consolidated financial statements of MB Financial, Inc., which statements reflect total assets constituting 44% in 2000, and total net interest income constituting 42% and 39% in 2000 and 1999 respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MB Financial, Inc. as of December 31, 2000 and for the years ended December 31, 2000 and 1999, is based solely on the report of the other auditors.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of MB Financial, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP
Chicago, Illinois
March 25, 2002

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
MB Financial, Inc. and Subsidiaries
Chicago, Illinois

        We have audited the consolidated balance sheet of MB Financial, Inc. and Subsidiaries, as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000, prior to its 2001 merger with MidCity Financial Corporation. These financial statements (not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MB Financial Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America, prior to its 2001 merger with MidCity Financial Corporation.

/s/  MCGLADREY & PULLEN, LLP
Schaumburg, Illinois
February 9, 2001

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000

(Amounts in thousands, except share data)

	2001	2000
ASSETS
Cash and due from banks	$106,572	$92,652
Interest bearing deposits with banks	4,408	9,172
Federal funds sold	19,500	29,775
Investment securities available for sale	843,286	290,135
Investment securities held to maturity, at amortized cost (fair value of $661,979 at December 31, 2000)	—	660,311
Loans (net of allowance for loan losses of $27,500 at December 31, 2001 and $26,836 at December 31, 2000)	2,276,591	1,990,514
Lease investments, net	56,115	45,344
Interest only securities	8,580	10,538
Premises and equipment, net	49,308	49,492
Cash surrender value of life insurance	33,890	31,703
Intangibles, net	34,826	31,125
Other assets	32,777	46,590

Total assets	$3,465,853	$3,287,351

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$473,624	$434,576
Interest bearing	2,348,102	2,204,819

Total deposits	2,821,726	2,639,395
Short-term borrowings	243,282	294,801
Long-term borrowings	58,980	43,596
Accrued expenses and other liabilities	48,277	32,253

Total liabilities	3,172,265	3,010,045

Stockholders' Equity:
Common stock ($.01 par value; authorized 40,000,000 shares; issued 17,486,924 shares at December 31, 2001, and 18,527,071 at December 31, 2000)	175	186
Additional paid-in capital	63,104	75,593
Retained earnings	219,424	211,871
Accumulated other comprehensive income (loss)	10,885	(1,750)
Less: 919,705 shares of treasury stock, at cost, at December 31, 2000	—	(8,594)

Total stockholders' equity	293,588	277,306

Total liabilities and stockholders' equity	$3,465,853	$3,287,351

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2001, 2000 and 1999

(Amounts in thousands except share and per share data)

	2001	2000	1999
Interest Income:
Loans	$171,192	$165,230	$133,858
Investment securities:
Taxable	50,118	56,529	57,128
Nontaxable	4,099	4,403	4,351
Federal funds sold	1,515	1,591	1,490
Other interest bearing deposits	332	235	124

Total interest income	227,256	227,988	196,951

Interest expense:
Deposits	95,591	98,071	80,623
Short-term borrowings	13,148	19,444	7,160
Long-term borrowings	3,143	3,712	6,347

Total interest expense	111,882	121,227	94,130

Net interest income	115,374	106,761	102,821
Provision for loan losses	6,901	8,163	2,665

Net interest income after provision for loan losses	108,473	98,598	100,156

Other income:
Loan service fees	4,128	1,704	3,715
Deposit service fees	9,014	7,823	8,640
Lease financing, net	2,172	1,926	724
Trust and brokerage fees	3,563	2,809	2,547
Net gains (losses) on sale of securities available for sale	1,716	—	(3)
Increase in cash surrender value of life insurance	2,187	1,703	—
Other operating income	3,416	4,483	4,026

	26,196	20,448	19,649

Other expenses:
Salaries and employee benefits	45,585	41,071	38,966
Occupancy and equipment expense	16,885	17,334	15,999
Intangibles amortization expense	3,569	3,449	3,680
Advertising and marketing expense	2,879	3,275	2,199
Other operating expenses	17,510	18,770	17,312
Merger expenses	22,661	—	—

	109,089	83,899	78,156

Income before income taxes	25,580	35,147	41,649
Income taxes	13,217	8,186	13,275

Net income	$12,363	$26,961	$28,374

Basic earnings per common share	$0.70	$1.53	$1.65

Diluted earnings per common share	$0.69	$1.53	$1.65

Weighted average common shares outstanding	17,561,808	17,607,365	17,195,053

Weighted average common shares outstanding including dilutive shares	17,847,485	17,614,984	17,206,515

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2001, 2000 and 1999

(Amounts in thousands except share and per share data)

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss) Net of Tax	Treasury Stock	Total Stock holders' Equity
Balance at January 1, 1999		$605	$48,720	$165,744	$1,271	$(4,239)	$212,101
Purchase and retirement of 89 shares of common stock			(1)				(1)
Merger with Avondale Financial Corp.		(419)	26,863				26,444
Net income	$28,374			28,374			28,374
Unrealized holding losses on investment securities, net of tax	(4,647)
Unrealized interest only receivables gains arising during the year, net of tax	167
Reclassification adjustments for losses included in net income, net of tax	2

Other comprehensive loss, net of tax	(4,478)				(4,478)		(4,478)

Comprehensive income	$23,896

Sale of 461 shares of treasury stock		11				1	12
Purchase of 188,179 shares of treasury stock						(4,356)	(4,356)
Cash dividends declared ($0.33 per share)				(3,457)			(3,457)
Balance at December 31, 1999		186	75,593	190,661	(3,207)	(8,594)	254,639
Net income	$26,961			26,961			26,961
Unrealized holding gains on investment securities, net of tax	1,077
Unrealized interest only receivables gains arising during the year, net of tax	380

Other comprehensive income, net of tax	1,457				1,457		1,457

Comprehensive income	$28,418

Cash dividends declared ($0.54 per share)				(5,751)			(5,751)

Balance at December 31, 2000		186	75,593	211,871	(1,750)	(8,594)	277,306
Net income	$12,363			12,363			12,363
Unrealized holding gains on investment securities, net of tax	12,718
Unrealized interest only receivables gains arising during the year, net of tax	1,032
Reclassification adjustments for gains included in net income, net of tax	(1,115)

Other comprehensive income, net of tax	12,635					12,635	12,635

Comprehensive income	$24,998

Purchase of 241,050 shares of treasury stock						(5,668)	(5,668)
Retirement of 1,065,294 shares of treasury stock		(11)	(12,489)			12,500
Stock options exercised for 116,986 shares						1,762	1,762
Cash dividends declared ($0.45 per share)				(4,810)			(4,810)

Balance at December 31, 2001		$175	$63,104	$219,424	$10,885	$—	$293,588

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2000 and 1999

(Amounts in Thousands)

	2001	2000	1999
Cash Flows From Operating Activities
Net income	$12,363	$26,961	$28,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,534	18,652	14,605
Gain on disposal of premises and equipment and leased equipment	(337)	(1,005)	(8)
Amortization of intangibles	3,569	3,449	3,680
Provision for loan losses	6,901	8,163	2,665
Provision (credit) for deferred income taxes	4,169	(3,347)	1,702
Amortization of premiums and discounts on investment securities, net	1,167	718	1,217
Net (gains) losses on sale of investment securities available for sale	(1,716)	—	3
Net gains on sale of loans	(38)	—	—
Increase in cash surrender value of life insurance	(2,187)	(1,703)	—
Write-down in the value of interest only securities	—	975	—
Interest only securities accretion	(1,018)	—	—
Increase in other assets	5,870	1,582	2,771
(Decrease) increase in other liabilities	10,152	444	(12,054)

Net cash provided by operating activities	59,429	54,889	42,955

Cash Flows From Investing Activities
Proceeds from sales of investment securities available for sale	51,721	—	56,568
Proceeds from maturities and calls of investment securities available for sale	408,513	49,759	185,669
Proceeds from maturities and calls of investment securities held to maturity	—	161,811	330,094
Purchase of investment securities available for sale	(289,241)	(23,787)	(78,198)
Purchase of investment securities held to maturity	—	(148,280)	(238,019)
Proceeds from sale of loans	51,379	—	—
Net increase in loans	(204,882)	(158,204)	(218,622)
Purchases of premises and equipment and leased equipment	(31,806)	(31,556)	(32,855)
Proceeds from sales of premises and equipment and leased equipment	3,576	6,637	132
Principal (paid) collected on lease investments	(720)	544	388
Purchase of minority interests	—	(156)	—
Purchase of bank owned life insurance	—	(30,000)	—
Cash (paid) acquired, net of cash and cash equivalents in acquisition	(6,780)	—	4,237
Proceeds received from interest only receivables	2,287	2,893	445

Net cash provided by (used in) investing activities	(15,953)	(170,339)	9,839

Cash Flows From Financing Activities
Net increase (decrease) in deposits	5,782	158,404	(62,625)
Net increase (decrease) in short-term borrowings	(51,519)	11,078	100,794
Proceeds from long-term borrowings	19,430	2,786	2,414
Principal paid on long-term borrowings	(9,572)	(14,888)	(107,503)
Purchase and retirement of common stock	—	—	(1)
Sale of treasury stock	—	—	12
Purchase of treasury stock	(5,668)	—	(4,356)
Stock options exercised	1,762	—	—
Dividends paid on common stock	(4,810)	(5,751)	(3,239)

Net cash provided by (used in) financing activities	(44,595)	151,629	(74,504)

Net increase (decrease) in cash and cash equivalents	$(1,119)	$36,179	$(21,710)
Cash and cash equivalents:
Beginning of year	131,599	95,420	117,130

End of year	$130,480	$131,599	$95,420

(continued)

	2001	2000	1999
Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Interest paid to depositors and other borrowed funds	$104,352	$117,903	$94,198
Income taxes paid, net of refunds	12,070	7,661	15,469
Supplemental Schedule of Noncash Investing Activities:
Acquisitions
Noncash assets acquired:
Investment securities available for sale	$45,435	$—	$227,349
Investment securities held to maturity	—	—	45,027
Loans, net	39,518	—	321,125
Interest only receivables	—	—	14,009
Premises and equipment, net	4,424	—	7,798
Intangibles, net	326	—	20,358
Other assets	584	—	2,741
Excess of cost over fair value of net assets acquired	6,944	—	10,592

	197,231	—	648,999

Liabilities assumed:
Interest bearing deposits	176,549	—	449,856
Short-term borrowings	—	—	31,500
Long-term borrowings	5,526	—	128,803
Accrued expenses and other liabilities	8,376	—	15,533
	190,451	—	625,692

Net noncash assets acquired	$6,780	$—	$23,307

Cash and cash equivalents acquired	$35,109	$—	$54,196

Transfer of investment securities from held-to-maturity to available-for-sale	$660,311	$—	$—
Real estate acquired in settlement of loans	$2,358	$1,430	$1,253

See Accompanying Notes to Consolidated Financial Statements.

MB FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table Amounts in Thousands Except Common Share Data)

Note 1.    Significant Accounting Policies

        MB Financial, Inc. (the "Company") is a bank holding company providing a full range of financial services to individuals and corporate customers through its banking subsidiaries principally in metropolitan Chicago, Illinois; Oklahoma City, Oklahoma; and Dallas, Texas. See Note 2 for a discussion of the merger of equals transaction between the Company and MidCity Financial Corporation ("MidCity Financial") in 2001, with the resulting entity being renamed MB Financial, Inc.

        Basis of Financial Statement Presentation:    The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany items and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions, and which are more susceptible to change in the near term include the allowance for loan losses and fair value of interest only receivables.

        Cash and cash equivalents:    For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), interest-bearing deposits with banks and federal funds sold.

        Investment securities available for sale:    Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

        Securities available for sale are reported at fair value with unrealized gains or losses reported as accumulated other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. In addition, if a loss is deemed to be other than temporary, it is recognized as a realized loss in the income statement.

        Investment securities held to maturity:    Securities classified as held to maturity are those securities that the Company has the ability and positive intent to hold until maturity. Sales of investment securities held to maturity within three months of maturity are treated as maturities.

        Loans held for sale:    Loans held for sale are those loans the Company intends to sell. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds plus the value of the mortgage servicing rights compared to the carrying value of the loans. All sales are made without recourse. There were no loans held for sale at December 31, 2001 and 2000.

        Loans:    Loans are stated at the amount of unpaid principal reduced by the allowance for loan losses and unearned income.

        Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the loan. Commitment fees based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

        Interest is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan balance, and no interest income is recognized on those loans until the principal balance has been determined to be collectible.

        Loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. The allowance for loan losses is based on managements' evaluation of the loan portfolio giving consideration to the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and prevailing economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for loan losses, and may require a subsidiary bank to recognize additions to its allowance based on their judgments of information available to them at the time of their examinations.

        Lease investments:    The Company's investment in assets leased to others is reported as lease investments, net, using the direct finance and operating methods of accounting. Direct financing leases are stated at the sum of remaining minimum lease payments from lessees plus estimated residual values less unearned lease income. On a quarterly basis, management reviews the lease residuals for potential impairment. Unearned lease income on direct financing leases is recognized over the lives of the leases using the level-yield method. The investment in equipment in operating leases is stated at cost less depreciation using the straight-line method generally over a five-year life.

        Premises and equipment:    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is computed by the straight-line method for buildings and computer equipment, and by an accelerated method for other assets over their estimated useful lives. Leasehold improvements are amortized over the term of the related lease or the estimated useful lives of the improvements, whichever is shorter. For owned and capitalized assets, estimated useful lives range from three to 30 years. Maintenance and repairs are charged to expense as incurred, while major improvements are capitalized and amortized to operating expense over their identified useful life.

        Other real estate owned ("OREO"):    OREO includes real estate assets that have been received in satisfaction of debt and is included in other assets. OREO is initially recorded and subsequently carried at the lower of cost or fair value less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses on sale are included in other noninterest income. Operating results from OREO are recorded in other non-interest expense.

        Interest only receivables and investments in equity lines of credit trusts:    Retained interest in securitizations consisting of interest only receivables represents the present value of future cash flows based on the "excess spread" on the underlying loans securitized through qualified special purpose entities and reflects estimates of prepayments, servicing fees, operating expenses, credit losses and other factors. The interest only receivables are amortized as cash flows are received. The fair value of the interest only receivables are evaluated on a quarterly basis for impairment. The Company accounts for its interest only receivables as available for sale and any adjustment to the fair value of the receivable is included in comprehensive income unless such adjustment is considered by management to be other than temporary at which time the write-down is recorded through the consolidated statements of income. The Company's retained security interest consisting of investments in equity lines of credit trusts are included with investment securities available for sale on the consolidated balance sheet. Fair values are estimated by prices paid for similar securities.

        Servicing Income:    Under servicing agreements for all Company securitizations, servicing fees are earned and paid monthly. Servicing income is recognized when earned for all securitization transactions. All servicing costs are charged to expense as incurred. In the event of delinquencies and/or losses on any portfolio exceed specified levels; the Company may be required to transfer the servicing of the portfolio to another servicer. The Company has not established any servicing assets or liabilities in connection with its securitizations as the revenues from contractually specified servicing fees and other ancillary sources have been adequate to compensate the Company for its servicing responsibilities.

        Intangibles:    In acquiring its subsidiaries, the portion of the purchase price which represents value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates (core deposit intangibles) is being amortized by the declining balance method over three to nine years. The excess of cost over fair value of net assets acquired (goodwill) was amortized on the straight-line method over fifteen to twenty years for all periods presented. Under the provisions of SFAS 142, effective for fiscal years beginning after December 31, 2001, goodwill is no longer subject to amortization over its useful life, but instead will be subject to at least annual assessments for impairment by applying a fair value based test. The Company reviews its intangible assets annually to determine potential impairment by comparing the carrying value of the intangibles with the anticipated future cash flows.

        Stock-based compensation:    The Company accounts for stock awards pursuant to the methods prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." As stock options are granted at fair value, there are no charges to earnings associated with stock options granted.

        Income taxes:    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Earnings per common share:    Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

        Earnings per common share have been computed for the years ended December 31, 2001, 2000 and 1999 based on the following (in thousands except common share data):

	2001	2000	1999
Net income	$12,363	$29,961	$28,374
Weighted average common shares outstanding	17,561,808	17,607,365	17,195,053
Effect of dilutive options	285,677	7,619	11,462

Weighted average common shares outstanding used to calculate diluted earnings per common share	17,847,485	17,614,984	17,206,515

        Comprehensive income:    Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

        Segment Reporting:    The Company is managed as one unit and does not have separate operating segments. The Company's chief operating decision-makers use consolidated results to make operating and strategic decisions.

        Recent accounting pronouncements:    Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and 138 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company adopted SFAS 133 on January 1, 2001 and the implementation of this standard did not have a material impact on the Company's consolidated financial statements.

        SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The provisions of SFAS 140 are effective for transfers after March 31, 2001. It is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The Company adopted SFAS 140 in 2001 and the implementation of this standard did not have a material impact on the Company's consolidated financial statements.

        In June 2001, the Financial Accounting Standards Board finalized Statement of Financial Accounting Standards No. 141, Business Combinations. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.

        In June 2001, the Financial Accounting Standards Board finalized Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS 142, goodwill is no longer subject to amortization over its estimated useful life, but instead will be subject to at least annual assessments for impairment by applying a fair-value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. As of January 1, 2002, the date of adoption of SFAS No. 142, the Company had unamortized goodwill in the amount of $32.0 million that will be subject to the transition provisions of SFAS 142. Also, at January 1, 2002, the Company had core deposit intangibles of $2.8 million, which will continue to be amortized. Annual amortization expense related to the core deposit intangibles was $1.0 million and $1.2 million for 2001 and 2000, respectively. Amortization expense related to goodwill was $2.5 million and $2.2 million for the years ended December 31, 2001 and 2000, respectively. The Company is currently evaluating whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

        SFAS No. 143, Accounting for Asset Retirement Obligations, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as a component of the carrying amount of the long-lived asset and allocated to expense over the useful life of the asset. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe the adoption of the statement will have a material impact on the Company's consolidated financial statements.

        SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, establishes accounting and reporting standards for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed. SFAS No. 144 provides one accounting model to be used for long-lived assets to be disposed of by sale, whether previously held for use or newly acquired and broadens the presentation of discontinued operations to include more disposal transactions. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Management believes the adoption of the statement will not have a material effect on the Company's consolidated financial statements.

        Reclassifications:    Certain prior year amounts have been reclassified to conform to the current year's presentation.

Note 2.    Business Combinations

        Merger-of-Equals.    On November 6, 2001, MB Financial, Inc., a Delaware corporation ("MB Financial") and MidCity Financial each merged with and into the Company, with the Company as the surviving entity. The Company, named MB-MidCity, Inc. prior to the merger, was renamed MB Financial, Inc., upon completion of the merger.

        The holders of the former MB Financial common stock were issued one share of common stock of the Company for each share held prior to the transaction. Each share of MidCity Financial common stock was exchanged for 230.32955 shares of common stock of the newly formed Company. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the information included in the consolidated financial statements presents the combined results as if the merger had been in effect for all periods presented at historical cost.

        After completion of the merger, MB Financial's subsidiary bank, Manufacturers Bank, and MidCity Financial's Illinois-based subsidiary banks, The Mid-City National Bank of Chicago, First National Bank of Elmhurst and First National Bank of Morton Grove, were merged. The Mid-City National Bank of Chicago was the surviving institution and was renamed and now operates as MB Financial Bank, N.A. ("MB Financial Bank"). MidCity Financial's other subsidiary banks, Abrams Centre National Bank based in Dallas, Texas and Union Bank, N.A. based in Oklahoma City, Oklahoma are now held as separate subsidiaries of the Company.

        The following table is a summary by category of the expenses relating to the merger (in thousands):

2001
Professional fees	$5,557
Compensation	8,981
Other	8,123

Merger expense before tax benefit	$22,661
Tax benefit	3,486

Merger expense net of tax benefit	$19,175

        Approximately $14.1 million of such merger expenses were not paid, but accrued for at December 31, 2001.

        The income tax benefit as a percentage of merger expenses is less than 35% due to $5.6 million of professional fees excluded from the income tax benefit calculation and a valuation reserve established for the Company's state net operating loss carryforwards.

        The following information reconciles net interest income and net income of the MB Financial as previously reported in the MB Financial's Annual Reports on Form 10-K for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999 to those included in the accompanying consolidated financial statements:

	Nine months ended September 30, 2001	Year ended December 31,
		2000	1999
Net interest income
MB Financial	$35,949	$44,649	$40,524
MidCity Financial	47,813	62,112	62,297

Total net interest income	$83,762	$106,761	$102,821

Net income
MB Financial	$9,872	$11,605	$9,954
MidCity Financial	12,701	15,356	18,420

Total net income	$22,573	$26,961	$28,374

        Other Business Combinations.    The following business combinations were accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the Company's results of operations since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess cost over fair value of net assets acquired is recorded as goodwill.

        On April 21, 2001, the Company acquired FSL Holdings ("FSL") and its subsidiary, First Savings & Loan Association of South Holland, with assets of $221.8 million. First Savings and Loan of South Holland was subsequently merged into MB Financial Bank. Each shareholder of FSL was paid was paid $165 for each share of common stock held by such shareholder (for an aggregate consideration of $41.3 million). The transaction was accounted for as a purchase and generated $6.9 million in goodwill.

        On July 1 1999, the Company acquired Damen Financial Corporation ("Damen"), the parent company of Damen National Bank and merged Damen National Bank into the Bank. A purchase price of $50.5 million in cash was paid for 100% of Damen's outstanding common stock. Damen had assets of $207.2 million at June 30, 1999. The acquisition was accounted for as a purchase with the recognition of $10.6 million in goodwill.

        On February 26, 1999, Coal City Corporation, the holding company for Manufacturers Bank, was merged with and into Avondale Financial Corporation, the holding company for Avondale Federal Savings Bank ("Avondale merger"). The resulting entity was renamed MB Financial, Inc. Simultaneously, Avondale Federal Savings Bank was merged into Manufacturers Bank. Total consideration based upon Avondale's shares outstanding at the merger date was $26.4 million.

        The unaudited pro forma results of operations, which follow, assume that the Damen and Avondale mergers had occurred on January 1, 1999. In addition to combining the historical results of operation of the companies, the pro forma calculations include purchase accounting adjustments related to the acquisitions. The pro forma calculations do not include any anticipated cost savings as a result of the mergers.

        Unaudited pro forma consolidated results of operations for the year ended December 31, 1999 are as follows (in thousands except earnings per share data):

1999
Net interest income	$110,032

Net income	27,372

Net income available to common stockholders	27,372

Basic earnings per common share	$1.59

Diluted earnings per common share	$1.59

        The pro forma results of operations are not necessarily indicative of the actual results of operation that would have occurred had the Damen and Avondale mergers actually taken place at the beginning of the year ended December 31, 1999, or results that may occur in the future. Pro forma results of operation for FSL for the years ended December 31, 2001, 2000 and 1999 are not included, as FSL would not have had a material impact on the Company's pro-forma presentation.

        Pending Acquisition.    On December 27, 2001, the Company entered into an agreement to acquire all of the outstanding shares of First National Bank of Lincolnwood ("FNBL") and its parent, First Lincolnwood Corporation for cash of approximately $35.0 million. The Company expects to merge the three-office, $240 million asset FNBL, located in Lincolnwood, Illinois, into its Illinois banking subsidiary, MB Financial Bank. The merger has received regulatory and shareholder approval, and is expected be completed during the second quarter of 2002.

Note 3.    Restrictions on Cash and Due From Banks

        The subsidiary banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $14,998,000 and $6,127,000 at December 31, 2001 and 2000, respectively.

Note 4.    Investment Securities

        Carrying amounts and fair values of securities available for sale are summarized as follows:

Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2001:
U.S. Treasury securities	$26,004	$297	$—	$26,301
U.S. Government agencies	345,334	9,442	(22)	354,754
States and political subdivisions	80,866	1,578	(215)	82,229
Mortgage-backed securities	292,573	3,839	(196)	296,216
Corporate bonds	53,912	873	(2,362)	52,423
Equity securities	17,996	1,111	(24)	19,083
Debt securities issued by foreign governments	878	3	—	881
Investments in equity lines of credit trusts	11,399	—	—	11,399

Totals	$828,962	$17,143	$(2,819)	$843,286

December 31, 2000:
U.S. Treasury securities	$10,039	$38	$(14)	$10,063
U.S. Government agencies	104,711	326	(961)	104,076
States and political subdivisions	4,505	153	(8)	4,650
Mortgage-backed securities	100,646	150	(1,045)	99,751
Corporate bonds	44,113	125	(3,960)	40,278
Equity securities	17,551	1,753	(91)	19,213
Debt securities issued by foreign governments	898	—	—	898
Investments in equity lines of credit trusts	11,206	—	—	11,206

Totals	$293,669	$2,545	$(6,079)	$290,135

        There were no securities classified as held to maturity at December 31, 2001. At January 1, 2001, the Company's held to maturity portfolio was reclassified as available for sale as allowed during the implementation and adoption of SFAS 133. Amortized cost and fair values of securities held to maturity at December 31, 2000 are summarized as follows:

HELD TO MATURITY	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2000:
U.S. Treasury securities	$13,993	$30	$—	$14,023
U.S. Government agencies	269,091	2,848	(633)	271,306
States and political subdivisions	91,626	507	(153)	91,980
Mortgage-backed securities	254,848	636	(1,652)	253,832
Corporate bonds	30,743	90	(5)	30,828
Debt securities issued by foreign governments	10	—	—	10
Investments in equity lines of credit trusts	—	—	—	—

Totals	$660,311	$4,111	$(2,443)	$661,979

        Realized net gains (losses) on sale of securities available for sale are summarized as follows:

	For the Years Ended December 31,
	2001	2000	1999
Realized gains	$1,787	$—	$53
Realized losses	(71)	—	(56)

Net gains (losses)	$1,716	$—	$(3)

        The amortized cost and fair value of investment securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$116,901	$119,208
Due after one year through five years	358,736	368,137
Due after five years through ten years	2,409	2,414
Due after ten years	40,347	38,228
Equity securities	17,996	19,083
Mortgage-backed securities	292,573	296,216

Totals	$828,962	$843,286

        Securities with carrying amounts of $219,730,000 and $301,525,000 at December 31, 2001 and 2000, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note 5.    Loans

        Loans consist of:

	December 31,
	2001	2000
Commercial loans	$490,625	$515,917
Commercial loans collateralized by assignment of lease payments	295,200	245,212
Commercial real estate	863,328	663,175
Residential real estate	487,355	453,012
Construction real estate	132,410	82,094
Installment and other	38,806	60,377

Gross loans	2,307,724	2,019,787

Unearned income	(3,633)	(2,437)
Allowance for loan losses	(27,500)	(26,836)

Loans, net	$2,276,591	$1,990,514

        Loans are made to individuals as well as commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that the majority of the loan customers are located in the markets serviced by the Banks.

        Non-accrual loans and loans past due ninety days or more were $17,999,000 and $16,375,000 at December 31, 2001 and 2000, respectively. The reduction in interest income associated with loans on non-accrual status was $1,262,000, $1,983,000 and $1,288,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        Information about impaired loans as of and for the years ended December 31, 2001, 2000 and 1999 are as follows:

	December 31,
	2001	2000	1999
Loans for which there were related allowance for credit losses	$13,452	$13,196	$9,872
Other impaired loans	1,273	3,076	490

Total impaired loans	$14,725	$16,272	$10,362

Average monthly balance of impaired loans	$12,988	$14,561	$8,389
Related allowance for credit losses	$4,055	$2,764	$2,057
Interest income recognized on a cash basis	$305	$351	$370

        Activity in the allowance for loan losses was as follows:

	Years Ended December 31,
	2001	2000	1999
Balance, beginning of year	$26,836	$21,607	$15,908
Addition resulting from purchase of loans	2,000	—	—
Addition resulting from acquisitions	1,025	—	9,954
Provision for loan losses	6,901	8,163	2,665
Charge-offs	(10,949)	(4,696)	(7,886)
Recoveries	1,687	1,762	966

Net charge-offs	(9,262)	(2,934)	(6,920)

Balance, end of year	$27,500	$26,836	$21,607

        Loans outstanding to executive officers and directors of the Company, including companies in which they have management control or beneficial ownership, at December 31, 2001 and 2000, were approximately $31,431,000 and $25,406,000, respectively. In the opinion of management, these loans have similar terms to other customer loans. An analysis of the activity related to these loans for the year ended December 31, 2001 is as follows:

Balance, beginning	$25,406
Additions	18,039
Principal payments and other reductions	(12,014)

Balance, ending	$31,431

Note 6.    Lease Investments

        The lease portfolio is made up of various types of equipment, general technology related, such as computer systems, satellite equipment, and general manufacturing equipment. The credit quality of the lessee generally must be in one of the top four rating categories of Moody's or Standard & Poors, or the equivalent.

        Lease investments by categories follow:

	December 31,
	2001	2000
Direct financing leases:
Minimum lease payments receivable	$9,113	$1,925
Estimated residual value	579	297
Less unearned lease income	(1,829)	(375)

	7,863	1,847

Operating leases:
Equipment, at cost	82,489	74,491
Less accumulated depreciation	(34,237)	(30,994)

	48,252	43,497

Lease investments, net	$56,115	$45,344

        The minimum lease payments receivable for direct financing leases and operating leases are due as follows for the years ending December 31,

Year	Direct Financing	Operating
2002	$2,154	$13,847
2003	1,992	11,245
2004	1,452	8,069
2005	1,434	2,998
2006	1,434	689
2007 (thereafter)	193	—

	$8,659	$36,848

        Income from lease investments is composed of:

	Years Ended December 31,
	2001	2000	1999
Rental income on operating leases	$15,379	$13,333	$9,255
Income from lease payments on direct financing leases	202	18	35
Gain on sale of leased equipment	253	530	6

Income on lease investments, gross	15,834	13,881	9,296
Less:
Write down of residual value of equipment	(600)	—	(336)
Depreciation on operating leases	(13,062)	(11,955)	(8,236)

Income from lease investments, net	$2,172	$1,926	$724

        At December 31, 2001, the following schedule represents the residual values for operating leases in the year initial lease terms end:

End of Initial Lease Terms December 31,	Residual Values
2001	$1,980
2002	2,283
2003	1,492
2004	2,777
2005	1,917
2006	800

$11,249

        There were approximately 143 operating lease schedules at December 31, 2001 compared to 136 at December 31, 2000. In addition, residual lease values for operating leases were $11,249,000 and $10,976,000 at December 31, 2001 and December 31, 2000, respectively, resulting in an average residual per lease schedule of approximately $78,000 and $81,000 for 2001 and 2000, respectively. Management monitors residual values for possible impairments on a quarterly basis. For the year ended December 31, 2001, the Company had approximately $253,000 in lease gains related to equipment that came to full term and were sold. In addition, two schedules had write-downs in residual values of $600,000.

Note 7.    Interest Only Receivables

        In 1996, 1997 and 1998, Avondale Federal Savings Bank (which was purchased in 1999) securitized certain home equity lines of credit to investors with limited recourse, retaining the servicing rights to the underlying loans. The securitizations were done using qualified special purpose entities (securitization trusts). The Company receives annual servicing fees and the rights to future cash flows (interest only receivables) arising after the investors in the securitization trusts received reflecting the excess of the total amount of loans transferred to the trusts over the portion represented by certificates sold to investors. Through the Avondale merger the Company acquired servicing rights related to these loans, the retained security interest in the securitization trusts and interest only receivables. The annual servicing fees received by the Company approximate 0.75% of the outstanding loan balance. The investors and their securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due. Most of the Company's retained interest in the securitization trusts is generally restricted until investors have been fully paid and is subordinate to investor's interest. The retained interest is included with securities available for sale and is reflected as investments in equity lines of credit trusts. The Company estimates fair value of these securities by using prices paid for similar securities.

        At December 31, 2001 and 2000, interest only receivables were $8,580,000 and $10,538,000, respectively. The value of interest only receivables is subject to substantial credit, prepayment, and interest rate risk on the transferred financial assets. On a quarterly basis, the Company performs a review to determine the fair value of its interest only receivables, as these receivables were accounted for as investment securities available for sale. As part of the review, the Company reviews its assumptions of prepayment speeds, discount rates and anticipated credit losses.

        The following table shows the results of the Company's assumptions at December 31, 2001 and 2000 used in measuring its retained interest in the investor trusts:

	Interest Only Receivables Pools
	96-1	97-1	97-2	98-1
	Adjustable(1)	Adjustable(1)	Adjustable(1)	Adjustable(1)
At December 31, 2001
Estimated fair value	$3,443	$3,232	$—	$1,905
Prepayment speed	35.00%	35.00%	—	35.00%
Remaining weighted-average life (in years)(2)	0.32	0.72	—	1.84
Expected remaining credit losses(3)	0.52%	2.36%	—	7.52%
Residual cash flows discounted at	12.00%	12.00%	—	12.00%
Loans outstanding at December 31, 2001	$10,618	$12,309	$—	$27,715
At December 31, 2000
Estimated fair value	$2,867	$2,477	$2,294	$2,900
Prepayment speed	35.00%	35.00%	35.00%	35.00%
Remaining weighted-average life (in years)(2)	0.99	1.20	1.63	1.96
Expected remaining credit losses	2.66%	5.21%	8.44%	7.05%
Residual cash flows discounted at	12.00%	12.00%	12.00%	12.00%
Loans outstanding at December 31, 2000	$15,320	$19,081	$25,226	$44,060

(1)
Rates for these loans are adjusted based on the prime rate as published in the Wall Street Journal.

(2)
The remaining weighted-average life in years of prepayable assets is calculated by summing (a) the principal collections expected in each future year multiplied by (b) the number of years until collection, and then dividing that sum by the initial principal balance. This is not explicitly assumed but it reflects the overall effect of prepayment assumptions.

(3)
Remaining credit losses over the life remaining on the loans at December 31, 2001 are $55,000, $290,000, and $2.1 million for Trusts 96-1, 97-1, and 98-1, respectively. The estimated credit loss percentage is derived by dividing the remaining credit losses by the related loan balance outstanding in the pool. Credit losses are estimated using loss migration analysis for each pool.

        During 2001, the Company acquired in the market 100% of the securities outstanding in the 97-2 securitization trust held by investors. After the acquisition, the Company applied purchase accounting and the securitization trust and its activities were consolidated into the Company's financial statements. The following presents the sensitivity of current fair values of residual cash flows to immediate 10% and 20% adverse and favorable changes in assumptions used in measuring the Company's retained interest in the investor trusts at December 31, 2001:

	Interest Only Receivables Pools
	96-1	97-1	98-1	Total
Estimated fair value	$3,443	$3,232	$1,905	$8,580
Prepayment speed assumption (annual rate)	35.00%	35.00%	35.00%	—
Impact on fair value of 10% adverse change	(1)	(8)	(129)	(138)
Impact on fair value of 20% adverse change	(2)	(15)	(252)	(269)
Impact on fair value of 10% favorable change	1	7	135	143
Impact on fair value of 20% favorable change	2	15	277	294
Expected credit losses (annual rate)	0.52%	2.36%	7.52%	—
Impact on fair value of 10% adverse change	(5)	(20)	(120)	(145)
Impact on fair value of 20% adverse change	(11)	(41)	(239)	(291)
Impact on fair value of 10% favorable change	5	20	120	145
Impact on fair value of 20% favorable change	11	41	239	291
Residual cash flows discount rate (annual rate)	12.00%	12.00%	12.00%	—
Impact on fair value of 10% adverse change	(11)	(27)	(51)	(89)
Impact on fair value of 20% adverse change	(23)	(53)	(101)	(177)
Impact on fair value of 10% favorable change	11	27	53	91
Impact on fair value of 20% favorable change	23	54	107	184

        These sensitivities are hypothetical and should be used with caution. As the figures indicate, any change in fair value based on a 10% or 20% variation in assumptions cannot be extrapolated because the relationship of the change in assumption to the change in fair value is not linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent from any change in another assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Specifically, increased or accelerated credit losses may increase prepayment speeds.

        Changes in interest only receivables pools are summarized below for the years ended December 31, 1999, December 31, 2000 and December 31, 2001:

	Interest Only Receivables Pools
	96-1	97-1	97-2	98-1
Balance, December 31, 1998	$—	$—	$—	$—
Merger with Avondale Financial Corp.	2,544	2,864	4,113	4,488
Cash flows	(5)	(84)	109	(465)
Unrealized interest only receivables gains (losses) arising during the year	97	(202)	(163)	525

Balance, December 31, 1999	2,636	2,578	4,059	4,548
Cash flows	(91)	(482)	(1,357)	(963)
Unrealized interest only receivables gains (losses) arising during the year	322	381	257	(375)
Write-down in interest only receivables	—	—	(665)	(310)

Balance, December 31, 2000	2,867	2,477	2,294	2,900
Cash flows	(248)	(217)	76	(1,898)
Interest only securities accretion	369	342	—	307
Unrealized interest only receivables gains (losses) arising during the year	455	630	(92)	596
Termination of pool 97-2 during the year	—	—	(2,278)	—

Balance, December 31, 2001	$3,443	$3,232	$—	$1,905

        The following presents quantitative information about delinquencies, net credit losses, and components of securitized equity lines of credit and total managed equity lines of credit:

	Total Principal Amount of Loans At December 31,		Principal Amount of Loans 60 Days or More Past Due(1) At December 31,		Net Credit Losses During the Year(2)
	2001	2000	2001	2000	2001	2000
Interest Only Receivables Pools
96-1(3)	$10,618	$15,320	$267	$887	$7	$624
97-1(3)	12,309	19,081	537	1,260	278	999
97-2(3)(4)	—	25,226	—	1,374	1,078	1,492
98-1(3)	27,715	44,060	1,300	2,365	900	2,246

Total securitized equity lines of credit	50,642	103,687	2,104	5,886	2,263	5,361
Bank owned equity lines of credit	133,722	111,402	1,608	2,054	1,001	454

Total managed equity lines of credit	$184,364	$215,089	$3,712	$7,940	$3,264	$5,815

(1)
Loans 60 days or more past due based upon end of period total loans.

(2)
Net credit losses are net charge-offs for the year ended December 31, 2001 and from the Avondale merger date of February 26, 1999 for the year ended December 31, 2000.

(3)
Represents principal amount of loans underlying each securitization.

(4)
Trust was terminated during the year ended December 31, 2001.

Note 8.    Premises and Equipment

        Premises and equipment consist of:

	December 31
	2001	2000
Land and land improvements	$10,858	$10,077
Buildings	27,969	25,804
Furniture and equipment	21,702	37,867
Buildings and leasehold improvements	16,596	18,211

	77,125	91,959
Accumulated depreciation	(27,817)	(42,467)

Premises and equipment, net	$49,308	$49,492

        Depreciation on premises and equipment totaled $6,872,000, $6,696,000 and $6,033,000 for the years ended December 31, 2001, 2000 and 1999.

Note 9.    Intangibles

        Intangibles consist of the following as of December 31,

	2001
	Core Deposits	Goodwill	Total
Cost	$15,655	$43,648	$59,303
Accumulated amortization	12,860	11,617	24,477

	$2,795	$32,031	$34,826

	2,000
	Core Deposits	Goodwill	Total
Cost	$15,323	$35,401	$50,724
Accumulated amortization	11,832	7,767	19,599

	$3,491	$27,634	$31,125

Note 10. Deposits

        The composition of deposits is as follows:

	December 31,
	2001	2000
Demand deposits, noninterest bearing	$473,624	$434,576
NOW and money market accounts	583,208	544,762
Savings deposits	336,334	322,547
Time certificates, $100,000 or more	551,116	554,046
Other time certificates	877,444	783,464

Total	$2,821,726	$2,639,395

        Time certificates $100,000 or more included $122,774,000 and $144,112,000 of brokerage deposits at December 31, 2001 and 2000, respectively.

        At December 31, 2001, the scheduled maturities of time certificates are as follows:

2002	$1,178,943
2003	152,787
2004	42,359
2005	34,784
2006	16,122
thereafter	3,565

$1,428,560

Note 11.    Short-Term Borrowings

        Short-term borrowings are summarized as follows as of December 31, 2001 and 2000:

	2001		2000
December 31	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount
Federal funds purchased	2.34%	$5,000	6.60%	$35,525
Securities sold under agreement to repurchase	2.30%	143,682	5.99%	90,875
U.S. Treasury demand notes	—	—	6.41%	2,801
Federal Home Loan Bank advances	2.45%	83,000	6.65%	155,000
Correspondent bank line of credit of $26.0 million	3.15%	11,600	8.25%	10,600

	2.39%	$243,282	6.44%	$294,801

        At December 31, 2001, Federal Home Loan Bank advances with maturity dates less than one year consist of a $77.0 million overnight advance and $6.0 million of fixed term advances, respectively. The overnight advance has a variable interest rate that reprices daily based on Federal Home Loan Bank's open line rate. Fixed term advances have fixed interest rates ranging from 5.96% to 6.68% at December 31, 2001. The Federal Home Loan Bank advances are collateralized by unpledged U.S. Treasury and U.S. Government agencies securities, first mortgage loans secured by residential real estate and Federal Home Loan Bank stock.

        A collateral pledge agreement exists whereby at all times, the Company must keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank.

        The correspondent bank line of credit for has certain debt covenants which require the Company to maintain "Well Capitalized" capital ratios, to have no other debt except in the usual course of business, and require the Company to maintain minimum standards on return on assets and earnings as well as maintain minimum standards related to the loan loss reserve. The Company was in compliance with such debt covenants as of December 31, 2001.

Note 12.    Long-Term Borrowings

        The Company had notes payable to banks totaling $7,880,000 and $5,793,000 at December 31, 2001 and 2000 which accrue interest at rates ranging from 6.02% to 8.43% and require aggregate monthly payments of $227,970 including interest at various dates through April 7, 2006. Equipment included in lease investments, with a December 31, 2001 and 2000 amortized cost of $10,532,000 and $8,128,000 is pledged as collateral on these notes.

        In July 1998, the Company issued $25,000,000 in floating rate Preferred Capital Securities ("Capital Securities") through Coal City Capital Trust I ("Trust"), a statutory business trust and wholly owned subsidiary of the Company. The Capital Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 180 basis points. The effective rate at December 31, 2001 was 3.88% and the three-month LIBOR rate effective at December 31, 2001 was 2.08%. Proceeds from the sale of the Capital Securities were invested by the Trust in floating rate (3-month LIBOR plus 180 basis points) Junior Subordinated Deferrable Interest Debentures ("Debentures") issued by the Company which represents all of the assets of the Trust. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity in the year 2028 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances. At December 31, 2001 and 2000, $25,000,000 in Capital Securities were outstanding.

        At December 31, 2001, long-term borrowings also included $16.0 million in unsecured floating rate subordinated debt used to provide additional funding for the FSL acquisition. Interest accrues at a rate of the 1,2, or 3-month LIBOR plus 350 basis points and is due quarterly. Terms for this seven-year instrument are interest quarterly for two years, with equal annual amortization over the final five years, with a maturity of May 2008. Prepayment is allowed at any time without penalty. There are no debt covenants related to the subordinated debt.

        The Company had Federal Home Loan Bank advances with maturity dates greater than one year of $10,100,000 and $12,803,000 at December 31, 2001 and 2000, respectively. As of December 31, 2001, the advances have fixed interest rates ranging from 4.90% to 6.26%. Advances in the amount of $3,000,000 are callable on a quarterly basis and are due in 2008.

        The principal payments are due as follows during the years ending December 31,

Amount
2002	$2,387
2003	3,984
2004	2,248
2005	1,225
2006	36
Thereafter	49,100

$58,980

Note 13.    Lease Commitments and Rental Expense

        The Company leases office space for certain branch offices. In 1998, the Company sold its North Riverside building for $7,350,000 and leased back a portion of the building under an operating lease. The gain of $1,423,000 realized on that transaction was deferred and is being amortized over the remaining term of the ten-year lease. The future minimum annual rental commitments for these noncancelable leases and subleases of such space excluding the deferred gain are as follows:

Year	Gross Rents	Sublease Rents	Net Rents
2002	$2,470	$595	$1875
2003	2,387	354	2,033
2004	2,090	143	1,946
2005	1,988	65	1,924
2006	1,753	51	1,702
Thereafter	6,871	188	6,683

	$17,559	$1,396	$16,163

        Under the terms of these leases, the Company is required to pay its pro rata share of the cost of maintenance and real estate taxes. Certain leases also provide for increased rental payments based on increases in the Consumer Price Index.

        Net rental expense for the years ended December 31, 2001, 2000 and 1999 amounted to $2,153,000, $3,604,000 and $3,414,000, respectively.

Note 14.    Employee Benefit Plans

        The Company has a defined contribution 401(k) plan that covers all full-time employees who have completed three months of service prior to the first day of each month. The Company's contributions consist of a discretionary profit-sharing contribution and a discretionary matching contribution of the amounts contributed by the participants. The Board of Directors determines the Company's contributions on an annual basis.

        During 2001, the Company contributed on behalf of each participant a matching contribution equal to 50% of each participant's contribution up to a maximum of 4% of their compensation along with a profit sharing contribution of 4% of total compensation. Each participant under the plan may also contribute up to 15% of his/her compensation on a pretax basis. The Company's contributions to the plan, for the years ended December 31, 2001, 2000, and 1999, were $755,196, $681,533, and $320,200, respectively. In addition, during 1999, the Company continued to maintain the Avondale Federal Savings Bank 401(k) plan and contributed on behalf of each participant under the Avondale Federal Savings Bank plan a matching contribution equal to 50% for the first 2% of the participant's contribution and 25% for the next 4% of the participant's contribution up to a maximum of $500. Each participant under the Avondale Federal Savings Bank plan, which was merged into the Company's 401(k) plan on January 1, 2000, could also contribute 15% of his/her compensation on a pretax basis. The Company's contribution to the Avondale Federal Savings Bank plan for the year ended December 31, 1999 was $109,500.

        During 2001, the Company also maintained the MidCity Financial Corporation profit sharing plan and contributed on behalf of each participant. The MidCity Financial Corporation profit sharing plan allowed for voluntary contributions by employees, subject to certain limitations. Pay contributions to the plan were based solely on the performance of MidCity Financial. Contributions to the plan, for the years ended December 31, 2001, 2000, and 1999, were $1,324,299, $1,236,000 and $1,270,000 respectively.

As of year-end 2001, the MidCity Financial Corporation plan merged into the MB Financial Inc. plan and a new plan document was created to accommodate the merger and administrative changes.

        A supplemental/nonqualified retirement plan covers employees who hold the position of vice president or higher. Contributions to the plan were $74,000, $66,000 and $75,000 for the years ended December 31, 2001, 2000 and 1999, respectively. During 2001, the Company also continued to maintain the MidCity Financial Corporation supplemental profit sharing plan. This supplemental plan covered key employees. Contributions to the MidCity Financial Corporation supplemental profit sharing plan were $106,000, $106,000 and $109,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 15.    Income Taxes

        The deferred taxes consist of:

	December 31
	2001	2000
Deferred tax assets:
Allowance for loan losses	$9,360	$8,899
Interest only receivables	899	1,805
Deferred compensation	2,539	2,253
Deferred gain on sale of building	162	188
Merger expense accrual	1,277	—
Federal net operating loss carryforwards	2,501	3,918
State net operating loss carryforwards	2,500	2,503
Other items	168	215

Total deferred tax asset	19,406	19,781
Valuation allowance	(2,500)	—

Total deferred tax asset, net of valuation allowance	16,906	19,781

Deferred tax liabilities:
Securities discount accretion	(759)	(1,033)
Loans	(400)	(262)
Lease investments	(3,617)	(2,826)
Premises and equipment	(3 740)	(2 607)
Core deposit intangible	(585)	(792)
Other items	(977)	(408)

Total deferred tax liabilities	(10,079)	(7,928)

Net deferred tax asset	6,828	11,853

Net unrealized gain on interest only securities	(850)	(295)
Net unrealized holding gain on securities available for sale	(5,013)	1,236

Net deferred tax asset	$965	$12,794

        The Company's state net operating loss carryforwards totaling approximately $53.6 million at December 31, 2001 expire beginning in 2002 through 2012. The Company's Federal net operating loss carryforwards total approximately $7.1 million. Of these, $6.6 million and $514,000 expire in 2012 and 2014, respectively

        Income taxes consist of:

	Years Ended December 31,
	2001	2000	1999
Current expense:
Federal	$8,645	$11,533	$11,567
State	403	—	6

	9,048	11,533	11,573
Deferred expense (benefit)	4,169	(3,347)	1,702

	$13,217	$8,186	$13,275

        The reconciliation between the statutory federal income tax rate of 35% and the effective tax rate on consolidated income follows:

	Years Ended December 31,
	2001	2000	1999
Federal income tax at expected statutory rate	$8,953	$12,302	$14,577
Increase (decrease) due to:
Nondeductible merger expenses	1,945	—	—
Establishment of valuation allowance on state net operating loss carryforwards	2,500	—	—
Tax exempt income, net	(1,381)	(1,356)	(1,453)
Nondeductible amortization	892	298	281
Nonincludable increase in cash surrender value of life insurance	(765)	(595)	—
Reversal of valuation allowance on state net operating loss carryforwards, net of state tax expense	—	(2,477)	—
State tax, net of federal benefit	400	525	433
Other items, net	673	(511)	(563)

Income tax expense	$13,217	$8,186	$13,275

        During 2001, the Company established a valuation allowance of $2.5 million on deferred tax assets relating to state net operating loss carryforwards. Management evaluated the probability of the deferred tax assets being realized, and determined that state taxable income in future years may not be adequate to utilize the net operating loss carryforwards due primarily to certain tax strategies being implemented by the Company.

Note 16.    Commitments, Contingencies and Off-Balance Sheet Activities

        Credit-related financial instruments:    The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

        At December 31, 2001 and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2001	2000
Commitments to grant loans	$524,095	$359,752
Unfunded commitments under lines of credit	111,121	123,001
Commercial and standby letters of credit	23,765	26,912

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and unusually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

        Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

        Concentrations of credit risk:    The majority of the loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area. Investments in securities issued by states and political subdivisions also involve governmental entities within the Company's market area. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

        Contingencies:    In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's consolidated financial statements.

Note 17.    Regulatory Matters

        The Company's primary source of cash is dividends from the Banks. The Banks are subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The dividends declared cannot be in excess of the amount which would cause the Banks to fall below the minimum required for capital adequacy purposes.

        The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's and the Banks' assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Company and the Banks meet all capital adequacy requirements to which they are subject as of December 31, 2001.

        As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain the total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the well capitalized column in the table below. There are no conditions or events since that notification that management believes have changed the Banks' categories.

        The required and actual amounts and ratios for the Company and the banks are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001
Total capital (to risk-weighted assets):
Consolidated	$317,878	12.43%	$204,607	8.00%	N/A	N/A
MB Financial Bank	286,814	12.41	184,892	8.00	$231,115	10.00%
Union Bank	27,886	15.95	13,984	8.00	17,480	10.00
Abrams Centre National Bank	9,396	15.28	4,920	8.00	6,151	10.00
Tier 1 capital (to risk-weighted assets):
Consolidated	274,378	10.73	102,303	4.00	N/A	N/A
MB Financial Bank	246,096	10.65	92,446	4.00	138,669	6.00
Union Bank	26,027	14.89	6,992	4.00	10,488	6.00
Abrams Centre National Bank	8,625	14.02	2,460	4.00	3,690	6.00
Tier 1 capital (to average assets):
Consolidated	274,378	7.96	137,840	4.00	N/A	N/A
MB Financial Bank	246,096	8.05	122,298	4.00	152,873	5.00
Union Bank	26,027	9.23	11,280	4.00	14,100	5.00
Abrams Centre National Bank	8,625	8.68	3,973	4.00	4,967	5.00

N/A — not applicable

Note 18.    Fair Value Information

        Fair values of financial instruments are management's estimate of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including deferred tax assets, premises and equipment and intangibles. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

        The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

          Cash and due from banks, interest bearing deposits with banks and federal funds sold: The carrying amounts reported in the balance sheet approximate fair value.

          Investment securities available for sale and held to maturity: Fair values for investment securities are based on quoted market prices, where available. If quoted prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans: Most commercial loans and some real estate mortgage loans are made on a variable rate basis. For those variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

          Interest only receivables: Cash flows are projected over the life of the securitized loans using prepayment, delinquency, default and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk. These cash flows are then discounted using an interest rate that a purchaser unrelated to the seller of such financial instruments would demand.

          Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

          Non-interest bearing deposits: The fair values disclosed are equal to their balance sheet carrying amounts, which represent the amount payable on demand.

          Interest bearing deposits: The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings with maturities of 90 days or less approximate their fair values. The fair value of short-term borrowings greater than 90 days is based on the discounted value of contractual cash flows.

          Long-term borrowings: The fair values of the Company's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

          Off-balance-sheet instruments: Fair values for the Company's off-balance-sheet lending commitments (guarantees, letters of credit and commitments to extend credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements.

        The estimated fair value of financial instruments is as follows:

	December 31,
	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$106,572	$106,572	$92,652	$92,652
Interest bearing deposits with banks	4,408	4,408	9,172	9,172
Federal funds sold	19,500	19,500	29,775	29,775
Investment securities available for sale	843,286	843,286	290,135	290,135
Investment securities held to maturity	—	—	660,311	661,979
Loans, net	2,276,591	2,315,311	1,990,514	2,008,168
Interest only receivables	8,580	8,580	10,538	10,538
Accrued interest receivable	22,480	22,480	24,523	24,523
Financial Liabilities
Non-interest bearing deposits	473,624	473,624	434,576	434,576
Interest bearing deposits	2,348,102	2,359,605	2,204,819	2,207,074
Short-term borrowings	243,282	243,981	294,801	284,776
Long-term borrowings	58,980	60,069	43,596	53,586
Accrued interest payable	7,587	7,587	11,075	11,075
Off-balance-sheet instruments:
Loan commitments and standby letters of credit	—	—	—	—

Note 19.    Stock Option Plans

        Through the Avondale merger, the Company adopted the Omnibus Incentive Plan of Avondale (the "Omnibus Plan") which was established in 1997 and modified February 10, 1999. Options outstanding under the Company's previous Coal City Corporation Plan adopted in 1995 were transferred to the Omnibus Plan with the number of options and exercise prices being converted using a ratio of 83.5 to 1. The Omnibus Plan reserves 1,000,000 shares of common stock for issuance to key employees of the Company or any of its subsidiaries. A grant under the Omnibus Plan may be options intended to be incentive stock options ("ISO"), non-qualified stock options ("NQSO"), stock appreciation rights or restricted stock. A committee, appointed by the Board of Directors, administers the Omnibus Plan.

        In addition, through the Avondale merger the Company adopted the Avondale 1995 Plan ("1995 Plan"). Effective with the Avondale merger no further options were granted through the 1995 Plan.

        Options granted under the two plans may be exercised at such times and be subject to such restrictions and conditions as the committee shall in each instance approve, which may not be the same for each grant. Each option granted shall expire at such time as the committee shall determine at the time of grant; provided, however, that no option shall be exercisable later than the fifteenth anniversary date of its grant (ten years if an ISO). The option price for each grant of an option shall be determined by the committee, provided that the option price shall not be less than 100% of the fair market value of a share on the date the option is granted. In the event any holder of 10% or more of the shares is granted an incentive stock option, the option price shall not be less than 110% of the fair market value of a share on the date of grant. As noted above, options are no longer granted under the 1995 Plan. At

December 31, 2001 and 2000, there were 910,389 and 841,767, respectively, outstanding options under the two plans. There were no stock appreciation rights or restricted shares outstanding as of December 31, 2001 and 2000.

        Other pertinent information related to the options is as follows:

	December 31,
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	841,767	$14.04	748,434	$14.66	133,016	$11.46
Granted	192,202	23.04	202,621	12.24	207,900	13.6
Exercised	116,986	15.06	—	—	—	—
Forfeited	6,594	12.47	109,288	14.97	15,600	13.6
Options acquired through merger	—	—	—	—	423,028	16.15

Outstanding at end of year	910,389	$15.82	841,767	$14.04	748,344	$14.66

Exercisable at end of year	757,889	$13.95	536,004	$14.76	564,656	$14.98

Weighted average fair value per option of options granted during the year	$7.53		$6.56		$7.70

        The following table presents certain information with respect to outstanding and exercisable stock options:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (yrs)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$10.36 - $12.93	286,714	6.72	$11.80	284,714	$11.8
$13.16 - $14.38	373,704	4.98	13.93	373,704	13.93
$16.00 - $17.38	20,550	2.11	16.69	20,550	16.69
$19.20 - $22.28	74,175	3.06	20.73	73,175	20.75
$25.34 - $25.48	155,246	9.41	25.34	5,746	25.48

	910,389		$15.82	757,889	$13.95

        In 2001, 20,000 of the shares exercised pertained to the 1995 plan. Options outstanding pertaining to the 1995 Plan were 160,292, 180,262, and 205,344 for the years ended December 31, 2001, 2000 and 1999, respectively.

        As permitted under generally accepted accounting principles, grants under the plans are accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

	December 31,
	2001	2000	1999
Net income
As reported	$12,363	$26,961	$28,374
Pro forma	10,776	26,548	27,690
Basic earnings per common share
As reported	$0.70	$1.53	$1.65
Pro forma	0.61	1.50	1.61
Diluted earnings per common share
As reported	$0.69	$1.53	$1.65
Pro forma	0.60	1.50	1.61

        In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the binomial method, with the following weighted-average assumptions for December 31, 2001, December 31, 2000 and December 31, 1999, respectively; risk-free interest rate of 3.0%, 6.0% and 6.2% and an expected price volatility of 30%, 31% and 37%. Weighted average assumptions were 2.4% for the dividend rate in 2001 and 0% for 2000 and 1999. Weighted average assumption for expected life was 7 years in 2001 and 10 years for 2000 and 1999.

Note 20.    Condensed Parent Company Financial Information

        The condensed financial statements of MB Financial, Inc. (parent company only) are presented below:

Balance Sheets

	December 31,
	2001	2000
Assets
Cash	$4,130	$29,118
Investments in subsidiaries	324,312	283,105
Other assets	1,998	7,702

Total assets	$330,440	$319,925

Liabilities and Stockholders' Equity
Short-term borrowings	$11,600	$10,600
Long-term borrowings	25,000	25,000
Liabilities, other	252	7,019
Stockholders' equity	293,588	277,306

Total liabilities and stockholders' equity	$330,440	$319,925

Statements of Income

	Years Ended December 31,
	2001	2000	1999
Dividends from subsidiaries	$11,450	$18,400	$12,150
Interest and other income	3,961	5,583	4,674
Interest and other expense	(13,943)	(14,505)	(12,084)

Income before income tax benefit and equity in undistributed net income of subsidiaries	1,468	9,478	4,740
Income tax benefit	(3,492)	(3,110)	(2,610)

Income before equity in undistributed net income of subsidiaries	4,960	12,588	7,350
Equity in undistributed net income of subsidiaries	7,403	14,373	21,024

Net income	$12,363	$26,961	$28,374

Statements of Cash Flows

	Years Ended December 31,
	2001	2000	1999
Cash Flows From Operating Activities
Net income	$12,363	$26,961	$28,374
Adjustments to reconcile net income to net cash operating activities:
Depreciation and amortization	(29)	(26)	(34)
Equity in undistributed net income of subsidiaries	(7,403)	(14,373)	(21,024)
Change in other assets and other liabilities	(2,314)	1,433	(861)

Net cash provided by operating activities	2,617	13,995	6,455

Cash Flows From Investing Activities
Investments in and advances to subsidiaries	(9,000)	(5,000)	(10,200)
Purchases of premises and equipment and leased equipment	—	(279)	(459)
Purchase of minority interests	—	(156)	—
Cash paid for acquisition of FSL Holdings, Inc.	(10,889)	—	—
Cash received from Avondale Merger	—	—	359

Net cash used in investing activities	(19,889)	(5,435)	(10,300)

Cash Flows From Financing Activities
Purchase and retirement of common stock	—	—	(1)
Sale of treasury stock	—	—	12
Purchase of treasury stock	(5,668)	—	(4,356)
Stock options exercised	1,762	—	—
Dividends paid	(4,810)	(5,751)	(3,239)
Proceeds from short-term borrowings	16,400	5,600	5,000
Principal paid on short-term borrowings	(15,400)	—	—
Proceeds from long-term borrowings	—	—	1,000
Principal paid on long-term borrowings	—	—	(4,500)

Net cash provided by (used in) financing activities	(7,716)	(151)	(6,084)

Net increase (decrease) in cash	(24,988)	8,409	(9,929)
Cash:
Beginning of year	29,118	20,709	30,638

End of year	$4,130	$29,118	$20,709

•
You should only rely on the information contained in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

•
We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•
You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•
This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

2,080,000 Preferred Securities

MB FINANCIAL
CAPITAL TRUST I

% Cumulative Trust
Preferred Securities

(Liquidation Amount $25 per
Preferred Security)

Fully, irrevocably and unconditionally
guaranteed on a subordinated basis, as
described in this prospectus, by

MB FINANCIAL, INC.

$52,000,000
% Subordinated Debentures
of
MB FINANCIAL, INC.

Prospectus
, 2002

Stifel, Nicolaus & Company
Incorporated

Legg Mason Wood Walker
Incorporated

Howe Barnes Investments, Inc.

Sandler O'Neill & Partners, L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by MB Financial, Inc. All amounts shown are estimates, except the SEC registration fee and the NASD and the Nasdaq National Market filing fees:

SEC registration fee		$5,502
NASD filing fee		*
Nasdaq National Market filing fee		*
Trustees' fees and expenses		*
Printing and mailing expenses		*
Fees and expenses of counsel		*
Accounting and related expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*
Amounts to be included by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director's or officer's act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. MB Financial, Inc.'s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

        Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        MB Financial, Inc.'s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

        Under a directors' and officers' liability insurance policy, directors and officers of MB Financial are insured against certain liabilities.

        Under the Form of Underwriting Agreement filed as an exhibit hereto, the underwriters named therein will agree to indemnify, under certain conditions, the Registrants, their officers and directors and persons who control the Registrants, within the meaning of the Securities Act of 1933, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Charter of MB Financial, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01)).
3.2	By laws of MB Financial, Inc. as amended (incorporated herein by reference to Exhibit 3.2 to MB Financial, Inc's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01)).
4.1	Form of Indenture.*
4.2	Form of Subordinated Debenture (included as Exhibit A to Exhibit 4.1).*
4.3	Certificate of Trust of MB Financial Capital Trust I.
4.4	Trust Agreement.
4.5	Form of Amended and Restated Trust Agreement.*
4.6	Form of Common Securities Certificate (included as Exhibit B to Exhibit 4.5).*
4.7	Form of Expense Agreement (included as Exhibit C to Exhibit 4.5).*
4.8	Form of Preferred Securities Certificate (included as Exhibit D to Exhibit 4.5).*
4.9	Form of Preferred Securities Guarantee Agreement.*
5.1	Opinion of Silver, Freedman & Taff, L.L.P.*
5.2	Opinion of Richards, Layton & Finger, P.A.*
8.1	Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax matters.*

10.1	Employment Agreement between MB Financial, Inc. (as successor to MB Financial, Inc., a Delaware corporation ("Old MB Financial")) and Robert S. Engelman, Jr. (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of Old MB Financial (then known as Avondale Financial Corp.) (No. 333-70017))
10.2	Form of Employment Agreement between MB Financial, Inc., as successor to Old MB Financial, and Mitchell Feiger (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of Old MB Financial (then known as Avondale Financial Corp.) (No. 333-70017))
10.3	Form of Employment Agreement between MB Financial Bank, N.A. and Burton Field (incorporated herein by reference to Exhibit 10.5 to Old MB Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-24566))
10.4	Form of Change of Control Severance Agreement between MB Financial Bank, National Association and each of William F. McCarty III, Thomas Panos, Jill E. York, Thomas P. Fitzgibbon, Jr., Jeffrey L. Husserl and Others (incorporated herein by reference to Exhibit 10.4 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.5	Avondale Financial Corp. 1995 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of Old MB Financial (then known as Avondale Financial Corp.) (No. 33-98860))
10.6	Coal City Corporation 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of MB Financial, Inc. (then known as MB-MidCity, Inc.) (No. 333-64584))
10.7	1997 MB Financial, Inc. Omnibus Incentive Plan (incorporated herein by reference to the appendix to MB Financial Inc.'s definitive proxy materials filed on April 22, 2002)
10.8	MB Financial Stock Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.8(a) to Amendment No. One to the Registration Statement on Form S-4 of MB Financial, Inc. (then known as MB-MidCity, Inc.) (No. 333-64584))
10.9	MB Financial Non-Stock Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.8(b) to Amendment No. One to the Registration Statement on Form S-4 of MB Financial, Inc. (then known as MB-MidCity, Inc.) (No. 333-64584))
10.10	Avondale Federal Savings Bank Supplemental Executive Retirement Plan Agreement (incorporated herein by reference to Exhibit 10.2 to Old MB Financial's (then known as Avondale Financial Corp.) Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-24566))
10.11	Non-Competition Agreement between the Registrant and E.M. Bakwin (incorporated herein by reference to Exhibit 10.11 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.12	Non-Competition Agreement between the Registrant and Kenneth A. Skopec (incorporated herein by reference to Exhibit 10.12 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.13	Employment Agreement between MB Financial Bank, N.A. and Ronald D. Santo (incorporated herein by reference to Exhibit 10.14 to MB Financial, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (File No. 0-24566-01))
12.1	Calculation of ratios of earnings to fixed charges.
21.1	Subsidiaries of MB Financial, Inc.
23.1	Consent of KPMG LLP
23.2	Consent of McGladrey & Pullen LLP

23.3	Consent of Silver, Freedman & Taff, L.L.P. (included in opinions filed as Exhibits 5.1 and 8.1).*
23.4	Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).*
24.1	Powers of Attorney (included as part of signature pages).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Amended and Restated Trust Agreement.
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.
25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Preferred Securities Guarantee Agreement.

*
To be filed by amendment.

Item 17.    Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned Registrants hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, MB Financial, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 24, 2002.

MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER Mitchell Feiger President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, MB Financial Capital Trust I has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 24, 2002.

MB FINANCIAL CAPITAL TRUST I
By:	/s/ MITCHELL FEIGER Mitchell Feiger, Administrative Trustee
By:	/s/ JILL E. YORK Jill E. York, Administrative Trustee
By:	/s/ DORIA L. KOROS Doria L. Koros, Administrative Trustee

POWER OF ATTORNEY

        We, the undersigned officers and directors of MB Financial, Inc., hereby severally and individually constitute and appoint Mitchell Feiger and Jill E. York, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ MITCHELL FEIGER Mitchell Feiger	Director, President and Chief Executive Officer (Principal Executive Officer)	July 24, 2002
/s/ JILL E. YORK Jill E. York	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 24, 2002
/s/ E. M. BAKWIN E. M. Bakwin	Director	July 24, 2002
/s/ ROBERT S. ENGELMAN, JR. Robert S. Engelman, Jr.	Director	July 24, 2002
/s/ ALFRED FEIGER Alfred Feiger	Vice Chairman of the Board	July 24, 2002
/s/ BURTON J. FIELD Burton J. Field	Director	July 24, 2002
/s/ LAWRENCE E. GILFORD Lawrence E. Gilford	Director	July 24, 2002
/s/ RICHARD I. GILFORD Richard I. Gilford	Director	July 24, 2002
/s/ JAMES N. HALLENE James N. Hallene	Director	July 24, 2002
/s/ THOMAS H. HARVEY Thomas H. Harvey	Director	July 24, 2002

/s/ PATRICK HENRY Patrick Henry	Director	July 24, 2002
/s/ LESLIE S. HINDMAN Leslie S. Hindman	Director	July 24, 2002
Richard J. Holmstrom	Director
David L. Husman	Director
/s/ CLARENCE MANN Clarence Mann	Director	July 24, 2002
/s/ RONALD D. SANTO Ronald D. Santo	Director	July 24, 2002
/s/ EUGENE SAWYER Eugene Sawyer	Director	July 24, 2002
/s/ KENNETH A. SKOPEC Kenneth A. Skopec	Vice Chairman of the Board	July 24, 2002

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Charter of MB Financial, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01)).
3.2	By laws of MB Financial, Inc. as amended (incorporated herein by reference to Exhibit 3.2 to MB Financial, Inc's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01)).
4.1	Form of Indenture.*
4.2	Form of Subordinated Debenture (included as Exhibit A to Exhibit 4.1).*
4.3	Certificate of Trust of MB Financial Capital Trust I.
4.4	Trust Agreement.
4.5	Form of Amended and Restated Trust Agreement.*
4.6	Form of Common Securities Certificate (included as Exhibit B to Exhibit 4.5).*
4.7	Form of Expense Agreement (included as Exhibit C to Exhibit 4.5).*
4.8	Form of Preferred Securities Certificate (included as Exhibit D to Exhibit 4.5).*
4.9	Form of Preferred Securities Guarantee Agreement.*
5.1	Opinion of Silver, Freedman & Taff, L.L.P.*
5.2	Opinion of Richards, Layton & Finger, P.A.*
8.1	Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax matters.*
10.1	Employment Agreement between MB Financial, Inc. (as successor to MB Financial, Inc., a Delaware corporation ("Old MB Financial")) and Robert S. Engelman, Jr. (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of Old MB Financial (then known as Avondale Financial Corp.) (No. 333-70017))
10.2	Form of Employment Agreement between MB Financial, Inc., as successor to Old MB Financial, and Mitchell Feiger (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of Old MB Financial (then known as Avondale Financial Corp.) (No. 333-70017))
10.3	Form of Employment Agreement between MB Financial Bank, N.A. and Burton Field (incorporated herein by reference to Exhibit 10.5 to Old MB Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-24566))
10.4	Form of Change of Control Severance Agreement between MB Financial Bank, National Association and each of William F. McCarty III, Thomas Panos, Jill E. York, Thomas P. Fitzgibbon, Jr., Jeffrey L. Husserl and Others (incorporated herein by reference to Exhibit 10.4 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.5	Avondale Financial Corp. 1995 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of Old MB Financial (then known as Avondale Financial Corp.) (No. 33-98860))
10.6	Coal City Corporation 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of MB Financial, Inc. (then known as MB-MidCity, Inc.) (No. 333-64584))
10.7	1997 MB Financial, Inc. Omnibus Incentive Plan (incorporated herein by reference to the appendix to MB Financial Inc.'s definitive proxy materials filed on April 22, 2002)

10.8	MB Financial Stock Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.8(a) to Amendment No. One to the Registration Statement on Form S-4 of MB Financial, Inc. (then known as MB-MidCity, Inc.) (No. 333-64584))
10.9	MB Financial Non-Stock Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.8(b) to Amendment No. One to the Registration Statement on Form S-4 of MB Financial, Inc. (then known as MB-MidCity, Inc.) (No. 333-64584))
10.10	Avondale Federal Savings Bank Supplemental Executive Retirement Plan Agreement (incorporated herein by reference to Exhibit 10.2 to Old MB Financial's (then known as Avondale Financial Corp.) Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-24566))
10.11	Non-Competition Agreement between the Registrant and E.M. Bakwin (incorporated herein by reference to Exhibit 10.11 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.12	Non-Competition Agreement between the Registrant and Kenneth A. Skopec (incorporated herein by reference to Exhibit 10.12 to MB Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.13	Employment Agreement between MB Financial Bank, N.A. and Ronald D. Santo (incorporated herein by reference to Exhibit 10.14 to MB Financial, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (File No. 0-24566-01))
12.1	Calculation of ratios of earnings to fixed charges.
21.1	Subsidiaries of MB Financial, Inc.
23.1	Consent of KPMG LLP
23.2	Consent of McGladrey & Pullen LLP
23.3	Consent of Silver, Freedman & Taff, L.L.P. (included in opinions filed as Exhibits 5.1 and 8.1).*
23.4	Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).*
24.1	Powers of Attorney (included as part of signature pages).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Amended and Restated Trust Agreement.
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.
25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Preferred Securities Guarantee Agreement.

*
To be filed by amendment.

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MB FINANCIAL, INC.

PROSPECTUS SUMMARY
MB Financial, Inc.
MB Financial Capital Trust I
The Offering
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
Risks Related to an Investment in MB Financial, Inc.
Risks Related to an Investment in the Preferred Securities
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
CAPITALIZATION
ACCOUNTING AND REGULATORY TREATMENT
MARKET FOR THE PREFERRED SECURITIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF THE TRUST
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MB FINANCIAL, INC.
MB FINANCIAL, INC. CONSOLIDATED BALANCE SHEETS At March 31, 2002, December 31, 2001 and March 31, 2001 (Amounts in thousands, except share data) (Unaudited)
MB FINANCIAL, INC. CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per share data) (Unaudited)
MB FINANCIAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Amounts in thousands)
MB FINANCIAL, INC. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2002 and 2001 (Unaudited)
KPMG AUDITORS' REPORT
MCGLADREY & PULLEN AUDITOR'S REPORT
MB FINANCIAL, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2001 and 2000 (Amounts in thousands, except share data)
MB FINANCIAL, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, 2001, 2000 and 1999 (Amounts in thousands except share and per share data)
MB FINANCIAL, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended December 31, 2001, 2000 and 1999 (Amounts in thousands except share and per share data)
MB FINANCIAL, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2001, 2000 and 1999 (Amounts in Thousands)
MB FINANCIAL, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table Amounts in Thousands Except Common Share Data)

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EXHIBIT INDEX